Filed pursuant to Rule 424(b)(1)
                                                      Registration No. 333-83797
                                                                       333-75937

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED AUGUST 4, 1999)

              2,000,000 PREMIUM INCOME EQUITY SECURITIESSM ("PIESSM")
                     CONSISTING OF 2,000,000 CORPORATE PIES

                              [BANK UNITED CORP. LOGO]

--------------------------------------------------------------------------------

Each PIES being offered will be a Corporate PIES, which is a unit consisting of a stock purchase contract issued by Bank United Corp. and a share of preferred stock also issued by Bank United Corp. In this prospectus supplement, we refer to Bank United Corp. as "Bank United."

  o The stock purchase contract will obligate the holder to purchase from Bank United, no later than August 16, 2002 for a price of $50, the following number of shares of Bank United common stock:

    o if the average closing price of the common stock over a 20-trading day period before August 16, 2002 equals or exceeds $44.9250, 1.11297 shares of common stock;

    o if the average closing price during that same period is less than $44.9250 but greater than $37.4375, a number of shares of common stock equal to $50 divided by the average closing price; and

    o if the average closing price during that period is less than or equal to $37.4375, 1.33556 shares of common stock.

  o The share of preferred stock will have a liquidation preference of $50. The holder will pledge the share of preferred stock to secure the holder's obligation to purchase the common stock under the related stock purchase contract.

  o Payments will accumulate under the stock purchase contracts and the preferred stock at the combined rate of 8.00% per year, payable on February 16, May 16, August 16 and November 16 of each year, beginning on November 16, 1999.

We have applied to list the Corporate PIES on the New York Stock Exchange. Trading of the Corporate PIES on the New York Stock Exchange is expected to commence within a 5-day period after the initial delivery of the Corporate PIES.

                INVESTING IN THE CORPORATE PIES INVOLVES RISKS.
 FOR A DESCRIPTION OF THESE RISKS, SEE "RISK FACTORS" BEGINNING ON PAGE S-17.

                                        PER CORPORATE PIES       TOTAL
                                        ------------------   --------------
Public Offering Price................         $50.00         $  100,000,000
Underwriting Discount................         $ 1.50         $    3,000,000
Proceeds to Bank United (before
  expenses)..........................         $48.50         $   97,000,000

Any accumulated dividend payments on the preferred stock and any contract adjustment payments on the stock purchase contracts that are a part of the Corporate PIES from August 10, 1999 should be added to the Public Offering Price.

Bank United has granted the underwriter a 30-day option to purchase up to 300,000 additional Corporate PIES on the same terms and conditions described above solely to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers Inc. expects to deliver the Corporate PIES on or about August 10, 1999.
--------------------------------------------------------------------------------

                                LEHMAN BROTHERS

August 4, 1999

  "Premium Income Equity Securities" and "PIES" are service marks owned by
                              Lehman Brothers Inc.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This prospectus supplement and the accompanying prospectus contain information about Bank United and about the PIES. They also refer to information contained in other documents filed by Bank United with the Securities and Exchange Commission. References to this prospectus supplement or the prospectus also mean the information contained in those other documents. If this prospectus supplement is inconsistent with the prospectus, rely on this prospectus supplement.

     You should rely on the information in this prospectus supplement or the accompanying prospectus or in documents that are incorporated by reference into the prospectus. Neither Bank United nor the underwriter has authorized anyone to provide any different or additional information. We are not making an offer of the PIES in any jurisdiction where the offer is not permitted. You should not assume that information in these documents is correct or complete after the date of this prospectus supplement.

                               TABLE OF CONTENTS

        PROSPECTUS SUPPLEMENT
                                        PAGE
                                        -----
Prospectus Supplement Summary........     S-3
Risk Factors.........................    S-17
Use of Proceeds......................    S-20
Price Range of Common Stock and
  Dividend Policy....................    S-20
Capitalization.......................    S-21
Accounting Treatment.................    S-22
Description of the PIES..............    S-23
Description of the Purchase
  Contracts..........................    S-26
Certain Provisions of the Purchase
  Contracts, the Purchase Contract
  Agreement and the Pledge
  Agreement..........................    S-34
Description of the Preferred Stock...    S-37
Book-Entry Procedures and
  Settlement.........................    S-42
United States Federal Income Tax
  Consequences.......................    S-44
ERISA Considerations.................    S-50
Underwriting.........................    S-51
Legal Matters........................    S-53
Experts..............................    S-54

            PROSPECTUS
                                        PAGE
                                        -----
Risk Factors.........................       1
Use of Proceeds......................       4
Ratios of Earnings to Fixed Charges
  and Earnings to Combined Fixed
  Charges and Preferred Dividends....       4
Bank United Corp. ...................       5
Bank United Capital Trust............       6
Description of Offered Securities....       8
Relationship Among the Trust
  Preferred Securities, the Trust
  Preferred Securities Guarantee and
  the Junior Subordinated Notes Held
  by Bank United Capital Trust.......      33
Selling Stockholders.................      34
Plan of Distribution.................      35
Legal Matters........................      36
Experts..............................      36
Forward-Looking Information..........      36
About this Prospectus................      37
Where You Can Find More
  Information........................      38

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified by the more detailed information and the consolidated financial statements of Bank United appearing elsewhere in this prospectus supplement or the accompanying prospectus or incorporated by reference in the accompanying prospectus.

                               BANK UNITED CORP.

     We are a broad-based financial services provider to consumers and businesses in Texas and selected regional markets throughout the United States. At June 30, 1999, we operated a 144-branch community banking network serving nearly 284,000 households, as well as 18 commercial banking offices in 15 states across the country. As of June 30, 1999, we were the largest publicly traded financial institution headquartered in Texas, with $15.4 billion in assets, $7.2 billion in deposits and $732.8 million in stockholders' equity. Our address is 3200 Southwest Freeway, Suite 2600, Houston, Texas 77027, and our telephone number is (713) 543-6500.

     Our bank subsidiary's capital levels at June 30, 1999 and September 30, 1998 qualified it as "well-capitalized," the highest of five categories under applicable regulatory definitions. Our bank subsidiary's capital ratios at June 30, 1999 and September 30, 1998 and the applicable regulatory capital requirements were as follows:

                                        JUNE 30,     SEPTEMBER 30,     CAPITAL ADEQUACY     WELL-CAPITALIZED
                                          1999           1998            REQUIREMENT          REQUIREMENT
                                        --------     -------------     ----------------     ----------------
Tangible capital.....................      6.60%          6.75%              1.50%              --
Core/Leverage capital................      6.62%          6.77%              3.00%                 5.00%
Tier 1 capital.......................      9.29%          9.97%            --                      6.00%
Total risk-based capital.............     11.24%         10.48%              8.00%                10.00%

                              RECENT DEVELOPMENTS

     The following are selected financial data for the periods indicated. The selected consolidated financial data as of June 30, 1999 and for the nine months ended June 30, 1999 and 1998, respectively, are taken from our unaudited consolidated financial statements, which in our opinion contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for these periods. These results of operations for the nine months ended June 30, 1999 are not necessarily indicative of the results of operations that may be obtained for the entire fiscal year. The selected consolidated financial data as of September 30, 1998 are taken from financial statements audited by Deloitte & Touche LLP, independent auditors, which are incorporated into this prospectus supplement by reference.

                                             AT               AT
                                          JUNE 30,       SEPTEMBER 30,
                                            1999             1998
                                       --------------    -------------
                                           (DOLLARS IN THOUSANDS)
STATEMENT OF FINANCIAL CONDITION
DATA:
  Total assets.......................  $   15,426,756     $ 13,664,992
  Mortgage-backed securities.........       1,069,315          932,058
  Loans..............................      12,386,846       10,803,744
  Deposits...........................       7,213,264        6,798,237
  Borrowings.........................       7,022,728        5,814,756
  Minority interest, Bank Preferred
  Stock..............................         185,500          185,500
  Total stockholders' equity.........         732,822          684,412

                                             FOR THE NINE MONTHS
                                               ENDED JUNE 30,
                                       -------------------------------
                                            1999             1998
                                       --------------    -------------
                                           (DOLLARS IN THOUSANDS,
                                           EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Net interest income................  $      247,745     $    214,589
  Provision for credit losses........          17,977           16,777
  Non-interest income................          88,563           54,110
  Non-interest expense...............         172,338          138,783
  Income before income taxes and
     minority interest...............         145,993          113,139
  Net income.........................          77,309           90,645
  Net income applicable to common
  shares.............................          77,309           90,645
  Basic earnings per common share....            2.45             2.87
  Diluted earnings per common
  share..............................            2.40             2.80

                                          AT OR FOR THE NINE MONTHS
                                               ENDED JUNE 30,
                                       -------------------------------
                                            1999             1998
                                       --------------    -------------
                                           (DOLLARS IN THOUSANDS,
                                           EXCEPT PER SHARE DATA)
OTHER DATA:
  Mortgage servicing
  portfolio -- period end............  $   30,609,155     $ 29,349,450
  Common shares outstanding
     Period end......................      31,703,646       31,595,596
     Average -- basic................      31,606,979       31,595,596
     Average -- diluted..............      32,239,062       32,360,747
  Book value -- period end...........  $        23.11     $      21.19
  Tangible book value -- period
     end.............................           20.41            19.25

                                          FOR THE NINE MONTHS
                                             ENDED JUNE 30,
                                          --------------------
                                            1999       1998
                                          ---------  ---------
                                          (DOLLARS IN THOUSANDS,
                                          EXCEPT PER SHARE DATA)
CERTAIN RATIOS:
     Return on average assets...........       0.83%      1.11%
     Return on average common equity....      14.48      19.18
     Stockholders' equity to assets.....       4.75       5.11
     Net yield on interest-earning
      assets............................       2.45       2.44
     Efficiency ratio...................      49.93      50.23
     Allowance for credit losses to net
      nonaccrual loans..................      84.67      67.55
     Allowance for credit losses total
      loans.............................       0.51       0.46
     Net loan charge-offs to average
      loans.............................       0.05       0.15
     Nonperforming assets to total
      assets............................       0.65       0.65

REGULATORY CAPITAL RATIOS OF THE BANK:
     Tangible capital...................       6.60       7.03
     Core capital.......................       6.62       7.06
     Total risk-based capital...........      11.24      10.93

     Net income was $77.3 million or $2.40 per diluted share for the nine months ended June 30, 1999, compared to $90.6 million or $2.80 per diluted share for the nine months ended June 30, 1998. Two positive income tax adjustments totalling $33.5 million recorded during the nine months ended June 30, 1998 were the principal reasons for the decrease. Net interest income increased 15% or $33.2 million due to higher levels of interest-earning assets, particularly in the commercial lending businesses. Non-interest income increased $34.5 million of 64%, due to an increase in the servicing portfolio and the average service fee rates as well as increased mortgage banking gains resulting from single family loan sales in the normal course of business. Non-interest expenses increased $33.5 million or 24%, due primarily to higher levels of loan activity and community bank branch expansion.

     Net income was $24.8 million or $0.77 per diluted share for the quarter ended June 30, 1999, compared to $23.9 million or $0.74 per diluted share for the quarter ended June 30, 1998. Higher levels of interest-earning assets and an increase in the net yield to 2.57% produced a 17% or $13.0 million increase in net interest income. Partially offsetting this increase was a $12.3 million increase in non-interest expense, primarily due to higher levels of loan activity and community bank branch expansion.

     Total assets increased $1.8 billion to $15.4 billion at June 30, 1999 from $13.6 billion at September 30, 1998. This increase occurred primarily due to growth in the commercial loan portfolio. FHLB advances and higher deposit levels were the principal source of funds used to finance this growth.

                                  THE OFFERING

CORPORATE PIES

     Bank United is offering 2,000,000 Corporate PIES to the public for $50 each. Each Corporate PIES is a unit consisting of two parts:

    o  a purchase contract for shares of Bank United common stock; and

    o  a share of Bank United preferred stock.

     PURCHASE CONTRACT

     Bank United has entered into a purchase contract agreement with The First National Bank of Chicago, which will act as purchase contract agent for all the holders of the Corporate PIES and the holders of the Treasury PIES described below. Each Corporate PIES that you purchase will be issued under the purchase contract agreement, which creates a contractual arrangement between you and Bank United for the purchase of Bank United common stock.

     Under the purchase contract, you will be obligated to purchase, for each of your Corporate PIES, common stock at a purchase price of $50. You will not be obligated to pay the purchase price, and you will not receive your common stock, until August 16, 2002, which has been set as the purchase contract settlement date. The number of shares of common stock that you will be entitled to receive on that date will depend on the average closing price of the common stock over a 20-trading day period preceding that date. Until you actually purchase the shares of common stock, your obligation to pay the $50 purchase price will be secured by the share of Bank United preferred stock that is a part of your Corporate PIES. That share of preferred stock will be pledged as collateral. More information about the purchase contracts is provided under the heading "Description of the Purchase Contracts" starting on page S-26.

     PREFERRED STOCK

     Each Corporate PIES you purchase will include a share of preferred stock of Bank United. The liquidation preference of each share of preferred stock of Bank United is $50.

     On or after October 16, 2002, the shares of preferred stock will be redeemable at the option of Bank United, in whole or in part, at any time and from time to time, at 100% of their liquidation preference. In addition, on August 16, 2004, all outstanding shares of preferred stock will be redeemed by Bank United at 100% of their liquidation preference.

     Each share of preferred stock will have the right to vote together with the Bank United common stock on all matters submitted generally to stockholders of Bank United for a vote. In addition, the preferred stock will be entitled to vote separately as a class with respect to specified matters affecting the interests of preferred stockholders. Preferred stockholders will also be entitled to elect two additional directors to the Bank United board of directors, if Bank United fails to pay dividends on the preferred stock for six quarters.

     PAYMENTS TO CORPORATE PIES HOLDERS

     As a holder of Corporate PIES, you will be entitled to receive cash payments consisting of (1) payments under the purchase contract and (2) dividend payments on the share of preferred stock at a combined rate of 8.00% per year.

    o PAYMENTS UNDER THE PURCHASE CONTRACT. Bank United will pay you quarterly contract adjustment payments of $0.09375, which is equal to 0.75% per annum of the $50 stated amount, on your purchase contract. Bank United will pay the contract adjustment payments on February 16, May 16, August 16 and November 16 of each year. The first payment will be made on November 16, 1999, and the last payment will be made on August 16, 2002, unless your purchase contract is settled or terminates before that date.

    o DIVIDEND PAYMENTS ON THE PREFERRED STOCK. In addition, Bank United will pay you quarterly cash dividend payments on your share of preferred stock on the same dates that contract adjustment payments are made. You will receive a dividend payment of $0.90625 each quarter. This amount is equal to 7.25% per annum of the $50 liquidation preference. Dividend payments will accumulate from August 10, 1999 and will continue until August 16, 2002. If you continue to own your share of preferred stock after that date, then Bank United will pay you dividends on your share, which will accumulate from August 16, 2002 until August 16, 2004, at a reset rate that is described in more detail starting on page S-38.

     LIMITED VOTING RIGHTS

     As a holder of Corporate PIES, you will have limited voting rights. Each share of preferred stock you hold will carry .10 of a vote in connection with matters submitted generally to the holders of the common stock of Bank United, voting together as a single class with shares of the common stock and other capital stock of Bank United entitled to vote in respect of matters submitted to stockholders generally. In addition, as a holder of Bank United preferred stock, you will be entitled to vote in connection with specified amendments to the certificate of incorporation of Bank United and as otherwise required by law. You will not have any voting or other rights with respect to the common stock until you pay the $50 purchase price and purchase the common stock.

     PLEDGE ARRANGEMENT

     When you purchase a Corporate PIES, you will pledge your share of Bank United preferred stock that is a part of that Corporate PIES as collateral to secure your obligation to purchase common stock on August 16, 2002 under the related purchase contract. Bank United has entered into a pledge agreement under which The Bank of New York will act as collateral agent and hold your share of preferred stock until the $50 purchase price has been paid for the common stock. Even though your share of preferred stock will be pledged as collateral, you will be the beneficial owner of that share of preferred stock.

     TREASURY PIES

     Once you own Corporate PIES, you may create Treasury PIES by substituting U.S. treasury securities for the preferred stock that is a part of the Corporate PIES. A Treasury PIES will be a unit consisting of:

    o a purchase contract for Bank United common stock that is identical to the purchase contract that is a part of the Corporate PIES; and

    o a 1/20 undivided beneficial ownership interest in a zero-coupon U.S. treasury security that has a principal amount at maturity of $1,000 and matures on or earlier than the business day preceding the purchase contract settlement date. We will refer to these treasury securities as the "Treasury Securities."

     TERMS OF SUBSTITUTION

     You may substitute Treasury Securities for Bank United preferred stock at any time on or before August 7, 2002. This date is the seventh business day preceding the purchase contract settlement date. Because the Treasury Security has a principal amount at maturity of $1,000 and the Bank United preferred stock has a liquidation preference of $50 per share, you must substitute Treasury PIES for Corporate PIES in multiples of 20. In order to make a substitution, you must:

    o For each group of 20 Corporate PIES you wish to substitute, transfer a Treasury Security to The Bank of New York, which is acting as the securities intermediary under the pledge arrangement. The securities intermediary then will deposit the Treasury Security in the collateral account maintained under the pledge arrangement. The Treasury Security will become the collateral supporting your obligation to purchase the common stock, and the collateral agent will then release shares of preferred stock with an aggregate liquidation preference of $1,000 from the pledge. Those shares of preferred stock will then be freely tradable and will not be a part of any PIES.

    o Submit your Corporate PIES in multiples of 20. For each group of 20 Corporate PIES you submit, you will receive 20 Treasury PIES.

    o Pay to the collateral agent any fees or expenses incurred in connection with the substitution.

     PAYMENTS TO TREASURY PIES HOLDERS

     If you substitute Treasury PIES for Corporate PIES, you will continue to receive contract adjustment payments under your purchase contract, but you will not receive any other distributions on the Treasury PIES. Instead, you will receive accrued original issue discount on the Treasury Securities that you deposited with the securities intermediary. As long as you continue to own the shares of preferred stock that had been a part of your Corporate PIES, you will receive dividend payments on them, separately from the Treasury PIES.

     RECREATING CORPORATE PIES

     Once you have created Treasury PIES, you may subsequently recreate Corporate PIES at any time on or prior to August 7, 2002. Because the Treasury Security has a principal amount at maturity of $1,000 and the Bank United preferred stock has a liquidation preference of $50 per share, you must recreate Corporate PIES from Treasury PIES in multiples of 20. In order to recreate Corporate PIES, you must:

    o For each group of 20 Corporate PIES to be recreated, transfer shares of preferred stock with an aggregate liquidation preference of $1,000 to the securities intermediary. The securities intermediary then will deposit those shares in the collateral account maintained under the pledge arrangement. The shares of preferred stock with an aggregate liquidation preference of

       $1,000 will become the collateral supporting your obligation to purchase the common stock, and then the collateral agent will release the Treasury Security from the pledge. That Treasury Security will be freely tradable and will not be a part of any PIES.

    o Submit your Treasury PIES in multiples of 20. For each group of 20 Treasury PIES you submit, you will receive 20 Corporate PIES.

    o Pay to the collateral agent any fees or expenses incurred in connection with the substitution.

SETTLEMENT OF PURCHASE CONTRACTS; REMARKETING

     CORPORATE PIES

     For each purchase contract that is a part of your Corporate PIES, you will be obligated to pay, on August 16, 2002, $50 to purchase Bank United common stock. You may choose to deliver a cash payment of $50, or, if you do not, your share of Bank United preferred stock held as collateral under the pledge arrangement will be sold to the public for $50. We call this the "remarketing." The proceeds from the remarketed share of preferred stock will be used to pay the amount due under your purchase contract. Bank United will be responsible for all costs and expenses incurred in connection with the remarketing.

     REMARKETING OF PREFERRED STOCK

     On August 13, 2002, which is the third business day preceding the purchase contract settlement date, Lehman Brothers will remarket:

    o the preferred stock that is a part of Corporate PIES, if the holders of those Corporate PIES either (1) elect to have their preferred stock remarketed or (2) fail to deliver cash payments for the common stock when those payments are due under the purchase contract; and

    o preferred stock that is not a part of Corporate PIES, including as a result of the creation of Treasury PIES, to the extent the holders of the preferred stock elect to have the preferred stock remarketed.

     After the preferred stock has been remarketed, the dividend payments on all outstanding shares of preferred stock, including those shares that were not remarketed, will be those determined by the remarketing. If Lehman Brothers cannot remarket the preferred stock, the dividend payments will be equal to a 60-day "AA" composite commercial paper rate plus a spread ranging from 300 to 700 basis points depending on the credit ratings of the preferred stock at that time.

     REMARKETING PROCEDURES

     Your preferred stock will be remarketed:

          (1) if you do not notify the purchase contract agent that you will pay cash for the common stock by 5:00 p.m., New York City time, on August 7, 2002, which is the seventh business day preceding the purchase contract settlement date; or

          (2) if you notify the purchase contract agent that you will pay cash but you do not deliver the cash by 11:00 a.m., New York City time, on or before August 9, 2002, which is the fifth business day preceding the purchase contract settlement date.

    o On August 13, 2002, Lehman Brothers will use commercially reasonable efforts to sell your preferred stock, together with all other preferred stock being remarketed, at a price of $50.25 per share.

    o  If the remarketing is successful, then:

    o Your shares of preferred stock will be sold, and the dividend payments on the preferred stock will be reset to be the lowest rate that Lehman Brothers determined was necessary to allow it to remarket the preferred stock at a price of $50.25 per share.

    o $50 per share of preferred stock received from the sale will be delivered to Bank United as payment for the common stock.

    o $0.25 per share of preferred stock received from the sale will be paid to the remarketing agent.

    o  You will receive the shares of Bank United common stock.

FAILED REMARKETING

     If Lehman Brothers cannot remarket the preferred stock, then Bank United will be entitled to exercise its rights as a secured party and take possession of your shares of preferred stock. Your obligation to purchase the common stock will then be fully satisfied, and you will receive the shares of common stock.

CASH PAYMENT IN LIEU OF REMARKETING

     If you choose not to participate in the remarketing and instead pay cash for your shares of common stock, then:

    o Bank United will receive $50 in cash from you for each of your purchase contracts.

    o  You will receive the shares of common stock.

    o Your shares of preferred stock will be released from the pledge arrangement and distributed to you. Starting on the date of settlement and continuing until August 16, 2004, dividend payments on the preferred stock will be payable at the new rate determined by Lehman Brothers in the remarketing.

SETTLEMENT OF TREASURY PIES

     Unless you notify the purchase contract agent that you will pay for the common stock with cash, upon settlement of the Treasury PIES, Bank United will receive the proceeds of the Treasury Securities being held as collateral under the pledge arrangement. This will satisfy your obligation to deliver the purchase price for the common stock, and you will receive the shares of common stock.

NUMBER OF SHARES OF COMMON STOCK PURCHASED

     Unless you elect to settle your purchase contracts early (see "Description of the Purchase Contracts -- Early settlement" starting on page S-29), the number of shares of common stock you will receive under each purchase contract will depend on the average of the closing price per share, or the last reported sale price, if no closing price is reported, of the common stock as reported on the Nasdaq National Market for a period of 20 trading days ending on August 13, 2002. This date is the third trading day preceding the purchase contract settlement date. If, for any trading day, the trading of the common stock is suspended, or if the common stock does not trade at least once on the Nasdaq National Market on that day, then that day will not be considered to be part of the 20-trading day period.

     The number of shares of common stock you will receive for each Corporate PIES will be determined by one of the following settlement rates:

    o If the average closing price during the relevant 20-trading day period equals or exceeds $44.9250, you will receive 1.11297 shares of common stock.

    o If the average closing price during that period is less than $44.9250 but greater than $37.4375, you will receive a number of shares of common stock equal to $50 divided by the average closing price, rounded upward or downward to the nearest 1/10,000th of a share.

    o If the average closing price during that period is less than or equal to $37.4375, you will receive 1.33556 shares of common stock.

     In some circumstances, the applicable settlement rate will be subject to adjustment. You can find more information about the settlement rate starting on page S-26.

     Bank United will not issue any fractional shares of common stock. If, however, you are settling more than one purchase contract, then any fractional shares of common stock will be aggregated. For any fractional share not issuable, Bank United will pay you the value of that fractional share in cash.

EARLY SETTLEMENT

     You may satisfy your obligation to purchase common stock under your purchase contract before the purchase contract settlement date on August 16, 2002. If you choose early settlement, you will pay $50 in cash on or before:

          (1) August 7, 2002, if you are settling Corporate PIES; this date is the seventh business day preceding the purchase contract settlement date, or

          (2) August 14, 2002, if you are settling Treasury PIES; this date is the second business day preceding the purchase contract settlement date.

     To effect early settlement:

    o You must deliver to the purchase contract agent a notice indicating your election to "settle early;" and

    o You must deliver a cash payment of $50 for each purchase contract you wish to settle.

     You will receive, for each Corporate PIES or Treasury PIES you surrender, both:

    o 1.11297 shares of common stock, regardless of the market price of the common stock on the date of early settlement and subject to adjustment in certain circumstances; and

    o Your share of preferred stock if you are settling a Corporate PIES or a 1/20 undivided beneficial interest in a Treasury Security if you are settling Treasury PIES.

     You will not receive any further contract adjustment payments from Bank United.

     You may settle Treasury PIES early only in multiples of 20.

TERMINATION OF PURCHASE CONTRACTS

     The purchase contracts will terminate immediately and automatically if certain bankruptcy, insolvency or reorganization events occur with respect to Bank United. If the purchase contracts terminate upon one of these events, then your rights and obligations under your purchase contracts also will terminate, including your right to receive accrued contract adjustment payments and your obligation to pay for, and your right to receive, shares of common stock. Upon termination, you will receive your share of Bank United preferred stock or your Treasury Security. If Bank United becomes the subject of a bankruptcy case, then there may be a delay between the time the purchase contracts terminate and the time you receive your pledged share of preferred stock, in the case of Corporate PIES, or Treasury Security, in the case of Treasury PIES. You may find more information about how the purchase contracts terminate on page S-32.

                              CONCURRENT OFFERING

     We are also offering, in a concurrent offering, 2,000,000 shares of a different series of our preferred stock with a liquidation preference of $50 per share. Dividends on the preferred stock of that series will be payable quarterly, at a fixed annual rate. The preferred stock of that series will be subject to mandatory redemption in full on the fifth anniversary of its issue date at a redemption price equal to 100% of its liquidation preference plus dividends accrued to the redemption date.

                                LISTING ON NYSE

     The common stock of Bank United is traded on the Nasdaq National Market under the ticker symbol "BNKU." We have applied to list the Corporate PIES on the NYSE. If either the Treasury PIES or the preferred stock are traded at a volume that satisfies applicable listing requirements, then Bank United will try to list those securities on the national securities exchanges or associations on which the Corporate PIES are then listed or quoted.

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     Because a Corporate PIES will consist of a share of Bank United preferred stock and a purchase contract, the purchase price of each Corporate PIES will be allocated between the purchase contract and the related share of preferred stock in proportion to their relative fair market values at the time of purchase.

     We intend to report the contract adjustment payments as income to you, but you may want to consult your tax advisor concerning alternative characterizations.

     If you own Corporate PIES, you will include in gross income the dividend received on the preferred stock.

     If you own Treasury PIES, you will be required to include in gross income your allocable share of any original issue discount or acquisition discount on the Treasury Securities that accrues in each year.

     Because there is no statutory, judicial or administrative authority directly addressing the tax treatment of the PIES or instruments similar to the PIES, we urge you to consult your own tax advisor concerning the tax consequences of an investment in the PIES. For additional information, see "United States Federal Income Tax Consequences" starting on page S-44.

                                USE OF PROCEEDS

     The net proceeds from the sale of the Corporate PIES, after deducting underwriting discounts and estimated fees and expenses, are expected to be approximately $96.9 million, or $111.4 million if the underwriter's over-allotment option is exercised in full. See "Use of Proceeds" on page S-20. Bank United will use these net proceeds for general corporate purposes which may include enhancing the equity capital of its bank subsidiary.

                     SELECTED FINANCIAL DATA OF BANK UNITED

     The following selected financial data for each of the years ended September 30, 1994 through 1998 are derived from the audited consolidated financial statements of Bank United. The following selected financial data for the six months ended March 31, 1999 and March 31, 1998 are derived from the unaudited consolidated financial statements of Bank United and include, in the opinion of the management of Bank United, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the data of those periods. The information that appears below is only a summary and should be read in conjunction with the consolidated financial statements, the notes to those financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference into this prospectus supplement.

     In reading the following selected financial information for Bank United, please note the following:

    o During fiscal 1997, Bank United sold some of its mortgage origination offices. In connection with this sale, the remaining offices were restructured or closed. The mortgage origination branches shown at March 31, 1999 and 1998 and September 30, 1998 and 1997 are wholesale mortgage origination offices, which are currently part of the Financial Markets Group. See "Sale of mortgage offices" and "Restructuring charges" items in the Summary of Operations.

    o In connection with its acquisition, Bank United issued to the Federal Deposit Insurance Corporation, as manager of the Federal Savings and Loan Insurance Corporation Resolution Trust Fund, a warrant to acquire 158,823 shares of common stock of Bank United. Payments in lieu of dividends related to the warrant, which was redeemed in August 1996. See "Payments in lieu of dividends" item in the Summary of Operations.

    o The extraordinary loss appearing under "Extraordinary loss -- early extinguishment of debt" in the Summary of Operations represents costs and charges associated with the repurchase and retirement of a majority of the senior notes of Bank United.

    o Effective October 1, 1997, Bank United adopted Statement of Financial Accounting Standard ("SFAS") No. 128, "Earnings per share," which establishes standards for computing and presenting earnings per share ("EPS"). It requires dual presentation of basic and diluted EPS for entities with complex capital structures. All prior period EPS data were restated to comply with SFAS No. 128, but are not materially different. See "Earnings per common share" item in the Summary of Operations.

    o "Return on average assets" under Certain Ratios and Other Data is net income without deduction of minority interest, divided by average total assets.

    o "Net operating expense ratio" under Certain Ratios and Other Data is total non-interest expense, less total non-interest income, as a percentage of average assets for each period.

    o "Efficiency ratio" under Certain Ratios and Other Data is non-interest expense excluding goodwill amortization, divided by net interest income plus non-interest income, excluding the gain on the sale of mortgage offices.

    o Adjusting items under Certain Ratios and Other Data -- Excluding Adjusting Item are composed of the following for fiscal 1999, 1998, 1997, 1996 and 1994:

       o 1999, decreased EPS $0.08: court of claims litigation expense totaling $4.1 million, $2.6 million net of tax;

       o  1998, increased EPS $0.76:

           (1)  two positive income tax adjustments totaling $33.5 million,

           (2) an increase in the commercial loan allowance of $7.8 million, $4.9 million net of tax and

           (3) provisions for the impact of higher prepayments on the single family loan and servicing portfolios totaling $6.7 million, $4.2 million net of tax;

       o  1997, increased EPS $0.02:

           (1) the gain on the sale of mortgage offices of $4.7 million, $2.9 million net of tax and

           (2) an extraordinary loss on extinguishment of debt of $3.6 million, $2.3 million net of tax;

       o  1996, increased EPS $2.05:

           (1) a one-time SAIF assessment charge of $33.7 million, $20.7 million net of tax,

           (2)  compensation expense of $7.8 million, $4.8 million net of tax,

           (3) charges totaling $12.5 million, $7.7 million net of tax, related to the restructuring of and items associated with the mortgage origination business,

           (4) a contractual payment to previous minority interests of $5.9 million, and

           (5)  an income tax benefit of $101.7 million;

       o  1994, increased EPS $1.90: an income tax benefit of $58.2 million.

                                                   AT MARCH 31,                           AT SEPTEMBER 30,
                                                   -----------   -------------------------------------------------------------------
                                                      1999           1998          1997          1996          1995          1994
                                                   -----------   -----------   -----------   -----------   -----------   -----------
                                                                                     (IN THOUSANDS)
SUMMARY OF FINANCIAL CONDITION
ASSETS:
Cash and cash equivalents ......................   $   237,251   $   228,674   $   121,000   $   119,523   $   112,931   $    76,938
  Securities purchased under
    agreements to resell and federal
    funds sold .................................       411,529       474,483       349,209       674,249       471,052       358,710
  Securities and other investments .............       124,373        91,350        77,809        65,693       117,094       115,126
  Mortgage-backed securities, net ..............     1,168,958       932,058     1,569,705     1,657,908     2,398,263     2,828,903
  Loans, net
    Single family-held for
      investment ...............................     4,978,688     4,686,600     5,795,179     6,113,318     7,000,303     4,144,787
    Single family-held for sale ................     1,571,433     2,149,009       697,410       256,656       406,563       253,310
    Commercial .................................     4,480,710     3,472,579     2,201,880       981,001       735,876       546,794
    Consumer ...................................       576,777       495,556       300,760       168,513       117,498       101,283
  Mortgage servicing rights ....................       431,746       410,868       272,214       123,392        75,097        56,677
  Other assets .................................       893,301       723,815       581,906       552,124       548,857       427,633
                                                   -----------   -----------   -----------   -----------   -----------   -----------
    Total assets ...............................   $14,874,766   $13,664,992   $11,967,072   $10,712,377   $11,983,534   $ 8,910,161
                                                   ===========   ===========   ===========   ===========   ===========   ===========
LIABILITIES, MINORITY INTEREST AND
  STOCKHOLDERS' EQUITY
  Deposits .....................................   $ 7,070,091   $ 6,798,237   $ 5,494,746   $ 5,334,997   $ 5,421,777   $ 4,941,438
  Federal Home Loan Bank advances ..............     5,744,594     4,783,294     3,992,344     3,490,386     4,383,895     2,620,329
  Securities sold under agreements to
    repurchase and federal fund
    purchased ..................................       576,007       811,742     1,308,600       832,286     1,172,533       553,000
  Notes payable ................................       368,715       219,720       220,199       115,000       115,000       115,000
  Other liabilities ............................       206,883       182,087       167,204       223,165       208,726       143,532
                                                   -----------   -----------   -----------   -----------   -----------   -----------
    Total liabilities ..........................    13,966,290    12,795,080    11,183,093     9,995,834    11,301,931     8,373,299
                                                   -----------   -----------   -----------   -----------   -----------   -----------
  Minority interest-Bank preferred
    stock ......................................       185,500       185,500       185,500       185,500       185,500        85,500
  Stockholders' equity .........................       722,976       684,412       598,479       531,043       496,103       451,362
                                                   -----------   -----------   -----------   -----------   -----------   -----------
    Total liabilities, minority
      interest and stockholders'
      equity ...................................   $14,874,766   $13,664,992   $11,967,072   $10,712,377   $11,983,534   $ 8,910,161
                                                   ===========   ===========   ===========   ===========   ===========   ===========

                                           AT OR FOR THE
                                             SIX MONTHS
                                          ENDED MARCH 31,               AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                       ----------------------  ---------------------------------------------------------
                                          1999        1998        1998        1997        1996        1995       1994
                                       ----------  ----------  ----------  ----------  ----------  ----------  ---------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SUMMARY OF OPERATIONS
Interest income......................  $  478,775  $  442,581  $  898,746  $  810,708  $  812,312  $  746,759  $ 494,706
Interest expense.....................     319,172     303,179     612,665     546,064     584,778     552,760    320,924
                                       ----------  ----------  ----------  ----------  ----------  ----------  ---------
  Net interest income................     159,603     139,402     286,081     264,644     227,534     193,999    173,782
Provisions for credit losses.........      12,384      14,963      20,123      18,107      16,469      24,293      6,997
                                       ----------  ----------  ----------  ----------  ----------  ----------  ---------
    Net interest income after
      provision for credit losses....     147,219     124,439     265,958     246,537     211,065     169,706    166,785
Non-interest income
  Net gains (losses)
    Sales of single family servicing
      rights and single family
      loans..........................      13,175       2,541      11,124      21,182      43,074      60,495     63,286
    Securities and mortgage-backed
      securities.....................         785       1,801       2,761       2,841       4,002          26     10,404
    Other loans......................       1,027         376         651       1,128       3,189     (1,210)        163
    Sale of mortgage offices.........      --          --          --           4,748      --          --         --

                                                  (TABLE CONTINUED ON NEXT PAGE)

                                           AT OR FOR THE
                                             SIX MONTHS
                                          ENDED MARCH 31,               AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                       ----------------------  ---------------------------------------------------------
                                          1999        1998        1998        1997        1996        1995       1994
                                       ----------  ----------  ----------  ----------  ----------  ----------  ---------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
  Loan servicing, net of related
    amortization.....................      27,598      13,459      35,975      32,381      30,383      32,677     26,813
  Other..............................      18,711      13,280      30,426      21,152      15,541      12,162     13,295
                                       ----------  ----------  ----------  ----------  ----------  ----------  ---------
  Total non-interest income..........      61,296      31,457      80,937      83,432      96,189     104,150    113,961
                                       ----------  ----------  ----------  ----------  ----------  ----------  ---------
Non-interest expense
  Compensation and benefits..........      47,125      39,625      86,725      75,016      87,640      83,520     86,504
  SAIF deposit insurance premiums....       2,010       1,927       4,160       4,797      45,690      11,428     11,329
  Court of Claims litigation.........       4,077         900       1,800      --          --          --         --
  Restructuring charges..............      --          --          --          --          10,681      --         --
  Other..............................      56,326      45,795      95,857      92,323      95,407      88,797     96,832
                                       ----------  ----------  ----------  ----------  ----------  ----------  ---------
  Total non-interest expense.........     109,538      88,247     188,542     172,136     239,418     183,745    194,665
                                       ----------  ----------  ----------  ----------  ----------  ----------  ---------
  Income before income taxes,
    minority interest, and
    extraordinary loss...............      98,977      67,649     158,353     157,833      67,836      90,111     86,081
Income tax expense (benefit).........      37,365     (8,209)      25,722      60,686    (75,765)      37,415   (31,899)
                                       ----------  ----------  ----------  ----------  ----------  ----------  ---------
  Income before minority interest and
    extraordinary loss...............      61,612      75,858     132,631      97,147     143,601      52,696    117,980
Minority interest
  Bank preferred stock dividends.....       9,126       9,126      18,253      18,253      18,253      10,600      8,653
  Payments in lieu of dividends......      --          --          --          --           6,413         377        357
                                       ----------  ----------  ----------  ----------  ----------  ----------  ---------
  Income before extraordinary loss...      52,486      66,732     114,378      78,894     118,935      41,719    108,970
Extraordinary loss -- early
  extinguishment of debt.............      --          --          --           2,323      --          --         --
                                       ----------  ----------  ----------  ----------  ----------  ----------  ---------
  Net income.........................  $   52,486  $   66,732  $  114,378  $   76,571  $  118,935  $   41,719  $ 108,970
                                       ==========  ==========  ==========  ==========  ==========  ==========  =========
  Net income applicable to diluted
    earnings per common share........  $   52,486  $   66,732  $  114,378  $   76,571  $  113,327  $   38,824  $ 102,519
                                       ==========  ==========  ==========  ==========  ==========  ==========  =========
Earnings per common share
  Basic..............................  $     1.66  $     2.11  $     3.62  $     2.42  $     4.06  $     1.45  $    3.78
  Diluted............................        1.63        2.06        3.54        2.40        3.87        1.35       3.55

CERTAIN RATIOS AND OTHER DATA
Book value per common share..........  $    22.91  $    20.67  $    21.67  $    18.94  $    16.81  $    17.19  $   15.64
Dividends per common share...........        0.32        0.32        0.64        0.56        3.16      --         --
Average common shares outstanding....      31,565      31,596      31,595      31,596      29,260      28,863     28,863
Average common shares and potential
  dilutive common shares.............      32,172      32,316      32,337      31,881      29,287      28,863     28,863

Regulatory capital ratios of Bank
  United
  Tangible capital...................        6.73%       7.02%       6.75%       7.72%       6.57%       6.20%      6.01%
  Core capital.......................        6.75%       7.06%       6.77%       7.77%       6.64%       6.29%      6.17%
  Total risk-based capital...........       11.92%      11.59%      10.48%      13.18%      13.09%      13.45%     14.02%
Return on average assets.............        0.86%       1.23%       l.04%       0.85%       1.28%       0.50%      1.42%
Return on average common equity......       14.91%      21.68%      17.78%      13.50%      23.06%       8.80%     26.32%
Stockholders' equity to assets.......        4.86%       4.98%       5.01%       5.00%       4.96%       4.14%      5.07%
Tangible stockholders' equity to
  tangible assets....................        4.30%       4.52%       4.59%       4.89%       4.81%       3.93%      4.68%

                                                  (TABLE CONTINUED ON NEXT PAGE)

                                           AT OR FOR THE
                                             SIX MONTHS
                                          ENDED MARCH 31,                    AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                                      ------------------------  ---------------------------------------------------------------
                                          1999        1998         1998         1997         1996         1995          1994
                                      -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net yield on interest-earning
  assets ............................        2.41%        2.42%        2.42%        2.52%        2.10%        1.92%        2.20%
Interest rate spread ................        2.23%        2.20%        2.21%        2.26%        1.78%        1.61%        1.95%
Average interest-earning assets to
  average interest-bearing
  liabilities .......................        1.03         1.04         1.04         1.05         1.06         1.06         1.06
Single family servicing portfolio ... $27,303,981  $23,887,887  $27,935,300  $24,518,396  $13,246,848  $12,532,472  $ 8,920,760
Fundings:
  Single family .....................   2,399,057    1,959,019    3,789,389    2,188,273    3,602,009    3,226,324    5,424,550
  Commercial ........................   2,040,570    1,219,141    2,876,328    1,492,931      891,306      547,117      364,604
  Consumer ..........................     142,620      180,030      367,097      152,665      125,596       99,249       94,153
                                      -----------  -----------  -----------  -----------  -----------  -----------  -----------
Total fundings ......................   4,582,247    3,358,190    7,032,814    3,833,869    4,618,911    3,872,690    5,883,307
                                      -----------  -----------  -----------  -----------  -----------  -----------  -----------
Loans purchased for held to maturity
  portfolio .........................   1,021,884      183,509    1,158,270    1,086,249      148,510    2,658,093    1,406,275
Non-interest expense to average total
  assets ............................        1.53%        1.43%        1.48%        1.55%        2.13%        1.76%        2.35%
Net operating expense ratio .........        0.67         0.92         0.84         0.80         1.28         0.76         0.97
Efficiency ratio ....................       48.36        50.39        49.88        49.20        72.23        58.26        63.36
Nonperforming assets to total
  assets ............................        0.62         0.63         0.59         0.63         1.12         0.84         1.09
Net nonaccrual loans to total
  loans .............................        0.54         0.62         0.57         0.60         1.19         0.91         1.51
Allowance for credit losses to net
  nonaccrual loans ..................       93.34        71.44        75.91        72.61        44.24        48.74        30.73
Allowance for credit losses to
  nonperforming assets ..............       64.06        54.76        57.84        52.24        32.95        36.65        24.18
Allowance for credit losses to total
  loans .............................        0.50         0.44         0.44         0.43         0.52         0.44         0.46
Net loan charge-offs to average
  loans .............................        0.06         0.20         0.13         0.23         0.17         0.16         0.30
Full-time equivalent employees ......       2,234        1,689        1,927        1,541        2,310        2,663        2,894
Number of community banking
  branches ..........................          94           80           84           71           70           65           62
Number of commercial banking
  origination offices ...............          19           15           19           11            9            9            5
Number of mortgage origination
  offices ...........................           9            6            8            6           85          122          145

CERTAIN RATIOS AND OTHER DATA --
  EXCLUDING ADJUSTING ITEM
Net income .......................... $    55,036  $    42,298  $    89,944  $    75,970  $    56,392  $    41,719  $    50,804
Net income applicable to diluted
  earnings per common shares ........      55,036       42,298       89,944       75,970       53,295       38,824       47,585
Earnings per diluted share ..........        1.71         1.31         2.78         2.38         1.82         1.35         1.65
Return on average assets ............        0.89%        0.83%        0.85%        0.85%        0.67%        0.50%        0.72%
Return on average common equity .....       15.61        13.82        14.28        13.41        11.47         8.80        12.27
Efficiency ratio ....................       46.52        48.48        48.98        49.20        55.80        58.26        63.36

                                  RISK FACTORS

     AN INVESTMENT IN PIES INVOLVES A NUMBER OF RISKS. BEFORE DECIDING TO BUY ANY PIES, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING INFORMATION, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND THE DOCUMENTS THAT ARE INCORPORATED BY REFERENCE IN THE ACCOMPANYING PROSPECTUS ABOUT RISKS CONCERNING AN INVESTMENT IN PIES.

     THE CORPORATE PIES CONSIST OF SHARES OF PREFERRED STOCK OF BANK UNITED AND PURCHASE CONTRACTS TO ACQUIRE BANK UNITED COMMON STOCK. WHEN CONSIDERING AN INVESTMENT IN CORPORATE PIES, YOU ARE MAKING AN INVESTMENT DECISION WITH REGARD TO THE COMMON STOCK AND THE PREFERRED STOCK AS WELL AS THE CORPORATE PIES. YOU SHOULD CAREFULLY REVIEW THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ABOUT ALL THESE SECURITIES.

RISK FACTORS RELATING TO THE PIES

     THE NUMBER OF SHARES OF COMMON STOCK YOU WILL RECEIVE UNDER A PURCHASE CONTRACT WILL DEPEND ON FUTURE COMMON STOCK PRICE; YOU WILL BEAR THE RISK OF DECLINE IN EQUITY VALUE

     The terms of the PIES differ from those of ordinary convertible securities. The number of shares of common stock that you will receive upon the settlement of a purchase contract is not fixed, but instead will depend on the market value of the common stock near the time of settlement. The aggregate market value of the common stock you may receive upon settlement of the purchase contract may be more or less than the stated amount of $50 per PIES. If the market value of the common stock near the time of settlement is less than $37.4375, the aggregate market value of the common stock issuable upon settlement generally will be less than $50, and the investment in the PIES will result in a loss. Therefore, you will bear the full risk of a decline in the market value of the common stock prior to settlement of the purchase contracts.

     OPPORTUNITY FOR EQUITY APPRECIATION IS LESS THAN COMMON STOCK OWNERSHIP

     The market value of the common stock you may receive upon settlement of a purchase contract generally will exceed the stated amount of $50 only if the average closing price of the common stock over the 20-trading day period preceding settlement equals or exceeds $44.9250, which we call the "Threshold Appreciation Price." The Threshold Appreciation Price represents an appreciation of 20.00% over the current market price. Therefore, during the period prior to settlement, an investment in the PIES affords less opportunity for equity appreciation than a direct investment in the common stock. If the applicable average closing price exceeds $37.4375, which we call the "Reference Price," but falls below the Threshold Appreciation Price, you will realize no equity appreciation on the common stock for the period during which you own the purchase contract. Furthermore, if the applicable average closing price equals or exceeds the Threshold Appreciation Price, you will realize only 83.33% of the equity appreciation for that period above the Threshold Appreciation Price. See "Description of the Purchase Contracts -- General" starting on page S-26 for an illustration of the number of shares of common stock that you would receive at various average closing prices.

     MARKET PRICE FOR THE COMMON STOCK IS UNCERTAIN

     It is impossible to know whether the market price of the common stock will rise or fall. Numerous factors influence the trading prices of the common stock. These factors include changes in Bank United's financial condition, results of operations and prospects and complex and interrelated political, economic, financial and other factors that can affect the capital markets generally, the stock exchanges or automated quotation systems on which the common stock is traded and the market segments of which Bank United is a part.

     The market for the common stock likely will influence, and be influenced by, any market that develops for the PIES. For example, investors' anticipation of the distribution into the market of substantial amounts of common stock, including the additional common stock issuable upon settlement of the purchase contracts, could depress the price of the common stock and increase their volatility. If the underwriter's over-allotment option is exercised in full, the largest number of shares of common stock issuable upon settlement of the purchase contracts would constitute approximately 9.7% of the common stock outstanding as of June 30, 1999. The price of the common stock also could be affected by possible sales of the common stock by investors who view the PIES as a more attractive means of equity participation in Bank United and by hedging or arbitrage trading activity that may develop involving the PIES and the common stock. See " -- Arbitrage opportunities may affect market prices of PIES, preferred stock and common stock" below.

     NUMBER OF SHARES OF COMMON STOCK ISSUABLE UPON SETTLEMENT OF PURCHASE CONTRACTS WILL BE ADJUSTED ONLY FOR CERTAIN SPECIFIED TRANSACTIONS

     The number of shares of common stock issuable upon settlement of each purchase contract is subject to adjustment only for stock splits and combinations, stock dividends and certain other specified transactions involving Bank United. See "Description of the Purchase Contracts -- Anti-dilution adjustments" starting on page S-31. The number of shares of common stock issuable upon settlement of each purchase contract is not subject to adjustment for other events, such as employee stock option grants, offerings of common stock for cash or in connection with acquisitions or certain other transactions involving Bank United, which may adversely affect the price of the common stock. The terms of the PIES do not restrict the ability of Bank United to offer common stock in the future or to engage in other transactions that could dilute the common stock. Bank United has no obligation to consider the interests of the holders of the PIES for any reason.

     YOU WILL HAVE NO RIGHTS AS COMMON STOCKHOLDERS

     Until you acquire common stock upon settlement of your purchase contract, you will have no rights with respect to the common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock. Upon settlement of your purchase contract, you will be entitled to exercise the rights of a holder of common stock only as to actions for which the applicable record date occurs after the settlement date.

     FIXED YIELD ON THE PIES COULD BE LESS THAN DIVIDEND YIELD ON THE COMMON
     STOCK

     There can be no assurance that the yield on the PIES will remain higher than the dividend yield on the common stock. You will be entitled to receive aggregate quarterly cash distributions at the rate of 8.00% of the $50 stated amount of the Corporate PIES per year, consisting of contract adjustment payments of $0.3750 and cash dividend payments on the related shares of preferred stock of $3.6250. Bank United currently pays cash dividends at the rate of $0.74 per share per year. That rate is equivalent to 1.98% of the $37.4375 Reference Price per year. See "Price Range of Common Stock and Dividend Policy."

     TRADING MARKETS FOR PIES AND PREFERRED STOCK ARE SUBJECT TO UNCERTAINTIES

     It is impossible to predict how the Corporate PIES, the Treasury PIES and the preferred stock will trade in the secondary market or whether the market for any of these securities will be liquid or illiquid. The Corporate PIES and the Treasury PIES are novel securities. There currently is no secondary market for either of them or for the preferred stock, and there can be no assurance as to the liquidity of any trading market that may develop, the ability of holders to sell their securities in that market or whether any such market will continue.

     We have applied to list the Corporate PIES on the NYSE. However, listing on the NYSE does not guarantee the depth or liquidity of the market for Corporate PIES. If holders of the Corporate PIES convert their Corporate PIES into Treasury PIES by substituting Treasury Securities for the preferred stock, the liquidity of the Corporate PIES could be adversely affected. Moreover, if the number of Corporate PIES falls below the requirement of the NYSE for continued listing, whether as a result of the conversion of Corporate PIES into Treasury PIES or otherwise, the Corporate PIES could be delisted from the NYSE, or trading in the Corporate PIES could be suspended.

     ARBITRAGE OPPORTUNITIES MAY AFFECT MARKET PRICES OF PIES, PREFERRED STOCK AND COMMON STOCK

     Fluctuations in interest rates may create opportunities for arbitrage based upon changes in the relative value of the common stock underlying the purchase contracts and of the components of the PIES. Any arbitrage could affect, in turn, the trading prices of the PIES, the preferred stock and the common stock.

     YOUR PLEDGED SECURITIES WILL BE ENCUMBERED

     Although holders of PIES will be beneficial owners of the underlying pledged shares of preferred stock, in the case of Corporate PIES, and pledged Treasury Securities, in the case of Treasury PIES, those pledged securities will be pledged to secure the obligations of the holders under the purchase contracts. Therefore, for so long as the purchase contracts remain in effect, holders will not be allowed to withdraw their pledged securities from this pledge agreement except in the limited circumstances described in this prospectus supplement.

     DELIVERY OF SECURITIES IS SUBJECT TO POTENTIAL DELAY IF BANK UNITED BECOMES SUBJECT TO A BANKRUPTCY PROCEEDING

     Notwithstanding the automatic termination of the purchase contracts, if Bank United becomes the subject of a case under the Bankruptcy Code, imposition of an automatic stay under Section 362 of the Bankruptcy Code may delay the delivery to you of your securities being held as collateral under the pledge arrangement.

     PURCHASE CONTRACT AGENT HAS LIMITED OBLIGATIONS TO YOU

     The purchase contract agent will have only limited obligations to you as a holder of PIES under the terms of the purchase contract agreement. The purchase contract agreement is not an indenture under the Trust Indenture Act of 1939. Therefore, the purchase contract agent will not qualify as a trustee under the Trust Indenture Act, and you will not benefit from the protections of that law, such as disqualification of an indenture trustee for "conflicting interests," provisions preventing an indenture trustee from improving its own position at the expense of the security holders and the requirement that an indenture trustee deliver reports at least annually with respect to the indenture trustee and the securities. See "Certain Provisions of the Purchase Contracts, the Purchase Contract Agreement and the Pledge Agreement -- Information concerning the purchase contract agent" on page S-35.

     BANK UNITED IS A HOLDING COMPANY AND WILL DEPEND ON DISTRIBUTIONS FROM ITS BANK SUBSIDIARY TO ENABLE IT TO MEET ITS FINANCIAL OBLIGATIONS

     Bank United, through a subsidiary, owns all the outstanding common stock of its bank subsidiary. As a holding company without significant assets other than its indirect ownership of all the common stock of its bank subsidiary, the ability of Bank United to meet its cash obligations, including debt service, is dependent upon the payment of dividends by its bank subsidiary on its common stock. The declaration of dividends by the bank subsidiary is subject to the discretion of the board of directors of the bank subsidiary, the terms of the outstanding preferred stock of the bank subsidiary and applicable regulatory requirements. While it is the present intention of the board of directors of the bank subsidiary to declare dividends in an amount sufficient to provide Bank United with the cash flow necessary to meet the obligations of Bank United, we cannot assure you that circumstances which would limit or preclude the declaration of dividends by the bank subsidiary on its common stock will not exist in the future.

                                USE OF PROCEEDS

     The net proceeds that will be received from the sale of the Corporate PIES, after deducting the underwriting discounts and estimated fees and expenses, will be approximately $96.9 million, or approximately $111.4 million if the underwriter's over-allotment option is exercised in full. See "Underwriting" starting on page S-51. Bank United will use the net proceeds for general corporate purposes that may include enhancing the equity capital of its bank subsidiary.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The common stock is listed on the Nasdaq National Market under the symbol "BNKU." The following table shows, for the fiscal quarters for the year ended September 30 as indicated, the reported high and low sale prices as reported on the Nasdaq National Market and the cash dividends declared on the common stock for the periods indicated.

             PRICE RANGE                        HIGH        LOW        DIVIDENDS
-------------------------------------         ---------  ---------     ---------
1997
     First Quarter........................... $  28.750  $  23.375      $ 0.140
     Second Quarter..........................    33.500     24.250        0.140
     Third Quarter...........................    39.000     28.125        0.140
     Fourth Quarter..........................    44.500     35.375        0.140
1998
     First Quarter...........................    49.875     40.000        0.160
     Second Quarter..........................    50.000     37.250        0.160
     Third Quarter...........................    56.500     44.500        0.160
     Fourth Quarter..........................    49.750     30.000        0.160
1999
     First Quarter...........................    45.500     23.625        0.160
     Second Quarter..........................    43.313     38.250        0.160
     Third Quarter...........................    44.000     38.250        0.185
     Fourth Quarter (through August 4, 1999).    40.063     37.000        0.000

     On August 4, 1999, the last reported sale price of the common stock on the Nasdaq National Market was $37.4375 per share.

     We have paid dividends on our common stock each quarter since our initial public offering in August 1996. The payment of dividends is at the discretion of our board of directors. We have subordinated debt outstanding that would restrict our ability to pay dividends if we or any subsidiary was not in compliance with any minimum capital maintenance requirement established by the Federal Reserve Board or another banking regulator applicable to us or any subsidiary.

                                 CAPITALIZATION

     The following table shows the capitalization of Bank United as of March 31, 1999 and as adjusted to reflect (1) the offering of the Corporate PIES and (2) the concurrent offering of shares of a series of redeemable preferred stock. In addition to the long-term debt of Bank United reflected below at March 31, 1999, our bank subsidiary had long-term borrowings consisting of deposits, FHLB advances, and certain other funding liabilities incurred in the ordinary course of business.

                                             AT MARCH 31, 1999
                                        ---------------------------
                                        HISTORICAL      AS ADJUSTED
                                        ----------      -----------
                                          (DOLLARS IN THOUSANDS)
Long-term debt(1)....................   $  368,715      $   368,715
Redeemable preferred stock...........       --              200,000
Minority Interest -- Preferred Stock
  of the bank subsidiary(2)..........      185,500          185,500
Stockholders' equity:
     Preferred stock(3)..............       --              --
     Common stock....................          316              316
     Paid-in capital.................      129,343          126,643
     Retained earnings...............      599,088          599,088
     Accumulated other comprehensive
      income-unrealized gains
      (losses) on securities
      available for sale, net of
      tax............................       (4,708)          (4,708)
     Treasury stock, at cost.........       (1,063)          (1,063)
                                        ----------      -----------
     Total stockholders' equity......      722,976          720,276
                                        ----------      -----------
          Total consolidated
              capitalization.........   $1,277,191      $ 1,474,491
                                        ==========      ===========
Ratio of equity to assets............         4.86%            4.84%
Ratio of tangible equity to tangible
  assets.............................         4.30%            4.28%
Total shares of common stock
  outstanding........................   31,562,896       31,562,896
Book value per common share..........   $    22.91      $     22.82
Tangible book value per share........        20.15            20.06

------------

(1) Excludes FHLB advances with maturities greater than one year of $2,330,345 at March 31, 1999 and as adjusted.

(2) Minority interest consists of $185.5 million stated value of the preferred stock of the bank subsidiary.

(3) We had 10,000,000 shares of preferred stock authorized, none of which were issued as of March 31, 1999.

                              ACCOUNTING TREATMENT

     The purchase contracts are forward transactions in Bank United common stock. Upon settlement of a purchase contract, Bank United will receive the stated amount of $50 on the purchase contract and will issue the required number of shares of common stock. The stated amount received will be credited to shareholders' equity and allocated between the common stock and paid-in capital accounts. The present value of the contract adjustment payments will initially be charged to equity, with an offsetting credit to liabilities.

     Before the issuance of common stock upon settlement of the purchase contracts, Bank United expects that the PIES will be reflected in Bank United's earnings per share calculations using the treasury stock method. Under this method, the number of shares of common stock used in calculating earnings per share is deemed to be increased by the excess, if any, of the number of shares issuable upon settlement of the purchase contracts over the number of shares that could be purchased by Bank United in the market at the average market price during the period using the proceeds receivable upon settlement. As a result, Bank United expects there will be no dilutive effect on its earnings per share except during periods when the average market price of the common stock is above the Threshold Appreciation Price.

                            DESCRIPTION OF THE PIES

     THE FOLLOWING SUMMARY DESCRIPTION OF THE PIES SUPPLEMENTS THE DESCRIPTION OF THE STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS IN THE ACCOMPANYING PROSPECTUS AND, TO THE EXTENT THIS DESCRIPTION IS INCONSISTENT WITH THE PROSPECTUS, REPLACES THE DESCRIPTION IN THE PROSPECTUS. THE TERMS OF THE PIES WILL INCLUDE THOSE STATED IN THE PURCHASE CONTRACT AGREEMENT BETWEEN BANK UNITED AND THE PURCHASE CONTRACT AGENT. THE FOLLOWING DESCRIPTION OF THE PIES AND THE SUMMARY DESCRIPTION OF THE PURCHASE CONTRACT AGREEMENT, THE PURCHASE CONTRACTS AND THE PLEDGE AGREEMENT UNDER THE CAPTIONS "DESCRIPTION OF THE PURCHASE CONTRACTS" AND "CERTAIN PROVISIONS OF THE PURCHASE CONTRACTS, THE PURCHASE CONTRACT AGREEMENT AND THE PLEDGE AGREEMENT" IN THIS PROSPECTUS SUPPLEMENT CONTAIN A DESCRIPTION OF ALL MATERIAL TERMS OF THE PIES, BUT DO NOT PURPORT TO BE COMPLETE. FOR ADDITIONAL INFORMATION, YOU SHOULD REFER TO THE FORMS OF THE PURCHASE CONTRACT AGREEMENT, INCLUDING THE FORMS OF THE PIES, AND THE PLEDGE AGREEMENT, INCLUDING DEFINITIONS OF CERTAIN TERMS USED IN THOSE DOCUMENTS, THAT HAVE BEEN FILED AS EXHIBITS TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE A PART.

CORPORATE PIES

     Each offered Corporate PIES is a unit initially consisting of:

    o a purchase contract under which (1) the holder will purchase from Bank United on the purchase contract settlement date on August 16, 2002, or upon early settlement, for $50, a number of newly issued shares of common stock equal to the Settlement Rate described below under "Description of the Purchase Contracts -- General" and (2) Bank
       United will pay contract adjustment payments to the holder; and

    o  a share of preferred stock with a liquidation preference of $50.

     The share of preferred stock will be pledged under the pledge agreement to secure the holder's obligation to purchase common stock under the purchase contract.

     The stated amount of each Corporate PIES will be allocated between the purchase contract and the preferred stock comprising that Corporate PIES in proportion to their respective fair market values at the time of purchase. Bank United expects that, at the time of issuance, the fair market value of each purchase contract will be $0 and the fair market value of each share of preferred stock will be $50. This position generally will be binding on each beneficial owner of a Corporate PIES, but not on the Internal Revenue Service. See "United States Federal Income Tax Consequences -- Corporate
PIES -- Allocation of purchase price" on page S-45.

     So long as the PIES are in the form of Corporate PIES, the related shares of preferred stock will be pledged to the collateral agent to secure the holders' obligations to purchase common stock under the related purchase contracts.

CREATING TREASURY PIES BY SUBSTITUTING TREASURY SECURITIES

     Each holder of Corporate PIES may create Treasury PIES by substituting for the shares of preferred stock that are a part of the Corporate PIES Treasury Securities having an aggregate principal amount at maturity equal to the aggregate purchase price of those shares of preferred stock.

     Each Treasury PIES will be a unit consisting of:

    o a purchase contract under which (1) the holder will purchase from Bank United on the purchase contract settlement date, or upon early settlement, for $50, a number of newly issued shares of common stock equal to the Settlement Rate and (2) Bank United will pay contract adjustment payments to the holder; and

    o a 1/20 undivided beneficial ownership interest in a related Treasury Security having a principal amount at maturity equal to $1,000 and maturing on or prior to the business day preceding the purchase contract settlement date.

     The term "business day" means any day other than Saturday or Sunday or a day on which banking institutions in New York City are authorized or required by law or executive order to remain closed.

     The Treasury Security will be pledged under the pledge agreement to secure the holder's obligation to purchase common stock under the purchase contract.

     Holders of Corporate PIES may create Treasury PIES at any time on or before the seventh business day preceding the purchase contract settlement date. Because Treasury Securities are issued in integral multiples of $1,000 and the Bank United preferred stock has a liquidation preference of $50 per share, holders of Corporate PIES may create Treasury PIES only in integral multiples of 20.

     To create 20 Treasury PIES, a Corporate PIES holder is required to:

    o deposit with the securities intermediary a Treasury Security having a total principal amount at maturity of $1,000; and

    o transfer to the purchase contract agent 20 Corporate PIES, accompanied by a notice stating that the Corporate PIES holder has deposited a Treasury Security with the securities intermediary and requesting that the purchase contract agent instruct the collateral agent to release the related shares of preferred stock with aggregate liquidation preference of $1,000.

     Upon receiving instructions from the purchase contract agent and confirmation of receipt of the Treasury Security by the securities intermediary, the collateral agent will cause the securities intermediary to release the related 20 shares of preferred stock from the pledge and deliver them to the purchase contract agent, on behalf of the holder, free and clear of Bank United's security interest. The purchase contract agent then will:

    o  cancel the 20 Corporate PIES;

    o transfer the related shares of preferred stock with an aggregate liquidation preference of $1,000 to the holder; and

    o  deliver 20 Treasury PIES to the holder.

     The Treasury Security will be substituted for the preferred stock and will be pledged to the collateral agent to secure the holder's obligation to purchase common stock under the related purchase contracts. The preferred stock thereafter will trade separately from the Treasury PIES.

     Holders who create Treasury PIES or recreate Corporate PIES, as discussed below, will be responsible for any fees or expenses payable to the collateral agent in connection with substitutions of collateral. See "Certain Provisions of the Purchase Contracts, the Purchase Contract Agreement and the Pledge Agreement -- Miscellaneous" on page S-36.

RECREATING CORPORATE PIES

     Each holder of Treasury PIES may recreate Corporate PIES by:

    o depositing with the securities intermediary shares of preferred stock with an aggregate liquidation preference of $1,000; and

    o transferring to the purchase contract agent 20 Treasury PIES, accompanied by a notice stating that that holder has deposited shares of preferred stock with an aggregate liquidation preference of $1,000 with the securities intermediary and requesting that the purchase contract agent instruct the collateral agent to release the related Treasury Security.

     Upon receiving instructions from the purchase contract agent and confirmation of receipt of the shares of preferred stock by the securities intermediary, the collateral agent will cause the securities intermediary to release the related Treasury Security from the pledge and deliver it to the purchase contract agent, on behalf of the holder, free and clear of the security interest of Bank United in that Treasury Security. The purchase contract agent then will:

     o  cancel the 20 Treasury PIES;

     o  transfer the related Treasury Security to the holder; and

     o  deliver 20 Corporate PIES to the holder.

     Holders of Treasury PIES may recreate Corporate PIES at any time on or before the seventh business day preceding the purchase contract settlement date.

CURRENT PAYMENTS

     Holders of Corporate PIES will be entitled to receive aggregate cash distributions at a rate of 8.00% of the $50 stated amount per annum from and after August 10, 1999, payable quarterly in arrears, subject to increase as described under "Description of the Purchase Contracts -- Contract adjustment payments" starting on page S-29. The quarterly payments on the Corporate PIES will consist of (1) cumulative cash dividend payments payable on the related shares of preferred stock at the rate of 7.25% of the liquidation preference per annum and (2) contract adjustment payments payable by Bank United at the rate of 0.75% of the stated amount per annum until August 16, 2002.

     If a holder of Corporate PIES creates Treasury PIES by substituting Treasury Securities for the preferred stock, the only payments that that holder will receive on the Treasury PIES will be the quarterly contract adjustment payments. Instead of payments with respect to preferred stock, original issue discount will accrue on the related Treasury Securities.

LISTING OF THE CORPORATE PIES, THE TREASURY PIES AND THE PREFERRED STOCK

     We have applied to list the Corporate PIES on the NYSE. If the Treasury PIES and the preferred stock are separately traded to a sufficient extent that applicable listing requirements are met, Bank United intends to try to cause them to be listed or traded on the same national securities exchange or automated quotation system as the Corporate PIES are listed or traded.

MISCELLANEOUS

     Bank United or its affiliates may purchase from time to time any of the offered PIES that are then outstanding by tender, in the open market or by private agreement.

                     DESCRIPTION OF THE PURCHASE CONTRACTS

     THE FOLLOWING SUMMARY DESCRIPTION OF THE PURCHASE CONTRACTS SUPPLEMENTS THE DESCRIPTION OF THE STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS IN THE ACCOMPANYING PROSPECTUS AND, TO THE EXTENT THIS DESCRIPTION IS INCONSISTENT WITH THE PROSPECTUS, REPLACES THE DESCRIPTION IN THE PROSPECTUS. THE FOLLOWING DESCRIPTION OF THE PURCHASE CONTRACTS AND THE SUMMARY DESCRIPTION OF CERTAIN TERMS OF THE PURCHASE CONTRACTS UNDER THE CAPTION "CERTAIN PROVISIONS OF THE PURCHASE CONTRACTS, THE PURCHASE CONTRACT AGREEMENT AND THE PLEDGE AGREEMENT"
IN THIS PROSPECTUS SUPPLEMENT CONTAIN A DESCRIPTION OF ALL MATERIAL TERMS OF THE PURCHASE CONTRACTS, BUT DO NOT PURPORT TO BE COMPLETE. FOR ADDITIONAL INFORMATION, YOU SHOULD REFER TO THE FORMS OF THE PURCHASE CONTRACT AGREEMENT, INCLUDING THE FORMS OF THE PIES, AND THE PLEDGE AGREEMENT, INCLUDING DEFINITIONS OF CERTAIN TERMS USED IN THOSE DOCUMENTS, THAT WILL BE FILED AS EXHIBITS TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE A PART.

GENERAL

     In the discussion that follows:

    o "Applicable Market Value" means the average of the Closing Prices of the common stock on each of the 20 consecutive Trading Days ending on the third Trading Day preceding the purchase contract settlement date.

     o "Closing Price" of the common stock, on any date of determination, means:

        (1) the closing sale price or, if no closing sale price is reported, the last reported sale price of the common stock on the Nasdaq National Market on that date or, if the common stock is not listed for trading on the Nasdaq National Market on that date, as reported in the composite transactions for the principal United States securities exchange on which the common stock is so listed; or

        (2) if the common stock is not so reported, the last quoted bid price for the common stock in the over-the-counter market as reported by the National Quotation Bureau or a similar organization, or, if that bid price is not available, the average of the mid-point of the last bid and ask prices of the common stock on that date from at least three nationally recognized independent investment banking firms retained for this purpose by Bank United.

     o  "Trading Day" means a day on which the common stock:

        (1) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

        (2) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the common stock.

     Each purchase contract that is a part of a PIES will obligate its holder to purchase, and Bank United to sell, on the purchase contract settlement date, a number of newly issued shares of common stock equal to the rate described below, which we call the "Settlement Rate," for $50 in cash unless the purchase contract terminates before that date or is settled early at the holder's option. The number of shares of common stock that may be issued upon settlement of each purchase contract on the purchase contract settlement date will be determined as follows, subject to adjustment as described under " -- Anti-dilution adjustments" below:

    o If the Applicable Market Value is equal to or greater than the Threshold Appreciation Price of $44.9250, then each purchase contract will be settled for shares of common stock. The Threshold Appreciation Price represents an appreciation of 20.00% above the Reference Price of $37.4375.

    o If the Applicable Market Value is less than the Threshold Appreciation Price but greater than the Reference Price, then each purchase contract will be settled for a number of shares of common stock determined by dividing the stated amount of $50 by the Applicable Market Value. Bank United would retain all appreciation in the market value of the common stock for the relevant period.

    o If the Applicable Market Value is less than or equal to the Reference Price, then each purchase contract will be settled for 1.33556 shares of common stock. As a result, the holder would realize the entire loss on the decline in market value of the common stock for the relevant period.

     For illustrative purposes only, the following table shows the number of shares of common stock that would be issued upon settlement of each purchase contract at various assumed Applicable Market Values. The table assumes that there will be no adjustments to the Settlement Rate described under "-- Anti-dilution adjustments" below. There can be no assurance that the actual Applicable Market Value will be within the range shown below.

     Given the Reference Price of $37.4375 and the Threshold Appreciation Price of $44.9250, a holder of PIES would receive on the purchase contract settlement date the following number of shares of common stock:

                                       NUMBER OF SHARES
          APPLICABLE MARKET VALUE      OF COMMON STOCK
          ------------------------     ----------------
                  $35.0000                  1.33556
                   37.4375                  1.33556
                   41.0000                  1.21951
                   44.9250                  1.11297
                   45.0000                  1.11297

     No fractional shares of common stock will be issued by Bank United upon settlement of a purchase contract. In lieu of a fractional share, the holder will receive an amount of cash equal to the applicable fraction multiplied by the Applicable Market Value. If, however, a holder surrenders for settlement at one time more than one purchase contract, then the number of shares of common stock that may be issued pursuant to those purchase contracts will be computed based upon the aggregate number of purchase contracts surrendered.

     Before the settlement of a purchase contract, the common stock underlying the purchase contract will not be outstanding for any purpose, and the holder of the purchase contract will not have any voting rights, rights to dividends or other distributions or other rights or privileges of a shareholder of Bank United by virtue of holding that purchase contract.

     By accepting a Corporate PIES or a Treasury PIES, a holder will be deemed to have:

    o irrevocably authorized the purchase contract agent as attorney-in-fact to enter into and perform the related purchase contract on behalf of that holder;

    o agreed to be bound by, and to have consented to, the terms and provisions of the related purchase contract;

    o irrevocably authorized the purchase contract agent as attorney-in-fact to enter into and perform the pledge agreement on behalf of that holder; and

    o agreed to be bound by the pledge arrangement contained in the pledge agreement.

     In addition, each of those holders will be deemed to have agreed to treat itself as the owner of the related preferred stock, in the case of Corporate PIES, or the Treasury Securities, in the case of Treasury PIES, in each case for U.S. federal, state and local income and franchise tax purposes.

SETTLEMENT THROUGH REMARKETING

     Holders of Corporate PIES who fail to notify the purchase contract agent, on or before the seventh business day preceding the purchase contract settlement date, of their intention to effect settlement of the related purchase contracts with separate cash in the manner described under "-- Notice to settle with cash," or who so notify the purchase contract agent but fail to deliver separate cash on or before the fifth business day preceding the purchase contract settlement date, will have their shares of preferred stock remarketed on the third business day preceding the purchase contract settlement date. Under the remarketing agreement between Bank United and Lehman Brothers, Lehman Brothers will use its commercially reasonable efforts to remarket those shares of preferred stock, together with any shares of preferred stock not then a part of the Corporate PIES as to which the holders have requested remarketing, on that date at a price of 100.50% of the aggregate liquidation preference of those shares. The proceeds from the remarketing of the shares of preferred stock that are a part of the Corporate PIES will automatically be applied to satisfy in full those Corporate PIES holders' obligations to purchase common stock under the related purchase contracts and to pay the remarketing fee to Lehman Brothers for that remarketing. See "Description of the Preferred Stock -- Dividend rate reset by remarketing" starting on page S-38.

     If Lehman Brothers cannot remarket the preferred stock, a "Failed Remarketing" will occur, and Bank United will be entitled to exercise its rights as a secured party and, subject to applicable law, retain the preferred stock pledged as collateral under the pledge agreement or sell it in one or more private sales. In either case, the obligations of the holders under the related purchase contracts would be satisfied in full. If Bank United exercises its rights as a secured creditor, any accrued and unpaid interest payments on shares of preferred stock will be paid in cash by Bank United to the purchase contract agent for payment to the holders of the Corporate PIES of which those shares are a part. Bank United will cause a notice of the Failed Remarketing to be published on the second business day preceding the purchase contract settlement date in a daily newspaper in the English language of general circulation in New York City, which is expected to be THE WALL STREET JOURNAL.

     As long as the PIES or the preferred stock are evidenced by one or more global security certificates deposited with The Depository Trust Company, Bank United will request, not later than 15 nor more than 30 calendar days prior to the remarketing date, that DTC notify its participants holding preferred stock or Corporate PIES of the remarketing and of the procedures to be followed for settlement with separate cash. See "Description of the PIES -- Book-entry system" below. Bank United will try to have in effect a registration statement covering the shares of preferred stock to be remarketed in a form that Lehman Brothers may use in connection with the remarketing process.

NOTICE TO SETTLE WITH CASH

     A holder of a Corporate PIES or a Treasury PIES wishing to settle the related purchase contract with separate cash must notify the purchase contract agent by delivering a "Notice to settle by separate cash" on or before 5:00 p.m., New York City time:

    o on the seventh business day preceding the purchase contract settlement date, in the case of a Corporate PIES; and

    o on the second business day preceding the purchase contract settlement date, in the case of a Treasury PIES.

     A holder wishing to settle with separate cash must deliver to the securities intermediary cash payment in the form of a certified or cashier's check or by wire transfer, in each case in immediately available funds payable to or upon the order of the securities intermediary. Payment must be delivered before 11:00 a.m., New York City time, on the fifth business day before the purchase contract settlement date in the case of a Corporate PIES, or on the business day before the purchase contract settlement date in the case of Treasury PIES. Upon receipt of the cash payment, the related shares of preferred stock, in the case of Corporate PIES, or Treasury Securities, in the case of Treasury PIES, will be released from the pledge arrangement and transferred to the purchase contract agent for distribution to the holder of the related Corporate PIES. If the payment is not delivered by that time and date, then the related shares of preferred stock will be remarketed or Bank United will receive at maturity the principal amount of the related Treasury Securities in full satisfaction of that holder's obligations under the related purchase contract.

     Any cash received by the securities intermediary upon separate cash settlement will be invested promptly in permitted investments and paid to Bank United on the purchase contract settlement date. Any funds received by the securities intermediary in respect of the investment earnings from those investments will be distributed to the purchase contract agent for payment to the holders who settled with cash.

EARLY SETTLEMENT

     A holder of Corporate PIES or Treasury PIES may settle the related purchase contracts prior to the purchase contract settlement date by delivering to the purchase contract agent:

     o  a completed "Election to settle early" form; and

    o payment, payable to Bank United in immediately available funds, in an amount equal to $50 multiplied by the number of purchase contracts being settled.

     A holder of Corporate PIES may settle early the related purchase contracts at any time on or before the seventh business day preceding the purchase contract settlement date. A holder of Treasury PIES also may settle early at any time before the second business day preceding the purchase contract settlement date, but only in integral multiples of 20 Treasury PIES.

     Upon early settlement, Bank United will issue, and the holder will be
entitled to receive,       newly issued shares of common stock for each
Corporate PIES or Treasury PIES, regardless of the market price of the common stock on the date of early settlement but subject to adjustment under the circumstances described under " -- Anti-dilution adjustments" below. The holder's right to receive future contract adjustment payments will terminate. Bank United will cause (1) the common stock to be issued and (2) the related shares of preferred stock, in the case of Corporate PIES, or Treasury Securities, in the case of Treasury PIES, securing those purchase contracts to be released from the pledge under the pledge agreement, and, within three business days following the settlement date, each will be transferred to the purchase contract agent for delivery to the holder or the holder's designee.

     If the purchase contract agent receives a completed "Election to settle early" and payment of $50 for each PIES being settled early by 5:00 p.m., New York City time, on any business day, then that day will be considered the settlement date. If the purchase contract agent receives the foregoing after 5:00 p.m., New York City time, on any business day or at any time on a day that is not a business day, then the next business day will be considered the settlement date. As long as the PIES are evidenced by one or more global security certificates deposited with DTC, procedures for early settlement also will be governed by standing arrangements between DTC and the purchase contract agent.

CONTRACT ADJUSTMENT PAYMENTS

     Contract adjustment payments will be fixed at a rate per annum of 0.75% of the $50 stated amount per purchase contract, subject to increase as described below. Contract adjustment payments payable for any period will be computed (1) for any full quarterly period on the basis of a 360-day year of twelve 30-day months and (2) for any period shorter than a full quarterly period, on the basis of a 30-day month and, for periods of less than a month, on the basis of the actual number of days elapsed per 30-day month. Contract adjustment payments will accrue from August 10, 1999 and will be payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year, beginning on November 16, 1999.

     If a Reset Transaction, as defined below, occurs, the rate at which the contract adjustment payments accrue will be adjusted to equal the Adjusted Contract Adjustment Payment Rate from the effective date of the Reset Transaction to, but not including, the earlier of:

     o  the effective date of any later Reset Transaction, or

     o  the purchase contract settlement date.

     "Reset Transaction" means a merger, consolidation or statutory share exchange to which the entity that is the issuer of the common stock for which the purchase contracts are then to be settled is a party, a sale of all or substantially all the assets of that entity, a recapitalization of that common stock or a distribution described in clause (4) of the first paragraph under " -- Anti-dilution adjustments" below, after the effective date of which transaction or distribution the purchase contracts are then to be settled for:

    o shares of an entity the common stock of which had a Dividend Yield for the four fiscal quarters of that entity preceding the public announcement of that transaction or distribution that was more than 250 basis points (.250) higher than the Dividend Yield on the common stock, or other common stock then issuable upon settlement of the purchase contracts, for the four fiscal quarters preceding the public announcement of such transaction or distribution, or

    o shares of an entity that announces a dividend policy prior to the effective date of the transaction or distribution which policy, if implemented, would result in a Dividend Yield on that entity's common stock for the next four fiscal quarters that would result in such a 250 basis point increase.

     The "Adjusted Contract Adjustment Payment Rate," with respect to any
Reset Transaction, will be the rate per annum that is the arithmetic average of the rates quoted by two Reference Dealers selected by Bank United or its successor as the rate at which contract adjustment payments should accrue so that the fair market value, expressed in dollars, of a Corporate PIES immediately after the later of:

     o  the public announcement of the Reset Transaction, or

     o the public announcement of a change in dividend policy in connection with the Reset Transaction,

will equal the average Trading Price of a Corporate PIES for the 20 Trading Days preceding the date of public announcement of the Reset Transaction. However, the Adjusted Contract Adjustment Payment Rate will not be less than 0.75% per annum.

     The "Dividend Yield" on any security for any period means the dividends paid or proposed to be paid pursuant to an announced dividend policy on that security for that period divided by, if with respect to dividends paid on that security, the average Closing Price of that security during that period and, if with respect to dividends proposed to be paid on that security, the Closing Price of that security on the effective date of the related Reset Transaction.

     "Reference Dealer" means a dealer engaged in the trading of convertible securities.

     "Trading Price" of a security on any date of determination means:

    o the closing sale price or, if no closing sale price is reported, the last reported sale price of a security, regular way, on the NYSE on that date;

    o if that security is not listed for trading on the NYSE on any such date, the closing sale price as reported in the composite transactions for the principal United States securities exchange on which that security is so listed;

    o if that security is not so listed on a United States national or regional securities exchange, the closing sale price as reported by the Nasdaq National Market;

    o  if that security is not so reported, the price quoted by Interactive
       Data Corporation for that security or, if Interactive Data Corporation is not quoting such price, a similar quotation service selected by Bank United;

    o if that security is not so quoted, the average of the mid-point of the last bid and ask prices for that security from at least two dealers recognized as market-makers for such security; or

    o if that security is not so quoted, the average of the last bid and ask prices for that security from a Reference Dealer.

     Contract adjustment payments will be payable to the holders of purchase contracts as they are registered on the books and records of the purchase contract agent on the relevant record dates. So long as the PIES remain in book-entry only form that date will be the business day preceding the relevant payment dates. Contract adjustment payments will be paid through the purchase contract agent, which will hold amounts received in respect of the contract adjustment payments for the benefit of the holders of the purchase contracts that are a part of those PIES. Subject to any applicable laws and regulations, each payment will be made as described under " -- Book-entry issuance" below.
If the PIES do not remain in book-entry only form, the relevant record dates will be the 15th business day before the relevant payment dates. If any date on which contract adjustment payments are to be made is not a business day, then payment of the contract adjustment payments payable on that date will be made on the next day that is a business day and without any interest in respect of any such delay. However, if such business day is in the next calendar year, payment will be made on the prior business day.

ANTI-DILUTION ADJUSTMENTS

     In this section, "Current Market Price" per share of common stock on any day means the average of the daily Closing Prices for the five consecutive Trading Days selected by Bank United beginning not more than 30 Trading Days before, and ending not later than, the earlier of the day in question and the day before the "ex date" with respect to the issuance or distribution requiring that computation. In this paragraph, the term "ex date," when used with respect to any issuance or distribution, will mean the first date on which the common stock trades regular way on the applicable exchange or in the applicable market without the right to receive that issuance or distribution.

     The formula for determining the Settlement Rate will be subject to adjustment upon the occurrence of specified events, including:

          (1) the payment of dividends and other distributions on the common stock made in common stock;

          (2) the issuance to all holders of common stock of rights, options or warrants entitling them, for a period of up to 45 days, to subscribe for or purchase common stock at less than their Current Market Price;

          (3)  subdivisions, splits or combinations of common stock;

          (4) distributions to all holders of common stock of evidences of indebtedness or assets, including securities but excluding any dividend or distribution covered by clause (1) or (2) above and any dividend or distribution paid exclusively in cash;

          (5) distributions consisting exclusively of cash to all holders of common stock in an aggregate amount that, together with (a) other all-cash distributions made within the preceding 12 months and
               (b) any cash plus the fair market value, as of the expiration of the tender or exchange offer referred to below, of consideration payable in respect of any tender or exchange offer by Bank United or any of its subsidiaries for the common stock concluded within the preceding 12 months, exceeds 15% of the total market capitalization of Bank United on the date of the distribution; total market capitalization is the product of the Current Market Price of the common stock multiplied by the number of shares of common stock then outstanding; and

          (6) the successful completion of a tender or exchange offer made by Bank United or any of its subsidiaries for the common stock that involves an aggregate consideration having a fair market value that, together with (a) any cash and the fair market value of other consideration payable in respect of any tender or exchange offer by Bank United or any of its subsidiaries for the common stock concluded within the preceding 12 months and (b) the total amount of any all-cash distributions to all holders of Bank United common stock made within the preceding 12 months, exceeds 15% of the total market capitalization of Bank United on the expiration of that tender or exchange offer.

     In the case of certain reclassifications, consolidations, mergers, sales or transfers of assets or other transactions pursuant to which the common stock is converted into the right to receive other securities, cash or property, each purchase contract then outstanding would become, without the consent of the holder of the related Corporate PIES or Treasury PIES, a contract to purchase only the kind and amount of securities, cash and other property receivable upon consummation of the transaction by a holder of the number of shares of common stock that would have been received by the holder of the related Corporate PIES or Treasury PIES immediately before the date of consummation of the transaction if the holder had then settled that purchase contract.

     If at any time Bank United makes a distribution of property to its shareholders that would be taxable to shareholders as a dividend for United States federal income tax purposes, for example, distributions of evidences of indebtedness or assets of Bank United, but generally not stock dividends or rights to subscribe to capital stock, and, pursuant to the Settlement Rate adjustment provisions of the purchase contract agreement, the Settlement Rate is increased, that increase may give rise to a taxable dividend to holders of the PIES. See "United States Federal Income Tax Consequences -- Purchase Contracts -- Adjustment to settlement rate" on page S-48.

     In addition, Bank United may make similar increases in the Settlement Rate as it deems advisable in order to avoid or diminish any income tax to holders of its capital stock resulting from any dividend or distribution of capital stock, or rights to acquire capital stock, or from any event treated in that way for income tax purposes or for any other reason.

     Adjustments to the Settlement Rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the Settlement Rate will be required unless the adjustment would require an increase or decrease of at least 1% in the Settlement Rate. However, any adjustments not required to be made by reason of the above will be carried forward and taken into account in any subsequent adjustment.

     Whenever the Settlement Rate is adjusted, Bank United must deliver to the purchase contract agent a certificate setting forth the Settlement Rate, detailing the calculation of the Settlement Rate and describing the facts upon which the adjustment is based. In addition, Bank United must notify the holders of the PIES of the adjustment within 10 business days of any event requiring that adjustment and describe in reasonable detail the method by which the Settlement Rate was adjusted.

     Each adjustment to the Settlement Rate will result in a corresponding adjustment to the number of shares of common stock issuable upon early settlement of a purchase contract.

     If an adjustment is made to the Settlement Rate, an adjustment also will be made to the Applicable Market Value solely to determine which Settlement Rate will be applicable on the purchase contract settlement date.

TERMINATION

     The purchase contracts and the obligations and rights of Bank United and of the holders of the PIES under the purchase contracts, including the holders' right to receive accrued contract adjustment payments and the obligation and right to purchase and receive common stock, will terminate automatically upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to Bank United. Upon termination, the collateral agent will release the related preferred stock, in the case of Corporate PIES, or Treasury Securities, in the case of Treasury PIES, from the pledge arrangement and cause the securities intermediary to transfer the preferred stock or Treasury Securities to the purchase contract agent for distribution to the PIES holders. Upon termination, however, that release and distribution may be subject to a delay. In the event that Bank United becomes the subject of a case under the Bankruptcy Code, the delay may occur as a result of the automatic stay under the Bankruptcy Code and continue until such automatic stay has been lifted. Bank United expects any delay to be limited.

PLEDGED SECURITIES AND PLEDGE AGREEMENT

     The shares of preferred stock that are a part of the Corporate PIES or, if substituted, the Treasury Securities that are a part of the Treasury PIES, which we collectively call the "Pledged Securities," will be pledged to the collateral agent for the benefit of Bank United under the pledge agreement to secure the obligations of the holders of the PIES to purchase common stock under the related purchase contracts. The rights of the holders of the PIES with respect to the Pledged Securities will be subject to the security interest of Bank United in the Pledged Securities. No holder of Corporate PIES or Treasury PIES will be permitted to withdraw the Pledged Securities related to Corporate PIES or Treasury PIES from the pledge arrangement except:

          (1)  to substitute Treasury Securities for preferred stock;

          (2)  to substitute preferred stock for Treasury Securities; and

          (3) upon early settlement, settlement for separate cash or termination of the related purchase contracts.

     In connection with clauses (1) and (2) above, see "Description of the PIES -- Creating Treasury PIES by substituting Treasury Securities" and
" -- Recreating Corporate PIES" on pages S-23 and S-24.

     Subject to the security interest and the terms of the purchase contract agreement and the pledge agreement, each holder of Corporate PIES will be entitled, through the purchase contract agent and the collateral agent, to all of the proportional rights and preferences of the related preferred stock, including dividend payments, voting and repayment rights, and each holder of Treasury PIES will retain beneficial ownership of the related Treasury Securities pledged in respect of the related purchase contracts. Bank United will have no interest in the Pledged Securities other than its security interest.

     The securities intermediary will distribute, upon receipt of interest on the Pledged Securities, payments to the purchase contract agent, which in turn will distribute those payments, together with contract adjustment payments received from Bank United, to the holders in whose names the PIES are registered at the close of business on the record date prior to the date of such distribution.

BOOK-ENTRY ISSUANCE

     The depositary for the PIES will be DTC. The PIES will be issued only as fully-registered securities registered in the name of Cede & Co., DTC's nominee. The PIES will be issued in accordance with the procedures described under "Book-Entry Procedures and Settlement" below.

                 CERTAIN PROVISIONS OF THE PURCHASE CONTRACTS,
            THE PURCHASE CONTRACT AGREEMENT AND THE PLEDGE AGREEMENT

GENERAL

     Distributions on the PIES will be payable, the purchase contracts and documents related to the PIES will be settled and transfers of the PIES will be able to be registered at the office of the purchase contract agent in the Borough of Manhattan, New York City. In addition, if the PIES do not remain in book-entry form, Bank United has the option to pay distributions on the PIES by check mailed to the address of the person entitled to those distributions as shown on the security register of Bank United.

     No service charge will be made for any registration of transfer or exchange of the PIES, except for any tax or other governmental charge that may be imposed in connection with a transfer or exchange.

MODIFICATION

     Subject to limited exceptions, Bank United and the purchase contract agent may not modify the terms of the purchase contracts or the purchase contract agreement without the consent of the holders of not less than a majority of the outstanding purchase contracts, except that no modification may, without the consent of the holder of each outstanding purchase contract affected thereby:

    o  change any payment date;

    o change the amount or type of collateral required to be pledged to secure a holder's obligations under the purchase contract, except for the right of a holder of Corporate PIES to substitute Treasury Securities for the pledged preferred stock or the right of a holder of Treasury PIES to substitute preferred stock for the pledged Treasury Securities, impair the right of the holder of any purchase contract to receive interest on the collateral or otherwise adversely affect the holder's rights in or to the collateral;

    o reduce any contract adjustment payments or change the place or currency of payment;

    o impair the right to institute suit for the enforcement of a purchase contract;

    o reduce the number of shares of common stock purchasable under a purchase contract, increase the purchase price of the common stock on settlement of any purchase contract, change the purchase contract settlement date or otherwise adversely affect the holder's rights under a purchase contract; or

    o reduce the above-stated percentage of outstanding purchase contracts whose holders' consent is required for the modification or amendment of the provisions of the purchase contracts or the purchase contract agreement.

     However, if any amendment or proposal would adversely affect only the Corporate PIES or only the Treasury PIES, then only the affected class of holders will be entitled to vote on the amendment or proposal, and the amendment or proposal will not be effective except with the consent of the holders of not less than a majority of the class or, if referred to in the listed items above, all of the holders of the class.

     Subject to limited exceptions, Bank United, the collateral agent, the securities intermediary and the purchase contract agent may not modify the terms of the pledge agreement without the consent of the holders of not less than a majority of the outstanding purchase contracts, except that no modification may, without the unanimous consent of the holders of each outstanding PIES adversely affected thereby:

    o change the amount or type of collateral underlying a PIES, except for the right of a holder of Corporate PIES to substitute Treasury Securities for the pledged preferred stock or the right of a holder of Treasury PIES to substitute preferred stock for the pledged Treasury Securities, impair the right of the holder of any PIES to receive distributions on the underlying collateral or otherwise adversely affect the holder's rights in or to the collateral;

    o otherwise effect any action that, under the purchase contract agreement, would require the consent of the holders of each outstanding PIES; or

    o reduce the above-stated percentage of outstanding purchase contracts whose holders' consent is required for the amendment.

     However, if any amendment or proposal would adversely affect only the Corporate PIES or only the Treasury PIES, then only the affected class of holders will be entitled to vote on the amendment or proposal, and the amendment or proposal will not be effective except with the consent of the holders of not less than a majority of the class or, if referred to in the items listed above, all of the holders of the class.

NO CONSENT TO ASSUMPTION

     Each holder of Corporate PIES or Treasury PIES will be deemed under the terms of the purchase contract agreement, by his or her acceptance of such PIES, to have expressly withheld any consent to the assumption, also known as affirmance, of the related purchase contracts by Bank United, its receiver, liquidator or trustee in the event that Bank United becomes the subject of a case under the Bankruptcy Code or other similar state or federal law providing for reorganization or liquidation.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

     Bank United will agree in the purchase contract agreement that it will not merge or consolidate with any other entity or sell, assign, transfer, lease or convey all or substantially all of its properties and assets to any other entity or group of affiliated entities unless:

    o either Bank United is the continuing corporation or the successor corporation is a corporation organized under the laws of the United States of America, a state thereof or the District of Columbia and that corporation expressly assumes all the obligations of Bank United under the purchase contracts, the purchase contract agreement and the pledge agreement by one or more supplemental agreements in form reasonably satisfactory to the purchase contract agent and the collateral agent; and

    o Bank United or that successor corporation is not, immediately after such merger, consolidation, sale, assignment, transfer, lease or conveyance, in default in the performance of any or condition underlying the purchase contract, the PIES or the pledge agreement.

GOVERNING LAW

     The purchase contracts, the purchase contract agreement and the pledge agreement will be governed by, and construed in accordance with, the laws of the State of New York.

INFORMATION CONCERNING THE PURCHASE CONTRACT AGENT

     The First National Bank of Chicago will be the purchase contract agent. The purchase contract agent will act as the agent for the holders of the PIES from time to time. The purchase contract agent will not be obligated to take any discretionary action in connection with a default under the terms of the PIES or the purchase contract agreement.

     The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement also will contain provisions under which the purchase contract agent may resign or be replaced. Resignation or replacement would be effective upon the appointment of a successor.

INFORMATION CONCERNING THE COLLATERAL AGENT

     The Bank of New York will be the collateral agent. The collateral agent will act solely as the agent of Bank United and will not assume any obligation or relationship of agency or trust for or with any of the holders of the PIES except for the obligations owed by a pledgee of property to the owner thereof under the pledge agreement and applicable law.

     The pledge agreement will contain provisions limiting the liability of the collateral agent. The pledge agreement also will contain provisions under which the collateral agent may resign or be replaced. Resignation or replacement would be effective upon the appointment of a successor.

INFORMATION CONCERNING THE SECURITIES INTERMEDIARY

     The Bank of New York will be the securities intermediary. All property delivered to the securities intermediary pursuant to the purchase contract agreement or the pledge agreement will be credited to a collateral account established by the securities intermediary for the collateral agent. The securities intermediary will treat the purchase contract agent as entitled to exercise all rights relating to any financial asset credited to such collateral account, subject to the provisions of the pledge agreement.

MISCELLANEOUS

     The purchase contract agreement will provide that Bank United will pay all fees and expenses related to (1) the retention of the collateral agent and the securities intermediary and (2) the enforcement by the purchase contract agent of the rights of the holders of the PIES. However, holders who elect to substitute the related Pledged Securities, thus creating Treasury PIES or recreating Corporate PIES, will be responsible for any fees or expenses payable in connection with the substitution, as well as for any commissions, fees or other expenses incurred in acquiring the Pledged Securities to be substituted. Bank United will not be responsible for any of those fees or expenses.

                       DESCRIPTION OF THE PREFERRED STOCK

GENERAL

     ALL REFERENCES TO PREFERRED STOCK IN THIS PROSPECTUS SUPPLEMENT, INCLUDING THIS SECTION, APPLY TO THE SERIES B PREFERRED STOCK OF BANK UNITED ONLY, UNLESS WE OTHERWISE EXPRESSLY STATE. THE FOLLOWING SUMMARY DESCRIPTION SUPPLEMENTS THE DESCRIPTION OF THE PREFERRED STOCK IN THE ACCOMPANYING PROSPECTUS AND, TO THE EXTENT THIS DESCRIPTION IS INCONSISTENT WITH THE PROSPECTUS, REPLACES THE DESCRIPTION IN THE PROSPECTUS. THE FOLLOWING DESCRIPTION OF THE PREFERRED STOCK CONTAINS A DESCRIPTION OF ALL MATERIAL TERMS OF THE SERIES B PREFERRED STOCK, BUT DOES NOT PURPORT TO BE COMPLETE. FOR ADDITIONAL INFORMATION, YOU SHOULD REFER TO OUR CERTIFICATE OF INCORPORATION, OUR BY-LAWS AND THE CERTIFICATE OF DESIGNATIONS FOR THE SERIES B PREFERRED STOCK. OUR CERTIFICATE OF INCORPORATION AND BY-LAWS ARE FILED AS EXHIBITS TO THE REGISTRATION STATEMENTS OF WHICH THIS PROSPECTUS SUPPLEMENT IS A PART. WE HAVE FILED A FORM OF THE CERTIFICATE OF DESIGNATIONS AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE A PART.

     The Bank United board of directors has authorized the issuance of a series of preferred stock consisting of up to 2,300,000 shares. These shares of preferred stock will be issued in connection with the PIES offering and constitute a single series of preferred stock of Bank United, which will be called the "Series B Preferred Stock." Bank United may, in the future, issue additional series of preferred stock. When issued and sold for the consideration described in this prospectus supplement, the preferred stock will be duly and validly issued, fully paid and nonassessable. The preferred stock will not be convertible into shares of common stock or any other class or series of capital stock of Bank United. The holders of the preferred stock will have no preemptive rights with respect to any shares of Bank United capital stock or any other securities convertible into or carrying rights or options to purchase any shares of Bank United capital stock. The preferred stock will not be subject to any sinking fund or other obligation by Bank United to repurchase or retire the preferred stock. The registrar, transfer agent and dividend disbursing agent for the preferred stock is The Bank of New York.

RANKING

     The preferred stock will rank senior to the common stock with respect to the payment of dividends and upon liquidation, dissolution or winding up of Bank United.

DIVIDENDS

     Holders of the preferred stock will be entitled to receive, when and as declared by the Bank United board of directors out of assets of Bank United legally available for payment, cash dividends at the annual rate of 7.25% per share, equivalent to $3.6250 per share, until the purchase contract settlement date on August 16, 2002, and at the Reset Rate thereafter. Dividends on the preferred stock will be payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year, beginning on November 16, 1999, or if that date is not a business day, the next succeeding business day. Dividends on the preferred stock will begin to accumulate and be cumulative from the date of original issuance and will be payable to holders of record as they appear on the stock books of Bank United on the record dates for the dividend payments. Those record dates will be, in the case of global certificates, the business day preceding a payment date and, in all other cases, 15 business days before a payment date, and will be fixed by the board of directors of Bank United. However, holders of shares of preferred stock called for redemption on a redemption date falling between a dividend payment record date and the dividend payment date will receive the dividend payment together with all other accumulated and unpaid dividends on the date fixed for redemption instead of on the dividend payment date. Dividends payable on the preferred stock for any period longer or shorter than a full dividend period will be computed on the basis of twelve 30-day months, a 360-day year and the actual number of days elapsed in the period. Dividends payable per share of preferred stock for each quarterly dividend period will be computed by dividing the annual dividend amount of $3.6250 by four. Holders of the preferred stock will not be entitled to any dividends, whether payable in cash, property or securities, in excess of the full cumulative dividends, as described in this paragraph. No interest, or sum of money in lieu of interest, will be payable in respect of any accumulated and unpaid dividends.

     If dividends are not paid in full, or declared in full and sums set apart for their payment, on the preferred stock and on any other capital stock ranking equally as to dividends with the preferred stock, all dividends declared on shares of preferred stock and shares of that other capital stock will be declared and paid pro rata so that in all cases the amount of dividends declared per share on the preferred stock and that other capital stock will bear to each other the same ratio that accrued and unpaid dividends per share on the shares of preferred stock and that other capital stock bear to each other. Except as provided above, unless full cumulative dividends on all outstanding shares of the preferred stock have been paid or declared and sums set aside for their payment,

    o dividends, other than dividends paid in common stock or other stock ranking junior to the preferred stock as to dividends and upon liquidation, dissolution or winding up, may not be declared or paid or set apart for payment,

    o other distributions may not be made on the common stock or on any other stock of Bank United ranking junior to the preferred stock as to dividends, or upon liquidation, dissolution or winding up, and

    o any common stock or any other stock of Bank United ranking junior to or on a parity with the preferred stock as to dividends or upon liquidation, dissolution or winding up may not be redeemed, purchased or otherwise acquired for any consideration by Bank United, except by conversion into or exchange for stock of Bank United ranking junior to the preferred stock as to dividends and upon liquidation, dissolution or winding up.

DIVIDEND RATE RESET BY REMARKETING

     The dividend rate on the preferred stock will be reset to the Reset Rate on the third day preceding the purchase contract settlement date. The Reset Rate will be the rate per annum that results from the remarketing of the shares of preferred stock that are a part of the Corporate PIES as to which the holders have not given notice of their election to settle the related purchase contracts with cash, or have given notice but failed to deliver cash, and the shares of preferred stock that are not a part of the Corporate PIES as to which the holders have requested remarketing. On the remarketing date, Lehman Brothers will use commercially reasonable efforts to remarket those shares of preferred stock at a price equal to 100.50% of the aggregate liquidation preference of those shares.

     REMARKETING PROCEDURES. Below is a summary of the procedures to be followed in connection with a remarketing of the preferred stock.

     As long as the PIES or the preferred stock are evidenced by one or more global security certificates deposited with DTC, Bank United will request, not later than 15 nor more than 30 calendar days prior to the remarketing date, that DTC notify its participants holding preferred stock or Corporate PIES of the remarketing.

     Not later than 5:00 p.m., New York City time, on the seventh business day preceding the purchase contract settlement date, which is also four business days prior to the remarketing date, any holder of shares of preferred stock that are a part of the Corporate PIES may elect to have those shares remarketed. Holders of Corporate PIES that do not give notice before that time of their intention to settle their related purchase contracts for separate cash, and holders who give notice but fail to deliver cash before 11:00 a.m., New York City time, on the fifth business day preceding the purchase contract settlement date, will be deemed to have consented to the disposition of the shares of preferred stock that are a part of their Corporate PIES in the remarketing. Holders of shares of preferred stock that are not a part of the Corporate PIES who wish to have their shares remarketed must give notice of their election before 11:00 a.m., New York City time, on that fifth business day.

Any such notice will be irrevocable and may not be conditioned upon the level at which the Reset Rate is established in the remarketing.

     If none of the holders elects to have preferred stock remarketed in the remarketing, the Reset Rate will be the rate determined by Lehman Brothers, in its sole discretion, as the rate that would have been established had a remarketing been held on the remarketing date.

     If Lehman Brothers determines that it will be able to remarket all the shares of preferred stock tendered or deemed tendered for purchase at a price of 100.50% of the aggregate liquidation preference of those shares before 4:00 p.m., New York City time, on the remarketing date, Lehman Brothers will determine the Reset Rate, which will be the rate, rounded to the nearest one-thousandth (0.001) of one percent, per annum that Lehman Brothers determines, in its sole judgment, to be the lowest rate per year that will enable it to remarket all the shares of preferred stock tendered or deemed tendered for remarketing at that price.

     If, by 4:00 p.m., New York City time, on the remarketing date, Lehman Brothers is unable to remarket all the shares of preferred stock tendered or deemed tendered for purchase, a Failed Remarketing will be deemed to have occurred, and Lehman Brothers will so advise DTC and Bank United. If a Failed Remarketing occurs, the Reset Rate will be equal to (1) the "AA" Composite Commercial Paper Rate, as defined in the next paragraph, plus (2) a spread ranging from 300 to 700 basis points based on the credit ratings of the preferred stock at that time.

     " "AA' Composite Commercial Paper Rate" on any date means:

    o the interest equivalent of the 60-day rate on commercial paper placed on behalf of issuers whose corporate bonds are rated "AA" by S&P or the equivalent of that rating by S&P or the equivalent of that rating by S&P or another rating agency, as made available on a discount basis or otherwise by the Federal Reserve Board for the business day immediately preceding that date; or

    o if the Federal Reserve Board does not make available any such rate, then the arithmetic average of those rates, as quoted on a discount basis or otherwise, by the Commercial Paper Dealers, as defined in the next paragraph, to Lehman Brothers for the close of business on the business day next preceding that date.

     "Commercial Paper Dealers" means Lehman Commercial Paper Inc., Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated or their affiliates or successors, if they are commercial paper dealers.

     If any Commercial Paper Dealer does not quote a rate required to determine the "AA" Composite Commercial Paper Rate, the "AA" Composite Commercial
Paper Rate will be determined on the basis of the quotation or quotations furnished by the remaining Commercial Paper Dealer or Commercial Paper Dealers and any substitute commercial paper dealer or substitute commercial paper dealers selected by Lehman Brothers or, if Lehman Brothers does not select any such substitute commercial paper dealer or substitute commercial paper dealers, by the remaining Commercial Paper Dealer or Commercial Paper Dealers.

     By approximately 4:30 p.m., New York City time, on the remarketing date, so long as there has not been a Failed Remarketing, Lehman Brothers will advise:

    o DTC and Bank United of the Reset Rate determined in the remarketing and the number of shares of preferred stock sold in the remarketing;

    o each person purchasing shares of preferred stock in the remarketing or the appropriate DTC participant of the Reset Rate and the number of shares of preferred stock that person is to purchase; and

    o each of those purchasers to give instructions to its DTC participant to pay the purchase price on the purchase contract settlement date in same day funds against delivery of the shares of preferred stock purchased through the facilities of DTC.

     In accordance with DTC's normal procedures, on the purchase contract settlement date, the transactions described above with respect to each share of preferred stock tendered for purchase and sold in the remarketing will be executed through DTC, and the accounts of the respective DTC participants will be debited and credited and those shares delivered by book entry as necessary to effect purchases and sales of the shares of preferred stock. DTC will make payment in accordance with its normal procedures.

     If any holder selling shares of preferred stock in the remarketing fails to deliver those shares, the direct or indirect DTC participant of the selling holder and of any other person that was to have purchased shares of preferred stock in the remarketing may deliver to that other person a number of shares of preferred stock that is less than the number of shares of preferred stock that otherwise was to be purchased by that person. In that event, the number of shares of preferred stock to be so delivered will be determined by the direct or indirect participant, and delivery of the lesser number of shares of preferred stock will constitute good delivery.

     The right of each holder to have shares of preferred stock tendered for purchase will be limited to the extent that:

    o Lehman Brothers conducts a remarketing pursuant to the terms of the remarketing agreement;

    o  shares of preferred stock tendered have not been called for redemption;

    o Lehman Brothers is able to find a purchaser or purchasers for tendered shares of preferred stock; and

    o the purchaser or purchasers deliver the purchase price for the shares of preferred stock to Lehman Brothers.

     Lehman Brothers is not obligated to purchase any shares of preferred stock that would otherwise remain unsold in the remarketing. Neither Bank United nor Lehman Brothers will be obligated in any case to provide funds to make payment upon tender of preferred stock for remarketing.

     Bank United will be liable for any and all costs and expenses incurred in connection with the remarketing.

     REMARKETING AGENT. The remarketing agent will be Lehman Brothers. Bank United and Lehman Brothers will enter into the remarketing agreement which provides that Lehman Brothers will act as the exclusive remarketing agent and will use commercially reasonable efforts to remarket securities tendered or deemed tendered for purchase in the remarketing at a price of 100.50% of their liquidation preference. Under certain circumstances, some portion of the shares of preferred stock tendered in the remarketing may be purchased by the remarketing agent.

     The remarketing agreement provides that the remarketing agent will incur no liability to Bank United or to any holder of the Corporate PIES or the preferred stock in its individual capacity or as remarketing agent for any action or failure to act in connection with a remarketing or otherwise, except as a result of the negligence or willful misconduct on its part. The remarketing agent will receive 0.50% of the amount of the proceeds received in the remarketing as its remarketing fee.

     Bank United has agreed to indemnify the remarketing agent against certain liabilities, including liabilities under the Securities Act, arising out of or in connection with its duties under the remarketing agreement.

     The remarketing agreement also will provide that the remarketing agent may resign and be discharged from its duties and obligations under the remarketing agreement. However, no resignation will become effective unless a nationally recognized broker-dealer has been appointed by Bank United as successor remarketing agent and the successor remarketing agent has entered into a remarketing agreement with Bank United. In that case, Bank United will use reasonable efforts to appoint a successor remarketing agent and enter into a remarketing agreement with that person as soon as reasonably practicable.

REDEMPTION

     Shares of preferred stock will not be redeemable before October 16, 2002. On or after that date, the shares of preferred stock will be redeemable at the option of Bank United, in whole or in part, at any time or from time to time, on not less than 30 or more than 60 days notice by mail, at a redemption price of $50 per share, plus accrued and unpaid dividends to the date of redemption.

     On August 16, 2004, all outstanding shares of preferred stock will be redeemed by Bank United on not less than 30 or more than 60 days notice by mail, at a redemption price of $50 per share, plus accrued and unpaid dividends to the date of redemption.

     After the date of a redemption, unless Bank United is in default in providing money for the payment of the redemption price, dividends will cease to accrue on the preferred stock, and the shares of preferred stock will no longer be deemed to be outstanding. On that date, all rights of the preferred stock will cease, except the right to receive the moneys payable upon redemption, without interest, upon surrender of the certificates evidencing the shares of preferred stock.

LIQUIDATION RIGHTS

     In the event of any liquidation, dissolution or winding up of Bank United, whether voluntary or involuntary, the holders of shares of preferred stock will be entitled to receive out of the assets of Bank United available for distribution to stockholders the liquidation preference of $50 per share plus an amount equal to all dividends, whether or not earned or declared, accumulated and unpaid to the payment date before any payment or distribution of assets is made to holders of common stock or of any other class of stock of Bank United ranking junior to the preferred stock upon liquidation, dissolution or winding up. If upon any liquidation, dissolution or winding up of Bank United, the amounts payable with respect to the preferred stock and any other capital stock ranking as to any asset distribution equally with the preferred stock are not paid in full, the holders of the preferred stock and of that other capital stock will share ratably in that distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidation preference to which they are entitled, the holders of shares of preferred stock will not be entitled to any further participation in any distribution of assets of Bank United. Neither a consolidation or merger of Bank United with another corporation nor a sale, lease, exchange or transfer of all or part of the assets of Bank United for cash, securities or other property will be considered a liquidation, dissolution or winding up of Bank United for these purposes.

     The liquidation preference amount relating to the preferred stock is not necessarily indicative of the price at which the preferred stock will actually trade at or after the time of their issuance. The preferred stock may trade at prices below its liquidation preference amount. The market price of the preferred stock can be expected to fluctuate with changes in the financial markets and economic conditions, the financial condition and prospects of Bank United and other factors that generally influence the market prices of securities.

VOTING RIGHTS

     Each share of preferred stock will carry .10 of a vote in connection with matters submitted generally to the holders of the common stock of Bank United, and will be entitled to vote together as a single class with shares of the common stock and other capital stock of Bank United entitled to vote in respect of matters submitted to stockholders generally. Based on the number of shares of common stock of Bank United outstanding as of the date of this prospectus supplement and assuming that all offered shares are issued and outstanding, the shares of preferred stock would represent, in the aggregate, approximately 0.96% of the combined voting power of the shares of preferred stock and the common stock.

     Whenever dividends on shares of the preferred stock have not been paid in an aggregate amount equal to at least six quarterly dividends on those shares, whether or not consecutive, the holders of the preferred stock, voting separately as a class with the holders of any stock ranking equally as to dividends with the preferred stock on which similar voting rights have been conferred and are exercisable, will be entitled to elect two directors to the Bank United board of directors either by written consent or at an annual or special meeting of stockholders of Bank United held during the period those dividends remain in arrears. These voting rights will terminate when all those dividends accrued and in default have been paid in full or declared and funds for their payment in full have been set apart. At that time, the term of office of all directors so elected will also terminate.

     In addition, the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of the preferred stock, voting as a separate class, will be required for any amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any provisions of the certificate of incorporation of Bank United that adversely affect the powers, preferences, privileges or rights of the holders of the preferred stock. The affirmative vote or consent of the holders of shares representing at least two-thirds of the combined voting power of the preferred stock and any other series of preferred stock of Bank United ranking equally with the preferred stock as to dividends or upon liquidation, dissolution or winding up of Bank United, voting as a single class without regard to series, will be required to authorize or effect (1) the creation, authorization or issuance of, (2) the reclassification of any authorized stock of Bank United into or (3) the creation, authorization or issuance of any obligation or security convertible into or evidencing the right to purchase, any additional class or series of stock ranking prior to the preferred stock as to dividends or upon liquidation, dissolution or winding up of Bank United.

     Except as described above in this section on voting rights, as described in the accompanying prospectus or as required by law, the preferred stock will have no other voting rights.

     The above provisions are not applicable to the designation by the Bank United board of directors of any series of preferred stock other than the Series B preferred stock.

BOOK-ENTRY ISSUANCE

     The preferred stock will be issued as one or more global certificates registered in the name of DTC or its nominee. The depositary for the preferred stock will be DTC. The preferred stock will be issued only as fully-registered securities registered in the name of Cede & Co., DTC's nominee. The preferred stock will be issued in accordance with the procedures described under "Book-Entry Procedures and Settlement" below.

                      BOOK-ENTRY PROCEDURES AND SETTLEMENT

     Upon issuance, all book-entry securities will be represented by one or more fully registered global securities, without coupons. Each global security will be deposited with, or on behalf of, DTC, a securities depository, and will be registered in the name of DTC or a nominee of DTC. DTC will thus be the only registered holder of these securities.

     Purchasers of securities may only hold interests in the global notes through DTC if they are participants in the DTC system. Purchasers may also hold interests through a securities intermediary -- banks, brokerage houses and other institutions that maintain securities accounts for customers -- that has an account with DTC or its nominee. DTC will maintain accounts showing the security holdings of its participants, and these participants will in turn maintain accounts showing the security holdings of their customers. Some of these customers may themselves be securities intermediaries holding securities for their customers. Thus, each beneficial owner of a book-entry security will hold that security indirectly through a hierarchy of intermediaries, with DTC at the "top" and the beneficial owner's own securities intermediary at the "bottom."

     The securities of each beneficial owner of a book-entry security will be evidenced solely by entries on the books of the beneficial owners' securities intermediary. The actual purchaser of the securities will generally not be entitled to have the securities represented by the global securities registered in its name and will not be considered the owner under the declaration. In most cases, a beneficial owner will also not be able to obtain a paper certificate evidencing the holder's ownership of securities. The book-entry system for holding securities eliminates the need for physical movement of certificates and is the system through which most publicly traded securities are held in the United States. However, the laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability to transfer book-entry securities.

     A beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive (paper) securities only if:

    o DTC is unwilling or unable to continue as depositary for such global security and Lehman Brothers Holdings does not appoint a qualified replacement for DTC within 90 days; or

    o Bank United in its sole discretion decides to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

     Unless we indicate otherwise, any global security that is exchangeable will be exchangeable in whole for definitive securities in registered form, with the same terms and of an equal aggregate principal amount. Definitive securities will be registered in the name or names of the person or persons specified by DTC in a written instruction to the registrar of the securities. DTC may base its written instruction upon directions that it receives from its participants.

     In this prospectus, for book-entry securities, references to actions taken by security holders will mean actions taken by DTC upon instructions from its participants, and references to payments and notices of redemption to security holders will mean payments and notices of redemption to DTC as the registered holder of the securities for distribution to participants in accordance with DTC's procedures.

     DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under section 17A of the Securities Exchange Act of 1934. The rules applicable to DTC and it participants are on file with the SEC.

     DTC's management is aware that some computer applications, systems, and the like for precessing dates that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as they relate to the timely payment of distributions to securityholders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

     Bank United will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interest in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

     DTC may discontinue providing its services as securities depositary at any time by giving reasonable notice. Under such circumstances, in the event that a successor securities depositary is not obtained, securities certificates are required to be printed and delivered. Additionally, Bank United may decide to discontinue use of the system of book-entry transfers through DTC or any successor depositary with respect to the preferred securities. In that event, certificates for the securities will be printed and delivered.

     The information in this section concerning DTC and DTC's book-entry system has been obtained form sources that Bank United believes to be reliable, but Bank United does not take responsibility for the accuracy thereof.

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of the PIES, the preferred stock and the common shares acquired under a purchase contract. Unless otherwise stated, this summary applies only to "U.S. Holders" who purchase Corporate PIES upon original issuance for an amount equal to the initial offering price and who hold the PIES, the preferred stock and the common shares acquired under the purchase contract as capital assets.

     A "U.S. Holder" is:

    o  a person who is a citizen or resident of the United States;

    o a corporation or partnership created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

    o an estate the income of which is subject to United States federal income taxation, regardless of its source; or

    o a trust (1) that is subject to the supervision of a court with the United States and the control of one or more United States persons as described in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended or (2) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

     The tax treatment of a holder may vary depending on the holder's particular situation. This summary does not deal with special classes of holders. For example, this summary does not address:

    o tax consequences to holders who may be subject to special tax treatment, such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, or tax-exempt investors,

    o tax consequences to persons who will hold the PIES, the preferred stock or the common shares acquired under the purchase contract as a position in a "straddle," "synthetic security," "hedge," "integrated transaction," "constructive sale transaction" or "conversion transaction,"

    o tax consequences to holders of PIES, preferred stock or common shares acquired under a purchase contract whose functional currency is not the U.S. dollar,

    o tax consequences to shareholders, partners or beneficiaries of a holder of PIES, preferred stock or common shares acquired under a purchase contract,

    o  alternative minimum tax consequences, if any, or

    o the consequences of any state, local or foreign tax laws or any federal laws other than those pertaining to the income tax.

     IF YOU ARE NOT A UNITED STATES PERSON WITHIN THE MEANING OF SECTION 7701(A)(30) OF THE INTERNAL REVENUE CODE, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS REGARDING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE PIES, INCLUDING THE POTENTIAL APPLICATION OF UNITED STATES WITHHOLDING TAXES.

     This summary is based upon the Internal Revenue Code, Treasury regulations, including proposed Treasury regulations, issued thereunder, IRS rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly on a retroactive basis. Any changes may be applied retroactively in a manner that could cause the tax consequences to vary substantially from the consequences described below, possibly adversely affecting a U.S. Holder.

     No statutory, administrative or judicial authority directly addresses the treatment of the PIES or instruments similar to the PIES for United States federal income tax purposes. As a result, we cannot assure you that the IRS will agree with the tax consequences described in this prospectus supplement. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF

THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PIES IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES UNDER FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

CORPORATE PIES

     ALLOCATION OF PURCHASE PRICE

     A U.S. Holder's acquisition of a Corporate PIES will be treated as an acquisition of a unit consisting of the preferred stock and the purchase contract that comprise the Corporate PIES. The purchase price of each Corporate PIES will be allocated between the preferred stock and the purchase contract in proportion to their respective fair market values at the time of purchase. This allocation will establish the U.S. Holder's initial tax bases in the preferred stock and the purchase contract. Bank United will report the fair market value of each preferred stock as $50 and the fair market value of each purchase contract as $0. This position will be binding upon each U.S. Holder, but not on the IRS, unless the U.S. Holder explicitly discloses a contrary position on a statement attached to the U.S. Holder's timely filed United States federal income tax return for the taxable year in which a Corporate PIES is acquired. Thus, absent that disclosure, a U.S. Holder should allocate the purchase price for a Corporate PIES in accordance with the foregoing. The remainder of this discussion assumes that this allocation of the purchase price will be respected for United States federal income tax purposes.

PREFERRED STOCK

     DISTRIBUTIONS

     Distributions on the shares of the preferred stock, other than distributions in redemption of shares of the preferred stock subject to section 302(b) of the Internal Revenue Code, will constitute dividends for federal income tax purposes to the extent paid from current or accumulated earnings and profits of Bank United, as determined under federal income tax principles. Any corporate U.S. Holder of the shares of the preferred stock that is otherwise eligible for the 70% dividends-received deduction under the Internal Revenue Code will be allowed that deduction with respect to dividends on the shares of the preferred stock.

     Bank United expects that its current and accumulated earnings and profits will be sufficient so that all distributions paid on the shares of preferred stock will qualify as dividends for federal income tax purposes. Nevertheless, any distributions on the shares of the preferred stock in excess of Bank United's current and accumulated earnings and profits will, to that extent, not be eligible for the dividends-received deduction. This excess will generally be treated for federal income tax purposes as a tax-free return of capital, to the extent of a U.S. Holder's basis in its shares of preferred stock, and any additional amount as a long-term or short-term capital gain. Distributions that are treated as a return of capital reduce a U.S. Holder's basis in the shares of the preferred stock and may subject the U.S. Holder to the payment of tax, at long-term or short-term capital gain rates, when distributions are made in excess of the U.S. Holder's remaining basis in its shares of the preferred stock or if there is a subsequent sale or redemption of the U.S. Holder's preferred stock.

     U.S. Holders should consider that the Internal Revenue Code contains several limitations on the availability of the dividends-received deduction even if Bank United has sufficient current or accumulated earnings and profits.
Section 246(c) of the Internal Revenue Code disallows the dividends-received deduction with respect to any dividend on shares of stock held for 45 days or fewer during the 90-day period beginning on the date which is 45 days before the date on which the shares became ex-dividend with respect to the dividend. Any period in which a U.S. Holder has an option to sell, is under a contractual obligation to sell, has made and not closed a short sale of, or has granted certain options to buy, substantially identical stock or securities, or held one or more other positions in substantially similar or related property that diminishes the risk of loss from holding the preferred stock, will not be counted toward the 45-day holding period requirement. Furthermore, U.S. Holders should consider section 1059 of the Internal Revenue Code, which limits the benefit of the dividends-received deduction by requiring a U.S. Holder to reduce its basis in the preferred stock with respect to certain extraordinary dividends.

     In addition, Section 246A of the Internal Revenue Code reduces the dividends-received deduction allowed to a corporate U.S. Holder that has incurred indebtedness "directly attributable" to its investment in portfolio stock. U.S. Holders should be aware that in February 1999, the Clinton Administration proposed to expand the applicability of Section 246A to include a percentage of indirect financings. The proposed legislation would apply to portfolio stock acquired after the date of enactment. It is not possible to predict whether legislation modifying current rules regarding debt-financed portfolio stock will be enacted, what form the legislation might take, or what the effective date of any future legislation might be.

     SALES, EXCHANGES OR OTHER DISPOSITIONS OF PREFERRED STOCK

     A U.S. Holder will recognize capital gain or loss on a sale, exchange or other disposition of preferred stock, including the remarketing thereof, in an amount equal to the difference between the amount realized by the U.S. Holder on the disposition of the preferred stock and the U.S. Holder's adjusted tax basis in the preferred stock. Selling expenses incurred by a U.S. Holder will reduce the amount of gain or increase the amount of loss recognized upon the sale, exchange or other disposition of the preferred stock. Capital gains of individuals derived from capital assets held for more than one year are subject to reduced tax rates. A U.S. Holder's ability to deduct capital losses is subject to limitations.

     REDEMPTION

     A redemption of the preferred stock will be treated under Section 302 of the Internal Revenue Code as a dividend if Bank United has sufficient earnings and profits, unless the redemption satisfies the test set forth in Section 302(b) of the Internal Revenue Code enabling the redemption to be treated as a sale or exchange. The redemption will satisfy this test only if it (1) is "substantially disproportionate," (2) constitutes a "complete termination of the holder's stock interest" in Bank United or (3) is "not essentially equivalent to a dividend," each within the meaning of Section 302(b). In determining whether any of these tests are met, shares considered to be owned by the U.S. Holder by reason of certain constructive ownership rules set forth in the Internal Revenue Code, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Internal Revenue Code is satisfied with respect to a particular holder of the preferred stock will depend on the facts and circumstances as of the time the determination is made, U.S. Holders are advised to consult their own tax advisors to determine their tax treatment in light of their own particular investment circumstances.

PURCHASE CONTRACTS

     INCOME FROM CONTRACT ADJUSTMENT PAYMENTS

     There is no direct authority addressing the treatment of the contract adjustment payments under current law, and the treatment is unclear. Contract adjustment payments may constitute taxable income to a U.S. Holder when received or accrued, in accordance with the U.S. Holder's method of tax accounting. If Bank United is required to file information returns with respect to contract adjustment payments, it intends to report the contract adjustment payments as taxable income to each U.S. Holder. U.S. Holders should consult their own tax advisors concerning the treatment of contract adjustment payments, including the possibility that any payment may be treated as a loan, purchase price adjustment, rebate or payment analogous to an option premium, rather than being includible in income on a current basis. The treatment of contract adjustment payments could affect a U.S. Holder's tax basis in a purchase contract or, in the common shares acquired under a purchase contract or the amount realized by a U.S. Holder upon the sale or disposition of a PIES or the termination of a purchase contract. See "-- Acquisition of common stock under a purchase contract," "-- Termination of purchase contract" and "-- Sale or disposition of PIES" below.

     ACQUISITION OF COMMON STOCK UNDER A PURCHASE CONTRACT

     A U.S. Holder generally will not recognize gain or loss on the purchase of shares of common stock under a purchase contract, except with respect to any cash paid in lieu of a fractional share of common stock. Subject to the discussion in this section, a U.S. Holder's aggregate initial tax basis in the shares of common stock acquired under a purchase contract generally should equal the purchase price paid for the shares of common stock plus the U.S. Holder's tax basis in the purchase contract, if any, less the portion of the purchase price and tax basis allocable to the fractional share. Payments of contract adjustment payments that have been received in cash by a U.S. Holder but not included in income should reduce the U.S. Holder's tax basis in the purchase contract or in the shares of common stock to be received under the purchase contract. See "-- Income from contract adjustment payments," above. The holding period for shares of common stock acquired under a purchase contract will commence on the date of the acquisition of those shares of common stock.

     OWNERSHIP OF COMMON STOCK ACQUIRED UNDER THE PURCHASE CONTRACT

     Any dividend on common shares paid by Bank United out of its current or accumulated earnings and profits, as determined for United States federal income tax purposes, will be includible in income by the U.S. Holder when received. Any dividend includible in income will be eligible for the dividends received deduction if received by an otherwise qualifying corporate U.S. Holder that meets the holding period and other requirements for the dividends received deduction.

     Upon a sale or other disposition of shares of common stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder's adjusted tax basis in the common shares. Capital gains of individuals derived in respect of capital assets held for more than one year are subject to reduced tax rates. The deductibility of capital losses is subject to limitations.

     EARLY SETTLEMENT OF PURCHASE CONTRACT

     A U.S. Holder will not recognize gain or loss on the receipt of the U.S. Holder's proportionate share of preferred stock or Treasury Securities upon early settlement of a purchase contract, and the holder will have the same tax basis in the preferred stock or Treasury Securities as the holder had before the early settlement.

     TERMINATION OF PURCHASE CONTRACT

     If a purchase contract terminates, a U.S. Holder will recognize capital gain or loss equal to the difference between the amount realized, if any, upon such termination and the U.S. Holder's adjusted tax basis, if any, in the purchase contract at the time of the termination. Any contract adjustment payments received by a U.S. Holder but not included in income should either reduce the U.S. Holder's tax basis in the purchase contract or result in an amount realized on the termination of the purchase contract. Any contract adjustment payments included in a U.S. Holder's income but not paid should increase the U.S. Holder's tax basis in the purchase contract (see "-- Income from contract adjustment payments" above). Capital gains of individuals derived in respect of capital assets held for more than one year are subject to reduced maximum tax rates. A U.S. Holder's ability to deduct capital losses is subject to limitations. A U.S. Holder will not recognize gain or loss on the receipt of the U.S. Holder's proportionate share of preferred stock or Treasury Securities upon termination of the purchase contract and will have the same tax basis in that preferred stock or Treasury Securities as before the distribution.

     If a termination of the purchase contract occurs when it has negative value, see "-- Sale or Disposition of PIES" below. U.S. Holders should consult their tax advisors regarding a termination of the purchase contract at a time when the purchase contract has negative value.

     ADJUSTMENT TO SETTLEMENT RATE

     U.S. Holders of PIES might be treated as receiving a constructive distribution from Bank United if (1) the Settlement Rate is adjusted and as a result of the adjustment the proportionate interest of U.S. Holders of PIES in the assets or earnings and profits of Bank United is increased and (2) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the Settlement Rate would not be considered made pursuant to a bona fide formula if the adjustment were made to compensate a U.S. Holder for certain taxable distributions with respect to the common shares. Thus, under certain circumstances, an increase in the Settlement Rate might give rise to a taxable dividend to U.S. Holders of PIES even though the U.S. Holders would not receive any cash related thereto.

TREASURY PIES

     SUBSTITUTION OF TREASURY SECURITIES TO CREATE TREASURY PIES

     A U.S. Holder of Corporate PIES that delivers Treasury Securities to the securities intermediary in substitution for the preferred stock generally will not recognize gain or loss upon the delivery of the Treasury Securities or the release of the preferred stock to the U.S. Holder. The U.S. Holder will continue to include in income any dividends on the preferred stock, and the U.S. Holder's basis in the preferred stock and the purchase contract will not be affected by the delivery and release.

     OWNERSHIP OF TREASURY SECURITIES

     A U.S. Holder's initial tax basis in the Treasury Securities that are part of the Treasury PIES will be equal to the amount paid for the Treasury Securities. A U.S. Holder generally will include in income any original issue discount or acquisition discount includible with respect to the Treasury Securities. In general, a U.S. Holder will be required to include in income each year that the U.S. Holder holds a Treasury Security the portion of the original issue discount or acquisition discount that accrues on the Treasury Security in that year.

     SUBSTITUTION OF PREFERRED STOCK TO RECREATE CORPORATE PIES

     A U.S. Holder of Treasury PIES that delivers preferred stock to the securities intermediary to recreate Corporate PIES generally will not recognize gain or loss upon the delivery of such preferred stock or the release of the Treasury Securities to the U.S. Holder. The U.S. Holder will continue to include in income any interest, original issue discount or acquisition discount with respect to such Treasury Securities and the U.S. Holder's tax basis in the Treasury Securities, the preferred stock and the purchase contract will not be affected by such delivery and release.

SALE OR DISPOSITION OF PIES

     Upon a disposition of PIES, a U.S. Holder will be treated as having sold, exchanged or disposed of the purchase contracts and the preferred stock, or, in the case of Treasury PIES, the Treasury Securities that comprise those PIES and generally will have capital gain or loss equal to the difference between the portion of the proceeds to the U.S. Holder allocable to the purchase contracts and the preferred stock or Treasury Securities, as the case may be, and the U.S. Holder's respective adjusted tax bases in the purchase contract and the preferred stock or Treasury Securities. For purposes of determining gain or loss, the U.S. Holder's proceeds will not include any amount equal to accrued and unpaid interest on the Treasury Securities not previously included in income, which amount will be treated as ordinary interest income. Capital gains of individuals derived in respect of capital assets held for more than one year are taxed at a reduced tax rate. The deductibility of capital losses is subject to limitations. If a disposition of the PIES occurs when the purchase contract has negative value, the U.S. Holder should be considered to have received additional consideration for the preferred stock or Treasury Securities in an amount equal to the negative value and to have paid the amount to be released from the U.S. Holder's obligation under the purchase contract. U.S. Holders should consult their tax advisors regarding a disposition of the PIES at a time when the purchase contract has negative value.

     Payments to a U.S. Holder of contract adjustment payments that have not previously been included in the income of the U.S. Holder should either reduce the U.S. Holder's tax basis in the purchase contract or result in an increase in the amount realized on the disposition of the purchase contract. Any contract adjustment payments included in a U.S. Holder's income but not paid should increase the U.S. Holder's tax basis in the purchase contract. See
"-- Corporate PIES -- Purchase contracts -- Income from contract adjustment payments."

NON-UNITED STATES HOLDERS

     The following summary discusses the tax consequences to Non-United States Holders. You are a "Non-United States Holder" if you are not a U.S. Holder. As discussed above, the PIES will be treated by the holders and by Bank United as a unit consisting of a purchase contract and preferred stock or Treasury Security, as the case may be. The following discussion is subject to the discussion below concerning backup withholding.

     Under present United States federal income tax laws, a Non-United States Holder generally will be subject to United States federal income tax withholding on dividend payments on the holder's preferred stock and any contract adjustment payments at a rate of 30%. A Non-United States Holder may reduce or eliminate the 30% withholding tax on dividends and contract adjustment payments discussed above if the holder provides Bank United, or its paying agent, as the case may be, with a properly executed:

    o  IRS Form W-8 or a substantially similar form,

    o IRS Form 1001 (or successor form) properly claiming an exemption from, or a reduction of, such withholding tax under the benefit of an applicable tax treaty, or

    o IRS Form 4224 (or successor form) stating that payment with respect to the PIES, preferred stock, or common shares is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

     Under future regulations generally applicable to payments made after December 31, 2000, Non-United States Holders will generally be required to provide an IRS Form W-8 in lieu of IRS Form 1001 and IRS Form 4224, although alternative documentation may be applicable in certain situations. The future regulations also modify certain certification requirements.

     Generally, a Non-United States Holder will not be subject to United States federal income taxes on any amount that constitutes gain upon a sale, exchange, or other disposition of a PIES, preferred stock, Treasury Security or common shares, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the Non-United States Holder. Certain other exceptions may be applicable, and a Non-United States Holder should consult its tax advisor in this regard. However, as discussed previously, a redemption of the preferred stock may be treated as a dividend, for federal income tax purposes, and therefore may be subject to withholding on dividend payments as described above. See "Corporate PIES -- Preferred stock redemption".

     Finally, Bank United does not believe it is a "United States real property holding corporation" for federal income tax purposes. However, if Bank United is, was, or becomes, during the five year period preceding that disposition, a "United States real property holding corporation," a Non-United States Holder who holds or held more than five percent of the class of stock will be subject to federal tax on the sale or other disposition of such stock, and those holders should contact their tax advisors.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

     Payments under the PIES, the preferred stock or the common shares acquired under a purchase contract, the proceeds received with respect to a fractional common share upon settlement of a purchase contract, and the sale of the PIES, the preferred stock or the common shares acquired under a purchase contract may be subject to information reporting and United States federal backup withholding tax at the rate of 31% if the U.S. Holder thereof fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. No information reporting or backup withholding will be required with respect to payments made by Bank United or any paying agent to Non-United States Holders if a statement described above under "Non-United States
Holders" has been received and the payor does not have actual knowledge, or, after December 31, 2000, reason to know, that the beneficial owner is a U.S. Holder. Any amounts so withheld will be allowed as a credit against a U.S. Holder's United States federal income tax liability.

                              ERISA CONSIDERATIONS

     In this section, the term "Plans" means employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974 ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to
Section 4975 of the Internal Revenue Code and other entities whose underlying assets are considered to include "plan assets" of those plans, accounts and arrangements.

     Generally, a Plan may purchase the Corporate PIES subject to the determination by the investing fiduciary of the Plan that the Plan's investment in the Corporate PIES satisfies ERISA's fiduciary responsibility requirements and other requirements applicable to investments by Plans. Accordingly, among other factors, the investing fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

     Under regulations issued by the U.S. Department of Labor, in the case of an investment by a Plan in an equity interest of an entity that is not a "publicly-offered security," the Plan's assets include both the equity interest and an undivided interest in each of the entity's underlying assets, unless it is established that the entity is an "operating company" or equity participation in the entity by benefit plan investors is not significant.

     In order to be considered "publicly-offered securities," the Corporate PIES must be:

    o  freely transferrable,

    o  part of a class of securities that is widely held, and

    o either (a) part of a class of securities registered under section 12(b) or 12(g) of the Securities Exchange Act of 1934 or (b) sold to the Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act, as long as the class of securities is registered under the Securities Exchange Act within 120 days after the end of the relevant issuer's fiscal year.

     In order to be considered an "operating company," Bank United must be an entity that is primarily engaged, directly or through a majority owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital.

     Under the regulations issued by the U.S. Department of Labor, an entity's assets will not be deemed to be plan assets if ownership of the entity by Plans is not "significant." In general, equity participation in an entity by a Plan is not significant on any date if, immediately after the most recent acquisition of an equity interest in an entity, less than 25% of the value of each class of equity interests in the entity is held by Plans. No monitoring or other measures will be taken to determine or ensure that the requirements of this or any other exception are met with respect to the Corporate PIES. Accordingly, no assurances can be given that an exception will apply to all or any transactions involving these assets.

     In addition, Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section

4975 of the Internal Revenue Code. The acquisition and/or ownership, or the sale, of the Corporate PIES by a Plan with respect to which Bank United, another entity affiliated with the Corporate PIES or any of their respective affiliates is considered a party in interest or a disqualified person may constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code, unless those Corporate PIES are acquired and are held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the Department of Labor has issued prohibited transaction class exemptions, which are called "PTCEs," that may apply to the acquisition and holding of the Corporate PIES. These class exemptions include PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment trust funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers.

     Any fiduciary proposing to acquire the Corporate PIES for or on behalf of a Plan, directly or indirectly, should consult with ERISA counsel for the Plan and should not acquire the Corporate PIES unless it is determined that the acquisition and holding of the Corporate PIES by the Plan:

    o does not and will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code and

     o  will satisfy the applicable fiduciary requirements imposed under ERISA.

     Any acquisition of Corporate PIES by a Plan will be deemed a representation by the Plan and the fiduciary effecting the investment for or on behalf of the Plan that the acquisition and holding satisfies the applicable fiduciary requirements of ERISA and is either (1) not a prohibited transaction under ERISA or the Internal Revenue Code and is otherwise permissible under applicable law or (2) entitled to exemptive relief from the prohibited transaction provisions of ERISA and the Internal Revenue Code in accordance with one or more of the PTCEs mentioned above or another available statutory, class or individual prohibited transaction exemption.

                                  UNDERWRITING

     Bank United has entered into an underwriting agreement with Lehman Brothers, pursuant to which, and subject to its terms and conditions, Bank United has agreed to sell to Lehman Brothers and Lehman Brothers has agreed to purchase from Bank United all of the Corporate PIES.

     The underwriting agreement provides that the obligation of Lehman Brothers to purchase the Corporate PIES is subject to the satisfaction of certain conditions, including the approval of certain legal matters by its counsel. Subject to the terms and conditions of the underwriting agreement, Lehman Brothers must purchase all of the Corporate PIES offered hereby if it purchases any of them.

     Lehman Brothers has advised Bank United that it will offer the Corporate PIES directly to the public initially at the offering price shown on the cover page of this prospectus supplement and to certain dealers at the offering price less a selling concession not to exceed $0.90 per Corporate PIES. Lehman Brothers may allow and these dealers may reallow a concession not to exceed $0.10 per Corporate PIES to other dealers. After the initial offering of the Corporate PIES, Lehman Brothers may change the public offering price, the concession to selected dealers and the reallowance to other dealers.

     The following table shows the underwriting discount that Bank United will pay to Lehman Brothers in connection with this offering. The amounts below represent the underwriting discount assuming both exercise and no exercise of the option of Lehman Brothers to purchase an additional 300,000 Corporate PIES to cover over-allotments.

                                        WITHOUT OVER-ALLOTMENT    WITH OVER-ALLOTMENT
                                        ----------------------    -------------------
Per Corporate PIES...................         $     1.50              $      1.50
Total................................         $3,000,000              $ 3,450,000

     Bank United estimates that its expenses in connection with the offering of the Corporate PIES will be approximately $116,700.

     Bank United has granted to Lehman Brothers an option to purchase an aggregate of up to an additional 300,000 Corporate PIES solely to cover over-allotments, at the initial offering price to the public. Any or all of the option may be exercised at any time on or before 30 days after the date of the underwriting agreement. To the extent that the option is exercised, Lehman Brothers will be committed, subject to certain conditions, to purchase up to that number of additional Corporate PIES.

     Bank United has agreed to indemnify Lehman Brothers against certain liabilities, including liabilities under the Securities Act, and to contribute to payments which Lehman Brothers would be required to make regarding any liabilities that it may have under the Securities Act.

     Before this offering, there has been no public market for the Corporate PIES. We have applied to list the Corporate PIES on the NYSE. Trading of the Corporate PIES on the New York Stock Exchange is expected to commence within a 5-day period after the initial delivery of the Corporate PIES. In order to meet one of the requirements for listing on the NYSE, Lehman Brothers has undertaken to sell the Corporate PIES to a minimum of 400 beneficial owners. Lehman Brothers has advised Bank United that it presently intends to make a market in the Corporate PIES as permitted by applicable laws and regulations. Lehman Brothers is not obligated to make a market in the Corporate PIES, however, and it may discontinue this market making at any time in its sole discretion. Accordingly, Bank United cannot assure investors that there will be adequate liquidity or adequate trading markets for the Corporate PIES.

     In connection with the offering of the Corporate PIES, Lehman Brothers may engage in certain transactions that stabilize the price of the Corporate PIES and the common stock. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Corporate PIES and the common stock. If Lehman Brothers creates a short position in the Corporate PIES or common stock in connection with this offering, by selling more Corporate PIES than are listed on the cover page of this prospectus supplement or by selling common stock that it does not own, then Lehman Brothers may reduce that short position by purchasing Corporate PIES or common stock in the open market. In general, the purchase of a security for the purpose of stabilization or reducing a short position could cause the price of that security to be higher than it might otherwise be in the absence of those purchases.

     In addition, in connection with this offering, Lehman Brothers and selling group members may engage in passive marketing making transactions in the common stock on the Nasdaq National Market, before the pricing and completion of this offering. Passive market making consists of displaying bids on the Nasdaq National Market no higher than the bid prices of independent market makers and making purchases at prices no higher than those independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the common stock during a specified period and must be discontinued when that limit is reached. Passive market making may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions.

     Lehman Brothers and Bank United have agreed that, unless Bank United receives the prior written consent of Lehman Brothers, Bank United may not, during the period ending 90 days after the date of this prospectus supplement, directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any PIES, common stock, purchase contracts or preferred stock of any series other than the series of preferred stock which is the subject of a concurrent offering described in this prospectus supplement, or any securities of Bank United similar to the PIES, purchase contracts or preferred stock of any of those series, or any security convertible into or exercisable or exchangeable for PIES, common stock purchase contracts or preferred stock of any of those series, or file any registration statement under the Securities Act with respect to any of the above.

     The restrictions described in the previous paragraph do not apply to:

    o  the sale of the PIES to Lehman Brothers as underwriter,

    o Treasury PIES or Corporate PIES that may be created or recreated upon substitution of pledged securities or common stock issuable upon early settlement of the Corporate PIES or Treasury PIES,

    o any share of common stock, or options to purchase any shares of common stock, issued in a merger involving Bank United, in an acquisition transaction or in specified similar transactions,

    o any shares of common stock issued, or options to purchase any shares of common stock granted, under existing employee benefit plans or

    o any shares of common stock issued under any non-employee director stock plan or dividend reinvestment plan.

     Neither Bank United nor Lehman Brothers makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Corporate PIES. In addition, neither Bank United nor Lehman Brothers makes any representation that anyone will engage in these transactions or that these transactions, once they have begun, will not be discontinued without notice.

     Lehman Brothers has, directly and indirectly, provided investment and commercial banking or financial advisory services to Bank United and its affiliates, for which it has received customary fees and commissions, and expects to provide these services to Bank United and its affiliates in the future, for which it expects to receive customary fees and commissions.

     Certain wholly owned subsidiaries of Lehman Brothers Inc. own an aggregate of 1,529,557 shares of common stock of Bank United, which represents 5.4% of the outstanding common stock.

                                 LEGAL MATTERS

     The validity of the PIES, the purchase contracts, the common stock and the preferred stock which are being offered will be passed upon for us by Wachtell, Lipton, Rosen & Katz, New York, New York. Certain legal matters will be passed upon for Lehman Brothers by Simpson Thacher & Bartlett, New York, New York.

                                    EXPERTS

     The financial statements and the related financial statement schedules incorporated in this prospectus supplement by reference from Bank United Corp.'s Annual Report on Form 10-K for the year ended September 30, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference in this prospectus supplement, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     With respect to the unaudited interim financial information for the periods ended December 31, 1998 and March 31, 1999 which are incorporated in this prospectus supplement by reference, Deloitte & Touche have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in Bank United Corp.'s Quarterly Report on Form 10-Q they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

                                   PROSPECTUS

                            [BANK UNITED CORP. LOGO]

                 ----------------------------------------------

                            BANK UNITED CAPITAL TRUST
                 ----------------------------------------------

                                  $830,000,000

                                 PREFERRED STOCK
                              CLASS A COMMON STOCK
                                DEPOSITARY SHARES
                       JUNIOR SUBORDINATED DEBT SECURITIES
                                    GUARANTEE
                            STOCK PURCHASE CONTRACTS
                              STOCK PURCHASE UNITS
                              of Bank United Corp.

                           TRUST PREFERRED SECURITIES
                          of Bank United Capital Trust

INVESTING IN THE OFFERED SECURITIES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 1.

Our Class A common stock is traded on the Nasdaq under the symbol "BNKU". On August 4, 1999, the last reported sale price of our Class A common stock on the Nasdaq was $37.4375 per share. We urge prospective purchasers of the Class A common stock to obtain current information as to market prices of the Class A common stock.

We may use this prospectus to sell Class A common stock, preferred stock, depositary shares, junior subordinated debt securities, guarantees, stock purchase contracts or stock purchase units. We may also use this prospectus for Bank United Capital Trust to sell trust preferred securities or for selling stockholders to sell Class A common stock.

       WE WILL PROVIDE SPECIFIC TERMS OF THESE SECURITIES IN SUPPLEMENTS TO THIS PROSPECTUS. YOU SHOULD READ THIS PROSPECTUS AND ANY SUPPLEMENTS CAREFULLY BEFORE YOU INVEST.

                            ------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

THESE SECURITIES ARE NOT OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                            ------------------------

AUGUST 4, 1999

                               TABLE OF CONTENTS

                                           PAGE
                                           ----
Risk Factors............................     1
Use of Proceeds.........................     4
Ratios of Earnings to Fixed Charges and
  Earnings to Combined Fixed Charges
  and Preferred Dividends...............     4
Bank United Corp........................     5
Bank United Capital Trust...............     6
Description of Offered Securities.......     8
Relationship Among the Trust Preferred
  Securities, the Trust Preferred
  Securities
  Guarantee and the Junior Subordinated
  Notes Held by Bank United Capital
  Trust.................................    33
Selling Stockholders....................    34
Plan of Distribution....................    35
Legal Matters...........................    36
Experts.................................    36
Forward-Looking Information.............    36
About this Prospectus...................    37
Where You Can Find More Information.....    38

                                  RISK FACTORS

     An investment in any of the securities offered by this prospectus involves certain risks. Before you decide to purchase any of these securities, you should carefully consider the following risk factors, in addition to the other information included in this prospectus and the applicable prospectus supplement, before making an investment decision.

HOLDERS OF SHARES OF OUR COMMON STOCK COULD EXPERIENCE DILUTION.

     We issued 31,595,596 shares in our IPO in August 1996. Since that time, we have repurchased 34,200 shares and issued 142,250 shares, so that we currently have 31,703,646 shares of common stock outstanding. Of the 31,595,596 shares issued in our IPO, 12,075,000 were registered under the Securities Act of 1933 and sold to the public in the IPO, and 19,520,596 were subject to contractual restrictions on sale which expired or expire at various times. We agreed to use our best efforts to register these 19,520,596 shares under the Securities Act and to maintain the effectiveness of these registrations for a specified period. The restrictions on 11,314,818 shares expired prior to March 31, 1999, and the contractual restrictions on the sale of 7,887,436 of the remaining 8,205,778 shares were terminated on June 4, 1999 and the restrictions on the remaining 318,342 shares will terminate on July 28, 1999.

OUR OBLIGATIONS UNDER THE TRUST PREFERRED SECURITIES GUARANTEE AND THE JUNIOR SUBORDINATED DEBT SECURITIES ARE SUBORDINATED.

     Our obligations under the trust preferred securities guarantee and under the junior subordinated debt securities will rank junior in priority of payment to all our senior indebtedness. This means that we cannot make any payments on the trust preferred securities guarantee or the junior subordinated debt securities if we default on a payment of senior indebtedness and do not cure the default within the applicable grace period, or if the senior indebtedness becomes immediately due because of a default and has not yet been paid in full. In addition, our obligations under the trust preferred securities guarantee and under the junior subordinated debt securities will rank junior to all existing and future liabilities of our subsidiaries.

     We cannot make any payments on the trust preferred securities guarantee if we default on a payment on any of our other debt. In addition, in the event of our bankruptcy, liquidation or dissolution, our assets would be available to pay obligations under the trust preferred securities guarantee only after we have made all payments on our other liabilities.

     Neither the trust preferred securities of Bank United Capital Trust, our junior subordinated debt securities nor our trust preferred securities guarantee limit our ability or that of our subsidiaries to incur additional indebtedness, including indebtedness that ranks senior in priority of payment to the junior subordinated debt securities and the trust preferred securities guarantee.

BANK UNITED CAPITAL TRUST'S ABILITY TO MAKE PAYMENTS ON ITS TRUST PREFERRED SECURITIES WILL DEPEND ENTIRELY ON OUR PAYMENTS ON OUR JUNIOR SUBORDINATED DEBT SECURITIES.

     The only assets of Bank United Capital Trust will be its investment in our junior subordinated debt securities. Accordingly, the ability of Bank United Capital Trust to pay scheduled distributions on its trust preferred securities, as well as the redemption price and the liquidation amount of the trust preferred securities, is solely dependent upon us paying, when due, the related payments we are obligated to pay on the junior subordinated debt securities.

OUR OBLIGATIONS UNDER THE TRUST PREFERRED SECURITIES GUARANTEE ARE LIMITED.

     The trust preferred securities guarantee only guarantees that we will make distribution, redemption and liquidation payments on the trust preferred securities of Bank United Capital Trust if it has the funds to do so itself but does not. If we fail to pay in full principal or interest when due on our junior subordinated debt securities, Bank United Capital Trust will not have sufficient funds to make distribution, redemption or liquidation payments on the trust preferred securities. In those circumstances, you also will not be able to rely upon the trust preferred securities guarantee for payment of these amounts.

     Instead, you:

       o may directly sue us or seek other remedies to collect your proportionate share of payments owed; or

       o rely on the Property Trustee to enforce Bank United Capital Trust's rights under the junior subordinated debt securities.

OUR DEFERRAL OF DISTRIBUTIONS ON THE JUNIOR SUBORDINATED DEBT SECURITIES WOULD NOT RELIEVE YOU OF LIABILITY FOR TAXES AND COULD AFFECT THE TRADING PRICE OF THE TRUST PREFERRED SECURITIES.

     So long as no event of default under the junior subordinated debt securities has occurred and is continuing, we can, on one or more occasions, defer interest payments on the junior subordinated debt securities for the number of consecutive periods specified in the applicable prospectus supplement. If we defer interest payments on the junior subordinated debt securities, Bank United Capital Trust will defer distributions on the trust preferred securities during such deferral period. However, distributions will still accumulate and such deferred distributions will themselves accrue interest to the extent permitted by law.

     If we defer payments of interest on the junior subordinated debt securities held by Bank United Capital Trust, you will be required to recognize interest income for U.S. federal income tax purposes based on your proportionate share of the interest on those junior subordinated debt securities before you receive any cash relating to such interest. In addition, you will not receive such cash from the trust if you sell the trust preferred securities before the end of any deferral period or before the record date relating to distributions that are paid.

     We have no current intention of deferring interest payments on the junior subordinated debt securities and believe that deferral is a remote possibility. However, if we exercise our right to defer in the future, the trust preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the junior subordinated debt securities. If you sell the trust preferred securities during an interest deferral period, you may not receive the same return on your investment as someone who continues to hold the trust preferred securities.

     Even if we do not exercise our right to defer interest payments on the junior subordinated debt securities, our right to do so may make the market price for the trust preferred securities more volatile than that of other securities without this feature.

     The prospectus supplement with respect to the trust preferred securities will describe relevant U.S. federal income tax considerations applicable to the purchase, holding and disposition of the trust preferred securities.

WE MAY REDEEM YOUR TRUST PREFERRED SECURITIES AT ANY TIME IF SPECIFIED CHANGES IN TAX, INVESTMENT COMPANY OR BANK REGULATORY LAW OCCUR.

     If any of the changes in tax, investment company or bank regulatory law described in this prospectus occur and are continuing, and certain other conditions are satisfied, we will have the right to redeem the junior subordinated debt securities within 90 days of the event whether or not we could otherwise have redeemed the junior subordinated debt securities at that time. Any redemption will cause a mandatory redemption of trust preferred securities having a total liquidation amount equal to the total principal amount of junior subordinated debt securities to be redeemed. Prior to any such redemption, we will obtain any required regulatory approvals. See "Description of the Offered Securities -- Trust Preferred Securities -- Distribution of the Junior Subordinated Debt Securities" and "-- Special Event Redemption."

HOLDERS OF THE TRUST PREFERRED SECURITIES WILL HAVE LIMITED VOTING RIGHTS.

     You will have very limited voting rights if you own or hold trust preferred securities. Among other things, we will have the power to elect or remove any of the trustees of Bank United Capital Trust unless an event of default under the junior subordinated debt securities has occurred and is continuing. See "Trust Preferred Securities -- Voting Rights; Amendment of Declaration."

WE MAY TERMINATE BANK UNITED CAPITAL TRUST AT ANY TIME.

     Subject to obtaining any required regulatory approval, we have the right to terminate Bank United Capital Trust at any time. If we decide to exercise our right to terminate Bank United Capital Trust, Bank United Capital Trust will redeem its trust securities by distributing the junior subordinated debt securities to holders of the trust securities on a proportionate basis.

     Under current U.S. federal income tax law, a distribution of junior subordinated debt securities to you upon the dissolution of Bank United Capital Trust should not be a taxable event to you. However, if Bank United Capital Trust is characterized for U.S. federal income tax purposes as an association taxable as a corporation at the time it is dissolved or if there is a change in law, the distribution of junior subordinated debt securities to you may be a taxable event to you.

     We have no current intention of terminating Bank United Capital Trust and distributing junior subordinated debt securities to the holders of its trust preferred securities. We anticipate that we would consider exercising this right in the event that expenses associated with maintaining Bank United Capital Trust were substantially greater than currently expected, such as if certain changes in tax, investment company or bank regulatory law occurred. We cannot predict the other circumstances under which we would exercise this right.

THE TRUST PREFERRED SECURITIES ARE A NEW SECURITY WITH NO PRIOR MARKET.

     Prior to this offering there has been no public market for the trust preferred securities, and we cannot assure you that a market will develop. The trust preferred securities may not be listed on any securities exchange. The underwriters may make a market in the trust preferred securities after the consummation of this offering, as permitted by applicable laws and regulations; however, the underwriters are not obligated to do so, and may discontinue any such market making activities at any time without notice. If a trading market for the trust preferred securities does develop, the trust preferred securities may trade at a discount from their initial offering price depending on prevailing interest rates, the market for similar securities, our performance and other factors.

THERE MAY BE NO TRADING MARKET FOR THE JUNIOR SUBORDINATED DEBT SECURITIES.

     Although we will use our best efforts to list the junior subordinated debt securities on the exchange, if any, on which the trust preferred securities are then listed if they are distributed, we cannot assure you that the junior subordinated debt securities will be approved for listing on that exchange or that a trading market will exist for those securities.

                                USE OF PROCEEDS

     Unless we have indicated otherwise in the applicable prospectus supplement, we expect to use the net proceeds we receive from any offering of these securities for our general corporate purposes. Bank United Capital Trust will use the net proceeds from the sale of its trust preferred securities to purchase junior subordinated debt securities from us.

     Neither we nor Bank United Capital Trust will receive any of the proceeds from any sale of Class A common stock by any of the selling stockholders. See "Selling Stockholders."

                      RATIOS OF EARNINGS TO FIXED CHARGES
         AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

     Our ratios of earnings to fixed charges, which are computed on the basis of the total enterprise (as defined by the Securities and Exchange Commission) by dividing earnings before fixed charges and income taxes by fixed charges, are shown below for the periods indicated. Also shown below are our ratios of earnings to combined fixed charges and preferred stock dividends, which are computed on the basis of the total enterprise by dividing earnings before fixed charges and income taxes by fixed charges and preferred stock dividend requirements, for the periods indicated. Fixed charges consist principally of interest expense on all long- and short-term borrowings, excluding or including interest on deposits as indicated.

                                            SIX MONTHS ENDED
                                               MARCH 31,                      YEAR ENDED SEPTEMBER 30,
                                          --------------------  -----------------------------------------------------
                                            1999       1998       1998       1997       1996       1995       1994
                                          ---------  ---------  ---------  ---------  ---------  ---------  ---------
EARNINGS TO FIXED CHARGES:
     Excluding interest expense on
       deposits.........................       1.56       1.41       1.50       1.54       1.21       1.30       1.72
     Including interest expense on
       deposits.........................       1.31       1.22       1.26       1.29       1.11       1.16       1.26
EARNINGS TO COMBINED FIXED CHARGES AND
  PREFERRED DIVIDENDS:
     Excluding interest expense on
       deposits.........................       1.44       1.30       1.37       1.40       1.10       1.23       1.54
     Including interest expense on
       deposits.........................       1.25       1.17       1.20       1.22       1.06       1.13       1.21

                               BANK UNITED CORP.

     We are a broad-based financial services provider to consumers and businesses in Texas and selected regional markets throughout the United States. At March 31, 1999, we operated a 94-branch community banking network serving nearly 265,000 households, as well as 19 commercial banking offices in 16 states across the country. As of March 31, 1999, we were the largest publicly traded financial institution headquartered in Texas, with $14.9 billion in assets, $6.6 billion in deposits, and $723.0 million in stockholders' equity. Our address is 3200 Southwest Freeway, Suite 2600, Houston, Texas 77027 and our telephone number is (713) 543-6500.

     We were incorporated in Delaware on December 19, 1989 as USAT Holdings Inc. and became the holding company for Bank United (the "Bank") upon its formation on December 30, 1988. The Bank is a federally chartered savings bank, the deposits of which are insured by the Savings Association Insurance Fund, which is administered by the FDIC. In December 1996, we formed a wholly owned, Delaware subsidiary, BNKU Holdings, Inc., which is now the direct parent company of the Bank.

     The Bank's capital levels at March 31, 1999 and September 30, 1998 qualified it as "well-capitalized," the highest of five categories under applicable regulatory definitions. The Bank's capital ratios at March 31, 1999 and September 30, 1998, and the applicable regulatory capital requirements, were as follows:

                                         MARCH 31,      SEPTEMBER 30,     CAPITAL ADEQUACY     WELL-CAPITALIZED
                                           1999             1998             REQUIREMENT          REQUIREMENT
                                        -----------    ---------------    -----------------    -----------------
Tangible capital.....................       6.73%            6.75%               1.50%                 --
Core/leverage capital................       6.75%            6.77%               3.00%                5.00%
Tier 1 capital.......................       9.86%            9.97%                --                  6.00%
Total risk-based capital.............      11.92%           10.48%               8.00%               10.00%

                           BANK UNITED CAPITAL TRUST

     Bank United Capital Trust is a statutory business trust newly formed under Delaware law by (1) a declaration of trust executed by us, as sponsor for the trust, and by the trustees for the trust, and (2) the filing of a certificate of trust with the Delaware Secretary of State. The declaration will be amended and restated in its entirety substantially in the form filed as an exhibit to the registration statement of which this prospectus forms a part, as of the date securities of Bank United Capital Trust are initially issued. The amended declaration will be qualified as an indenture under the Trust Indenture Act of 1939.

     Bank United Capital Trust exists for the exclusive purposes of (1) issuing two classes of trust securities, trust preferred securities and trust common securities, which together represent undivided beneficial interests in the assets of Bank United Capital Trust; (2) investing the gross proceeds of the trust securities in our junior subordinated debt securities; and (3) engaging in only those other activities necessary or incidental thereto.

     We will directly or indirectly own all of the trust common securities. The trust common securities will rank equally in right of payment, and payments will be made thereon proportionately, with the trust preferred securities except that upon the occurrence and during the continuance of an event of default under the amended declaration, the rights of the holders of the trust common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. We will acquire, directly or indirectly, trust common securities in a total liquidation amount equal to 3% of the total capital of Bank United Capital Trust.

     Bank United Capital Trust has a term of approximately 55 years, but may terminate earlier as provided in its amended declaration. The business and affairs of Bank United Capital Trust will be conducted by its trustees, who will initially be appointed by us, as the direct or indirect holder of all the trust common securities. We, as the direct or indirect holder of all of the trust common securities of Bank United Capital Trust, will also be entitled to appoint, remove or replace the Bank United Capital Trust trustees, unless an event of default in respect of our junior subordinated debt securities held by Bank United Capital Trust has occurred and is continuing.

     The duties and obligations of the Bank United Capital Trust trustees will be governed by the amended declaration. A majority of the Bank United Capital Trust trustees (the "Regular Trustees") will be persons who are our employees, officers, or affiliates.

     One Bank United Capital Trust trustee will be a financial institution unaffiliated with us that will act as property trustee and as indenture trustee for purposes of the Trust Indenture Act, under the terms set forth in a prospectus supplement (the "Property Trustee"). The Property Trustee will hold title to the junior subordinated debt securities for the benefit of the holders of the trust securities of Bank United Capital Trust. As holder of the junior subordinated securities the Property Trustee will have the power to exercise all rights, powers and privileges under the indenture related to the junior subordinated debt securities. In addition, the Property Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments made in respect of the junior subordinated debt securities held by it for the benefit of the holders of the trust preferred securities of Bank United Capital Trust. The Property Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the Property Account. Unless the Property Trustee maintains a principal place of business in the State of Delaware, and otherwise meets the requirements of applicable law, one Bank United Capital Trust trustee will have its principal place of business or reside in the State of Delaware (the "Delaware Trustee"). In limited circumstances that will be described in a prospectus supplement relating to trust preferred securities, the holders of a majority of the trust preferred securities will be entitled to appoint or remove the Property Trustee or the Delaware Trustee.

     The rights of the holders of the trust securities, including economic rights, rights to information and voting rights, are contained in the amended declaration, the Delaware Business Trust Act and the Trust Indenture Act. We will pay all fees and expenses related to Bank United Capital Trust and the offering of trust securities, the payment of which will be guaranteed by us. The office of the Delaware Trustee for Bank United Capital Trust in the State of Delaware is The Bank of New York (Delaware), White Clay Center, Route 273, Newark, Delaware 19711. The principal place of business of Bank United Capital Trust will be c/o Bank United Corp., 3200 Southwest Freeway, Suite 2600, Houston, Texas 77027 and its telephone number is (713) 543-6500.

                       DESCRIPTION OF OFFERED SECURITIES

     If so indicated in the applicable prospectus supplement, the terms of any securities may differ from the terms set forth below.

CLASS A COMMON STOCK

     As of July 22, 1999, we had 31,703,646 shares of Class A common stock issued and outstanding and 3,762,270 shares reserved for issuance under our stock option plans. The material provisions relating to our Class A common stock can be found in our certificate of incorporation and by-laws, copies of which have been filed with the Commission. See "Where You Can Find More
Information."

     We have no other classes of common stock outstanding as of the date of this prospectus.

PREFERRED STOCK

     The following is a summary of the principal terms of our preferred stock. This summary is not complete, may not contain all the information that is important to you and is qualified in its entirety by the provisions of our certificate of incorporation and by-laws, copies of which have been filed with the Commission. See "Where You Can Find More Information."

     Our board of directors is authorized by our certificate of incorporation to provide, without further stockholder action, for the issuance of one or more series of preferred stock. Our board of directors has the power to fix various terms with respect to each series, including voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations, restrictions and redemption, conversion or exchangeability provisions.

     The applicable prospectus supplement will contain the following principal terms of the series of preferred stock offered thereby:

       o the designation, number of shares and liquidation preference per share;

       o  initial public offering price;

       o  the dividend rate or rates;

       o the index, if any, upon which the amount of dividends, if any, is determined;

       o the dates on which dividends, if any, will accrue and be payable and the designated record dates for determining the holders entitled to such dividends;

       o  any redemption or sinking fund provisions;

       o  any conversion or exchange provisions;

       o  provisions for issuance of global securities;

       o the securities exchange, if any, on which the preferred stock will be listed;

       o the currency, which may be composite currency, in which dividends, if any, will be payable if other than U.S. dollars;

       o  voting rights; and

       o  any additional terms, preferences or rights.

     Under regulations adopted by the Office of Thrift Supervision, if the holders of shares of any series of our preferred stock become entitled to vote for the election of directors because our board of directors has failed to declare or pay dividends on that series, that series may then be deemed a class of "voting securities." In that case, an institutional holder of 25% or more of that series, or an institutional holder of five percent or more if it otherwise exercises a "controlling influence" over us, may then be subject to regulation as a savings and loan holding company in accordance with the Home Owner's Loan Act. In addition, if and when a series is deemed a class of voting securities, any other savings and loan holding company may be required to obtain the prior approval of the OTS to acquire five percent or more of that series, and any person other than a savings and loan holding company may be required to obtain the prior approval of the OTS to acquire ten percent or more of that series.

     The shares of preferred stock will, when issued, be fully paid and nonassessable and will have no preemptive rights to subscribe for any additional securities that we may issue. Unless otherwise specified in the applicable prospectus supplement, the preferred stock will rank on a parity in all respects with any outstanding preferred stock we may have and will have priority over our common stock as to dividends and distributions of assets. Therefore, the rights of any preferred stock that may subsequently be issued may limit the rights of the holders of our common stock and preferred stock.

     The transfer agent, registrar, dividend disbursing agent and redemption agent for each series of preferred stock will be specified in the applicable prospectus supplement.

     Because we are a holding company, our rights and the rights of our creditors and our stockholders, including the holders of any shares of preferred stock, to participate in any distribution of assets of any subsidiary upon the subsidiary's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary.

     The principal source of our revenues is dividends received from the Bank. Various statutory provisions limit the amount of dividends the Bank and our nonbank subsidiaries can pay without regulatory approval, and various regulations can also restrict the payment of dividends. Changes in regulations could further limit the ability of the Bank to pay dividends to us, and federal statutes limit the ability of subsidiary banks to make loans to us.

     DIVIDENDS. The holders of each series of our preferred stock will be entitled to receive, when, as and if declared by our board of directors, out of funds legally available for that purpose, cumulative or non-cumulative cash or other dividends. We will describe the rate or rates and payment dates applicable to each series of preferred stock in the applicable prospectus supplement. Those rates may be fixed or variable or both. If variable, we will describe the formula used for determining the dividend rate for each dividend period in the applicable prospectus supplement. We will pay dividends to the holders of record as they appear on our stock books on the record dates set by our board of directors and specified in the applicable prospectus supplement. If our board of directors fails to declare a dividend payable on a dividend payment date on any series of the preferred stock for which dividends are noncumulative, then the holders of these noncumulative series of the preferred stock will have no right to receive a dividend in respect of the dividend period ending on that dividend payment date, and we will have no obligation to pay a dividend for that period, whether or not dividends on that series are declared payable on any future dividend payment dates.

     Unless otherwise indicated in the applicable prospectus supplement:

       o we may not declare dividends on any other series or class of preferred stock ranking on a parity as to dividends unless full cumulative dividends on all outstanding shares of each series of cumulative preferred stock have been paid in full or contemporaneously are declared and paid through the most recent dividend payment date; and

       o in the event that full cumulative dividends on any series of cumulative preferred stock have not been declared and paid or set apart when due, we may not declare or pay any dividends or other distributions on any other shares of our stock ranking junior to the preferred stock, unless full cumulative dividends on that series are made or set apart for payment; but

       o we may, however, pay dividends or distributions in shares of common stock, or using options, warrants or rights to subscribe for or purchase shares of common stock or other junior ranking stock.

     REDEMPTION. The shares of any series of our preferred stock may be redeemable at our option and may be subject to mandatory redemption under a sinking fund or otherwise, in each case upon the terms, on the date or dates and at the redemption price or prices set forth in the applicable prospectus supplement. If fewer than all shares of preferred stock are to be redeemed, the shares to be redeemed will be selected by us proportionately, by lot or by any other method determined by our board of directors to be equitable.

     If we have not paid any dividends on shares of any series of preferred stock when due:

       o we may not redeem shares of common stock or shares of capital stock ranking junior to or on parity with the preferred stock;

       o we may not redeem shares of that series of preferred stock unless we simultaneously redeem all outstanding shares of that series; and

       o  we may not purchase or otherwise acquire any shares of that series;
          but

       o we may, however, purchase or acquire shares of that series under a purchase or exchange offer made on the same terms to holders of all shares of that series.

     Any notice of redemption will be given by mailing the notice to each record holder of the shares to be redeemed, not less than 40 days nor more than 70 days prior to the redemption date, to the addresses of the holders as they appear on our stock books. Each notice will state:

       o  the redemption date;

       o the number of shares and series of preferred stock that we will redeem;

       o the redemption price and the manner in which we will pay and deliver the redemption price;

       o the place or places where holders must surrender certificates for the shares of preferred stock to be redeemed in exchange for payment of the redemption price;

       o that dividends on the shares of preferred stock to be redeemed will cease to accrue on the redemption date; and

       o if we are redeeming fewer than all shares of any series of preferred stock held by any holder, the number of shares that we will redeem.

     If we have given notice of redemption, unless we have defaulted in providing the requisite funds to redeem the shares we call for redemption, from and after the redemption date for the shares of the series of the preferred stock we call for redemption:

       o dividends on the shares of preferred stock called for redemption will cease to accrue;

       o any right to convert the shares of preferred stock of that series will terminate;

       o shares of preferred stock of that series will no longer be deemed to be outstanding; and

       o rights of the holders of the shares of preferred stock of that series as our stockholders, except the right to receive the redemption price, will cease.

     Once holders surrender certificates in accordance with the redemption notice, we will provide funds to pay, and will cause to be paid, the redemption price indicated in the notice. Any shares so redeemed must be properly endorsed or assigned for transfer, if our board of directors so requires and the redemption notice so states. If fewer than all of the shares represented by any certificate are redeemed, a new certificate will be issued representing the unredeemed shares without cost to the holder thereof.

     LIQUIDATION PREFERENCE. Upon our liquidation, dissolution or winding up, the holders of shares of each series of our preferred stock will be entitled to receive, out of our assets available for distribution to stockholders and before any distribution of assets is made to or set apart for the holders of common stock or any other shares of our stock ranking junior as to such a distribution to the shares of that preferred series, an amount described in the applicable prospectus supplement. If, upon our liquidation, dissolution or winding up, our assets or the proceeds thereof are insufficient to pay in full the amounts payable with respect to shares of each series of preferred stock and any other shares of our stock ranking on a parity, as to any such distribution with that series of preferred stock, the holders of shares of that series of preferred stock and the other parity shares will share ratably in the distribution of our assets in proportion to the full respective preferential amounts to which they are entitled. After payment to the holders of shares of that series of preferred stock of the full preferential amounts to which they are entitled, those holders will not be entitled to any further participation in

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any distribution of assets by us, unless otherwise provided in the applicable prospectus supplement. A consolidation or merger between us and one or more corporations is not, for this purpose, a liquidation, dissolution or winding up.

     The terms, if any, on which shares of any series of preferred stock are convertible into or exchangeable for debt securities or common stock will be contained in the applicable prospectus supplement. These terms may include provisions for conversion or exchange, either mandatorily, at the option of the holder or at our option, in which the number of shares of common stock to be received by the holders of preferred stock would be calculated according to the market price of common stock as of a time stated in the applicable prospectus supplement.

DEPOSITARY SHARES

     We may elect to offer fractional interests in shares of our preferred stock, rather than full shares of preferred stock. In that case, we will cause a bank or trust company we select, with its principal executive office in the United States and a combined capital and surplus of at least $50,000,000 (a "Depositary"), to issue to the public receipts (the "Depositary Receipts") evidencing one or more fractional interests in a share of preferred stock we deposit with the Depositary (the "Depositary Shares"). Each Depositary Share will represent a fraction of a share of a particular series of preferred stock as described below and detailed in the prospectus supplement relating to a particular series of the preferred stock and the series of Depositary Shares issued in respect thereof. The shares of any series of preferred stock underlying the Depositary Shares will be deposited with a Depositary under a separate deposit agreement (the "Deposit Agreement") between us and a Depositary which may serve as a Depositary for more than one series of Depositary Shares.

     The following is a summary of the principal terms of the Depositary Shares and the Deposit Agreement. This summary is not complete, may not contain all of the information that is important to you and is qualified in its entirety by reference to the Deposit Agreement and Depositary Receipts relating to each series of preferred stock. We have filed the forms of Deposit Agreement and Depositary Receipt as exhibits to the registration statement of which this prospectus forms a part, or incorporate them by reference. Please review those documents for further details not described in the summary below.

     The applicable prospectus supplement relating to a series of Depositary Shares will set forth the name and address of the principal executive office of the Depositary. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by that Depositary Share, to all the rights and preferences of the preferred stock represented by that Depositary Share, including dividend, voting, redemption, conversion and liquidation rights.

     We may order the Depositary to issue temporary Depositary Receipts to holders in the event the definitive Depositary Receipts are not ready at the time of distribution. The temporary Depositary Receipts will be substantially identical to, and will entitle holders to all the rights pertaining to, the definitive Depositary Receipts. We will then have definitive Depositary Receipts prepared without unreasonable delay. Holders will be able to exchange temporary Depositary Receipts for definitive Depositary Receipts at our expense.

     Holders of Depositary Shares may surrender Depositary Receipts to the Depositary (unless we have previously called for redemption of the related Depositary Shares) and receive the number of whole shares of the related series of preferred stock and any money or other property represented by those Depositary Receipts. Holders will be entitled to receive whole shares of preferred stock on the basis described in the applicable prospectus supplement. After surrender of Depositary Receipts, holders will not be entitled to deposit under the Deposit Agreement the shares of preferred stock received or to receive Depositary Receipts for such shares of preferred stock. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of preferred stock to be withdrawn, the Depositary will deliver to that holder at the same time a new Depositary Receipt evidencing the excess number of Depositary Shares.

     We do not expect that there will be any public trading market for the preferred stock represented by Depositary Receipts except as represented by the Depositary Shares.

     DIVIDENDS AND OTHER DISTRIBUTIONS. The Depositary will distribute all cash dividends or other cash distributions received from us in respect of the underlying shares of preferred stock to the record holders of Depositary Shares relating to the preferred stock in proportion to the number of Depositary Shares owned by those holders on the relevant record date. The Depositary will distribute only the amount, however, that it can distribute without attributing to any holder of Depositary Shares a fraction of one cent, and any balance it does not distribute will be added to and treated as part of the next amount it receives for distribution to record holders of Depositary Shares.

     In the event of a distribution other than in cash, the Depositary will distribute property received from us to the record holders of Depositary Shares entitled to the distribution. If the Depositary determines that it is not feasible to make such a distribution, it may, with our approval, sell the property and distribute the net proceeds from that sale to those holders.

     The Deposit Agreement will also contain provisions relating to the manner in which the Depositary will make available to holders of Depositary Shares any subscription or similar rights offered by us to holders of the series of preferred stock underlying Depositary Shares.

     REDEMPTION OF DEPOSITARY SHARES. If we decide to redeem a series of the preferred stock represented by Depositary Shares, the Depositary will redeem the Depositary Shares from the proceeds it will receive as a result of the redemption of the underlying preferred stock. The Depositary will mail a notice of redemption not less than 30 and not more than 60 days prior to the redemption date to the addresses of the record holders of the Depositary Shares as they appear in the Depositary's books. The redemption price per Depositary Share will equal the applicable fraction of the redemption price per share payable with respect to the underlying series of the preferred stock. Whenever we redeem preferred stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing the shares of preferred stock so redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary will select the Depositary Shares to be redeemed, either proportionately or by lot.

     After the redemption date, the Depositary Shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the monies payable upon redemption and any money or other property to which the holders of those Depositary Shares were entitled upon redemption upon surrender to the Depositary of the Depositary Receipts evidencing those Depositary Shares.

     VOTING THE UNDERLYING PREFERRED STOCK. We will send to the Depositary all notices of meetings at which the holders of shares of the series of preferred stock held by the Depositary are entitled to vote. The Depositary will mail the information contained in such a notice of meeting to the record holders of the Depositary Shares relating to that series of preferred stock. Each record holder of those Depositary Shares on the record date may instruct the Depositary how to vote with respect to the number of shares of preferred stock represented by that holder's Depositary Shares. The record date for Depositary Shares will be the same date as the record date for the preferred stock. The Depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock underlying those Depositary Shares in accordance with any such instructions. We will agree to take all actions deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of preferred stock for which it has not received specific instructions from the holders of Depositary Shares representing those shares of preferred stock.

     TAXATION. The IRS will treat owners of Depositary Shares as if they were owners of the preferred stock represented by those Depositary Shares, and, accordingly, owners will be entitled to take into account for federal income tax purposes, income and deductions to which they would be entitled if they were holders of the preferred stock. In addition:

       o owners will not recognize gain or loss for federal income tax purposes upon the withdrawal of preferred stock in exchange for Depositary Shares as provided in the Deposit Agreement;

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
       o the tax basis of each share of preferred stock to an exchanging owner of Depositary Shares will, upon the exchange, be the same as the total tax basis of the Depositary Shares exchanged; and

       o the holding period for the preferred stock in the hands of an exchanging owner of Depositary Shares will include the period during which that person owned those Depositary Shares.

     AMENDMENT AND TERMINATION OF THE DEPOSITARY AGREEMENT. We and the Depositary may at any time amend the form of Depositary Receipts evidencing the Depositary Shares and any provision of the Deposit Agreement. However, we may not make any amendment that materially and adversely alters the rights of the existing holders of Depositary Shares unless the record holders of at least a majority of the Depositary Shares then outstanding approve the amendment. We or the Depositary may terminate a Deposit Agreement only if:

       o we have redeemed all Depositary Shares outstanding under the Deposit Agreement; or

       o there has been a final distribution in respect of the series of preferred stock underlying the Depositary Shares in connection with our liquidation, dissolution or winding up, and that distribution has been made to the holders of the related Depositary Shares.

     CHARGES OF DEPOSITARY. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the Depositary in connection with the initial deposit of the underlying shares of preferred stock and any redemption of the preferred stock. Holders of Depositary Shares must pay other transfer and other taxes and governmental charges and such other charges that the Deposit Agreement requires them to pay.

     MISCELLANEOUS. We will provide to the Depositary, and the Depositary will forward to the holders of Depositary Shares, all reports and communications from us that we are required to furnish to the holders of the underlying preferred stock.

     Neither we nor the Depositary will be liable if we are or it is prevented or delayed by law or any circumstance beyond our control in performing our obligations under the Deposit Agreement. Our obligations and the Depositary's obligations under the Deposit Agreement are limited to performance in good faith of our and their respective duties under the Deposit Agreement. In addition, neither we nor the Depositary will be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or shares of underlying preferred stock unless satisfactory indemnity is furnished. We and the Depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of Depositary Shares or other persons believed to be competent and on documents believed to be genuine.

     RESIGNATION AND REMOVAL OF DEPOSITARY. The Depositary may resign at any time by delivering to us notice of its election to do so. We may also at any time remove the Depositary. Any resignation or removal of the Depositary will take effect upon our appointment of a successor Depositary and its acceptance of that appointment. We must appoint a successor Depositary within 60 days after delivery of any notice of resignation by, or removal of, the Depositary. The successor Depositary must be a bank or trust company with its principal office in the United States and must have a combined capital and surplus of at least $50,000,000.

JUNIOR SUBORDINATED DEBT SECURITIES

     The following is a summary of the principal terms of the junior subordinated debt preferred securities in which Bank United Capital Trust will invest the proceeds from the issuance and sale of the trust securities. This summary is not complete, may not contain all the information that is important to you, and is qualified in its entirety by reference to the junior subordinated indenture, between us and the Bank of New York, as trustee (the "Indenture Trustee"), the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part or is incorporated by reference, as well as to the Trust Indenture Act. Wherever particular sections or defined terms of the junior subordinated indenture are referred to, those sections or defined terms are

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
incorporated in this prospectus by reference as part of the statement made, and the statement is qualified in its entirety by that reference.

     Under certain circumstances involving the dissolution of Bank United Capital Trust, subject to obtaining any required regulatory approval, junior subordinated debt securities will be distributed to the holders of the trust securities in liquidation of Bank United Capital Trust. See "Trust Preferred Securities -- Special Event Redemption or Distribution."

     If the junior subordinated debt securities are distributed to the holders of the trust preferred securities, we will use our best efforts to have the junior subordinated debt securities listed on any national securities exchange or similar organization on which the trust preferred securities are then listed or quoted.

     The junior subordinated indenture will not contain covenants or other provisions that would afford protection to the holders of the junior subordinated debt securities in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect such holders.

     We plan to sell junior subordinated debt securities to Bank United Capital Trust under this prospectus. The applicable prospectus supplement relating to the junior subordinated debt securities will contain the following terms:

       o  the title;

       o  any limit on the amount that may be issued;

       o whether or not the junior subordinated debt securities will be issued in global form, and if so, the terms and who the depository will be;

       o the securities exchange, if any, on which the junior subordinated debt securities will be listed;

       o  the maturity date(s);

       o the annual interest rate(s) (which may be fixed or variable) or the method for determining the rate(s) and the date(s) interest will begin to accrue, the date(s) interest will be payable and the regular record dates for interest payment dates or the method for determining those date(s);

       o  the place(s) where payments will be payable;

       o our right, if any, to defer payment of interest and the maximum length of any deferral period;

       o the date, if any, after which, and the price(s) at which, the junior subordinated debt securities may, under any optional redemption provisions, be redeemed at our option, and other related terms and provisions;

       o the date(s), if any, on which, and the price(s) at which we are obligated, under any mandatory sinking fund provisions or otherwise, to redeem, or at the holder's option to purchase, the junior subordinated debt securities and other related terms and provisions;

       o the denominations in which the junior subordinated debt securities will be issued, if other than denominations of $1000 and any integral multiple thereof; and

       o any other terms, none of which will be inconsistent with the junior subordinated indenture.

     CONVERSION OR EXCHANGE RIGHTS. The terms on which the junior subordinated debt securities may be convertible into or exchangeable for Class A common stock or any of our other securities will be contained in the applicable prospectus supplement. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option, and may include provisions under which the number of shares of Class A common stock or other securities to be received by the holders of the junior subordinated debt securities would be subject to adjustment.

     CONSOLIDATION, MERGER OR SALE. The junior subordinated indenture will not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. Any successor or acquirer of such assets, however, must assume all of our obligations under the junior subordinated indenture or the junior subordinated debt securities, as appropriate.

     ADDITIONAL INTEREST. Pursuant to the junior subordinated indenture, we will agree to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States or any other taxing authority on Bank United Capital Trust, so that the net amounts received and retained by Bank United Capital Trust after paying any such taxes, duties, assessments or other governmental charges will be not less than the amounts Bank United Capital Trust would have received had no such taxes, duties, assessments or other governmental charges been imposed.

     OPTION TO EXTEND INTEREST PAYMENT PERIOD. We can defer interest payments by extending the interest payment period for the number of consecutive extension periods specified in the applicable prospectus supplement (each, an "Extension Period"). No Extension Period may extend beyond the maturity of the junior subordinated debt securities. At the end of the Extension Period(s), we will pay all interest then accrued and unpaid, together with interest thereon compounded quarterly at the rate specified for the junior subordinated debt securities to the extent permitted by applicable law. During any Extension Period, we will not make distributions related to our capital stock, including dividends, redemptions, repurchases, liquidation payments, or guarantee payments. We may, however, make distributions in connection with any of the following:

       o repurchases, redemptions or other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

       o an exchange or conversion of any class or series of our capital stock for any other class or series of our capital stock; or

       o the purchase of fractional interests in shares of our capital stock under the conversion or exchange provisions of our capital stock or the security being converted or exchanged.

In addition, during any Extension Period, we will not make distributions related to our debt securities that rank equally with or junior to the junior subordinated debt securities, including any payment of interest, principal or premium, or repayments, repurchases or redemptions. During Extension Periods, we will, however, be able to pay stock dividends where the dividend stock is the same stock as that on which the dividend is being paid.

     Prior to the termination of any Extension Period, we may further defer payments of interest by extending the Extension Period. However, an extended Extension Period, including all previous and further extensions, may not extend beyond the maturity of the junior subordinated debt securities. Upon the termination of any Extension Period and the payment of all amounts then due, we may commence a new Extension Period, subject to the terms described in this section. Interest will not be due or payable during an Extension Period, except at the end of the Extension Period.

     We have no present intention of exercising our right to defer payments of interest by extending the interest payment period on the junior subordinated debt securities. If the Property Trustee is the sole holder of the junior subordinated debt securities, we will give the Regular Trustees and the Property Trustee notice of our selection of an Extension Period one business day before the earlier of:

       o the date distributions on the trust preferred securities would be payable, if not for that Extension Period; and

       o the date the Regular Trustees are required to give notice to the NYSE or other applicable self-regulatory organization, or to holders of the trust preferred securities, of the record date or the date that distribution would be payable, if not for that Extension Period, but in any event one business day before the record date.

     The Regular Trustees will give notice of our selection of an Extension Period to the holders of the trust preferred securities. If the Property Trustee is not the sole holder of the junior subordinated debt securities, we will give the holders of the junior subordinated debt securities notice of our selection of an Extension Period ten business days before the earlier of:

       o  the next succeeding interest payment date; and

       o the date upon which we are required to give notice to the NYSE or other applicable self-regulatory organization, or to holders of the junior subordinated debt securities, of the record or payment date of the related interest payment.

     As used in this prospectus, the term "business day" means any day other than Saturday, Sunday or any other day on which banking institutions in New York City are permitted or required by any applicable law to close.

     EVENTS OF DEFAULT UNDER THE JUNIOR SUBORDINATED INDENTURE. The following are events of default under the junior subordinated indenture with respect to junior subordinated debt securities that we may issue to Bank United Capital
Trust:

       o our failure to pay interest when due and that failure continues for 30 days and the time for payment has not been extended or deferred;

       o  our failure to pay the principal, or premium, if any, when due;

       o our failure to observe or perform any other covenant contained in the junior subordinated debt securities or the junior subordinated indenture, and that failure continues for 90 days after we receive notice from the Indenture Trustee or holders of at least 25% of the total principal amount of the outstanding junior subordinated debt securities; and

       o  our bankruptcy, insolvency or reorganization.

     If an event of default with respect to the junior subordinated debt securities occurs and is continuing, the Indenture Trustee or the holders of at least 25% of the total principal amount of the outstanding junior subordinated debt securities, by notice in writing to us (and to the Indenture Trustee if notice is given by those holders), may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.

     The holders of at least a majority of the total liquidation amount of the trust preferred securities may waive any default or event of default with respect to the junior subordinated debt securities] and its consequences, except defaults or events of default regarding:

       o  payment of principal, premium, if any, or interest; or

       o certain covenants containing limitations on our ability to pay dividends and make payments on debt securities in certain circumstances.

Any such waiver will cure any default or event of default, other than those described immediately above.

     Subject to the terms of the junior subordinated indenture, if an event of default under the junior subordinated indenture occurs and is continuing, the Indenture Trustee will be under no obligation to exercise any of its rights or powers under the junior subordinated indenture at the request or direction of any of the holders of the junior subordinated debt securities, unless those holders have offered reasonable indemnity to the Indenture Trustee. The holders of at least a majority of the total liquidation amount of the trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee, or exercising any trust or power conferred on the Indenture Trustee, with respect to the junior subordinated debt securities, provided that:

       o it is not in conflict with any law or the applicable provisions of the junior subordinated indenture;

       o the Indenture Trustee may take any other action deemed proper by it which is not inconsistent with such direction; but

       o subject to its duties under the Trust Indenture Act, the Indenture Trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

     A holder of the junior subordinated debt securities will only have the right to institute a proceeding under the junior subordinated indenture or to appoint a receiver or trustee, or to seek other remedies if:

       o the holder has given written notice to the Indenture Trustee of a continuing event of default;

       o the holders of at least 25% of the total principal amount of the outstanding junior subordinated debt securities have made written request, and those holders have offered reasonable indemnity to the Indenture Trustee to institute the proceedings as trustee; and

       o the Indenture Trustee does not institute the proceeding and does not receive from the holders of a majority of the total principal amount of the outstanding junior subordinated debt securities other conflicting directions within 60 days after the relevant notice and request and offer of reasonable indemnity to the Indenture Trustee.

These limitations, however, do not apply to a suit instituted by a holder of junior subordinated debt securities if we default in the payment of the principal, premium, if any, or interest on, the junior subordinated debt securities.

     We will periodically file statements with the Indenture Trustee regarding our compliance with certain of the covenants in the junior subordinated indenture.

     If an event of default under the amended declaration has occurred and is attributable to our failure to pay principal, premium, if any, or interest on, the junior subordinated debt securities, then each holder of the trust preferred securities may sue us or seek other remedies to force payment to that holder of the principal of, premium, if any, or interest on, the junior subordinated debt securities having a principal amount equal to the total liquidation amount of the trust preferred securities held by that holder. If you sue us to collect payment, then we will assume your rights as a holder of trust preferred securities under the amended declaration to the extent we make a payment to you in any similar legal action. The holders of trust preferred securities will not be able to exercise directly any other remedy available to the holders of the junior subordinated debt securities.

     CERTAIN COVENANTS. If the junior subordinated debt securities are issued to Bank United Capital Trust or a trustee of Bank United Capital Trust in connection with the issuance of trust preferred securities by Bank United Capital Trust, and

       o there has occurred and is continuing an event of default under the junior subordinated indenture,

       o we are in default with respect to our payment of any obligations under the trust preferred securities guarantee, or

       o we have given notice of our election to defer payments of interest on the junior subordinated debt securities by extending the interest payment period as provided in the junior subordinated indenture and that period, or any extension thereof, is continuing, then:

       o we may not make distributions related to our debt securities that rank equally with or junior to the junior subordinated debt securities, including any payment of interest, principal or premium, or repayments, repurchases or redemptions, and

       o may not make distributions related to our capital stock, including dividends, redemptions, repurchases, liquidation payments, or guarantee payments, except that we may make distributions in connection with any of the following:

             1) repurchases, redemptions or other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants,

             2) an exchange or conversion of any class or series of our capital stock for any other class or series of our capital stock, or

             3) the purchase of fractional interests in shares of our capital stock under the conversion or exchange provisions of such capital stock or the security being converted or exchanged.

These prohibitions will not, however, apply to any stock dividends we pay where the dividend stock is the same class of stock as that on which the dividend is being paid.

     In addition, as long as the trust preferred securities remain outstanding, we will covenant:

       o to directly or indirectly maintain 100% ownership of the trust common securities of Bank United Capital Trust; provided, however, that any permitted successor of ours under the junior subordinated indenture may succeed to our ownership of the trust common securities;

       o to not voluntarily dissolve, wind-up or terminate Bank United Capital Trust, except in connection with a distribution of junior subordinated debt securities as described under "Distribution of the Junior Subordinated Debt Securities" and in connection with certain mergers, consolidations or amalgamations permitted by the amended declaration;

       o  to timely perform our duties as sponsor of Bank United Capital Trust;
          and

       o  to use reasonable efforts to cause Bank United Capital Trust to

             1) remain a statutory business trust, except in connection with the distribution of junior subordinated debt securities to the holders of trust preferred securities in the event of the liquidation of Bank United Capital Trust, the redemption of all of the trust preferred securities of Bank United Capital Trust, or certain mergers, consolidations or amalgamations, each as permitted by the amended declaration, and

             2) otherwise continue to be classified as a grantor trust for U.S. federal income tax purposes.

     DISCHARGE AND DEFEASANCE. We may discharge all our obligations (except those described below) to holders of the junior subordinated debt securities issued under the junior subordinated indenture, which junior subordinated debt securities have not already been delivered to the Indenture Trustee for cancellation and which either have become due and payable or are by their terms due and payable within one year, or are to be called for redemption within one year, by depositing with the Indenture Trustee an amount certified to be sufficient to pay when due the principal of and premium, if any, and interest on all outstanding junior subordinated debt securities and to make any mandatory sinking fund payments on those securities when due.

     Unless otherwise specified in this prospectus with respect to the junior subordinated debt securities:

     (1) We, at our option, will be discharged from any and all obligations in respect of the junior subordinated debt securities. However, we will not be discharged from our obligations:

          a)  to pay all expenses of Bank United Capital Trust,

          b) to register the transfer or exchange of junior subordinated debt securities,

          c) to replace mutilated, defaced, destroyed, lost or stolen junior subordinated debt securities, and

          d)  to maintain paying agents and hold monies for payment in trust.

     (2) If we deposit with the Indenture Trustee, in trust, money or U.S. government obligations that through the payment of interest on that money or those obligations and payment of their principal in accordance with their terms will provide money in an amount sufficient to pay all the principal of and premium, if any, and any interest on the junior subordinated debt securities on the dates those payments are due, which may include one or more redemption dates designated by us, in accordance with the terms of the junior subordinated debt securities, then

          a) we, at our option, need not comply with certain covenants specified in this prospectus with respect to the junior subordinated debt securities, and

          b) the occurrence of an event described in the third bullet point of the first paragraph under "-- Events of Default Under the Junior Subordinated Indenture" above with respect to any defeased covenant and any other event of default provided in the applicable resolution of the board of directors or supplemental indenture under which the junior subordinated debt securities are issued will no longer be an event of default.

     A trust described in clause (2) of the paragraph immediately above may only be established, if, among other things, the Indenture Trustee has received an opinion of counsel to the effect that the holders of the junior subordinated debt securities will not recognize gain or loss for federal income tax purposes as a result of any deposit or defeasance described in the paragraph immediately above and will be subject to federal income tax in the same manner as if that defeasance had not occurred, which, in the case of a discharge under clause (1) above, must be based upon a ruling or administrative pronouncement of the IRS. In the event we fail to comply with our remaining obligations under the junior subordinated indenture after a defeasance of the junior subordinated indenture with respect to the junior subordinated debt securities as described under clause (2) above and the junior subordinated debt securities are declared due and payable because of the occurrence of any undefeased event of default, the amount of money and U.S. government obligations on deposit with the Indenture Trustee may be insufficient to pay amounts due on the junior subordinated debt securities at the time of the acceleration resulting from that event of default. However, we will remain liable in respect of those payments.

     MODIFICATION OF JUNIOR SUBORDINATED INDENTURE; WAIVER. Together with the Indenture Trustee, we may change the junior subordinated indenture without the consent of any holders with respect to a number of matters, including:

       o to fix any ambiguity, defect or inconsistency in the junior subordinated indenture; and

       o to change anything that does not materially adversely affect the interests of any holder of junior subordinated debt securities.

     In addition, under the junior subordinated indenture, we and the Indenture Trustee may change the rights of holders of the junior subordinated debt securities with the written consent of the holders of at least a majority of the total liquidation amount of the trust preferred securities. However, the following changes may only be made with the consent of each holder of the junior subordinated debt securities:

       o extending the fixed maturity of the junior subordinated debt securities;

       o reducing the principal amount, reducing the rate of or extending the time of payment of interest on or any premium payable upon the redemption of any junior subordinated debt securities; or

       o reducing the percentage of junior subordinated debt securities, the holders of which are required to consent to any amendment or waive our compliance with any covenant or past default.

     If the consent of the Property Trustee, as holder of the junior subordinated debt securities, is required to consent to any amendment, modification or termination of the junior subordinated indenture, the Property Trustee will request directions from the holders of the trust preferred securities.

     FORM, EXCHANGE, AND TRANSFER. The junior subordinated debt securities will be issuable only in fully registered form without coupons and, unless otherwise specified in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof.

     At the option of the holder, subject to the terms of the junior subordinated indenture and the limitations applicable to global securities described in the applicable prospectus supplement, junior subordinated debt securities will be exchangeable for other junior subordinated debt securities, in any authorized denomination and of like tenor and total principal amount.

     Subject to the terms of the junior subordinated indenture and the limitations applicable to global securities set forth in the applicable prospectus supplement, junior subordinated debt securities may be presented for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed on them duly executed if we or the Indenture Trustee so require, at the office of the security registrar or at the office of any transfer agent we designate for that purpose. Unless otherwise provided in the junior subordinated debt securities to be transferred or exchanged, no service charge need be made for any registration of transfer or exchange, but we may require the holder to pay any taxes or other governmental charges. We have appointed the Indenture Trustee as security registrar. Any transfer agent in addition to the security registrar we initially designate for any junior subordinated debt securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the junior subordinated debt securities.

     If the junior subordinated debt securities are to be redeemed, we will not be required to:

       o issue, register the transfer of, or exchange any junior subordinated debt securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any of the junior subordinated debt securities that may be selected for redemption and ending at the close of business on the day of such mailing, or

       o register the transfer of or exchange any junior subordinated debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any of the junior subordinated debt securities being redeemed in part.

     INFORMATION CONCERNING THE JUNIOR SUBORDINATED INDENTURE TRUSTEE. The Indenture Trustee, other than during the occurrence and continuance of an event of default under the junior subordinated indenture, undertakes to perform only the duties that are specifically contained in the junior subordinated indenture and, upon an event of default under an junior subordinated indenture, must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Indenture Trustee is under no obligation to exercise any of the powers given to it by the junior subordinated indenture at the request of any holder of junior subordinated debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur. The Indenture Trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties unless it reasonably believes that it will be repaid or receive adequate indemnity.

     PAYMENT AND PAYING AGENTS. Unless otherwise indicated in the applicable prospectus supplement, payment of the interest on any junior subordinated debt securities on any interest payment date will be made to the person in whose name those junior subordinated debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for such interest.

     Principal of and any premium and interest on the junior subordinated debt securities will be payable at the office of the paying agents designated by us, except that, unless otherwise indicated in the applicable prospectus supplement, interest payments may be made by check mailed to the holder. Unless otherwise indicated in the prospectus supplement, the corporate trust office of the Indenture Trustee in the City of New York will be designated as our sole paying agent for payments with respect to junior subordinated debt securities. We will be required to maintain a paying agent in each place of payment for the junior subordinated debt securities.

     All monies we pay to a paying agent or the Indenture Trustee for the payment of the principal of or any premium or interest on any junior subordinated debt securities which remains unclaimed at the end of two years after the principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

     SUBORDINATION OF JUNIOR SUBORDINATED DEBT SECURITIES. The junior subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in the applicable prospectus supplement. The junior subordinated indenture does not limit the amount of junior subordinated debt securities which we may issue, nor does it limit us from issuing any other secured or unsecured debt.

     GLOBAL SECURITIES. The junior subordinated debt securities may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement (the "Global Securities"). Global Securities will be issued in registered form and in either temporary or permanent form. Unless and until it is exchanged for junior subordinated debt securities in definitive form, a temporary Global Security may not be transferred except as a whole by the depositary for that Global Security to a nominee of the depositary or any such nominee to a successor of the depositary or a nominee of that successor.

     The specific terms of the depositary arrangement with respect to the junior subordinated debt securities will be described in the applicable prospectus supplement. We anticipate that the following provisions will apply to any depositary arrangements.

     Upon the issuance of a Global Security, the depositary for the Global Security or its nominee will credit the accounts of persons held with it with the respective principal amounts of the securities represented by the Global Security. Those accounts will be designated by the underwriters or agents with respect to those securities or by us if such securities are offered and sold directly by us. Ownership of beneficial interests in a Global Security will be limited to participants, who are persons that have accounts with the depositary for the Global Security or its nominee, or persons that may hold interests through participants. Ownership of beneficial interests in the Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary, with respect to participants' interests, for the Global Security or by participants or persons that hold securities through participants with respect to beneficial owners' interests.

     FEES AND EXPENSES. The junior subordinated indenture provides that we will pay all fees and expenses related to:

       o the offering of the trust preferred securities and the junior subordinated debt securities;

       o the organization, maintenance and dissolution of Bank United Capital Trust;

       o  the retention of the Bank United Capital Trust trustees; and

       o the enforcement by the Property Trustee of the rights of the holders of the trust preferred securities.

     GOVERNING LAW. The junior subordinated indenture and the junior subordinated debt securities will be governed by and construed in accordance with the laws of the State of New York except to the extent that the Trust Indenture Act is applicable.

TRUST PREFERRED SECURITIES

     The following is a summary of the principal terms of the trust preferred securities. This summary is not complete, may not include all the information that is important to you, and is qualified in its entirety by reference to the amended declaration, the Delaware Business Trust Act and the Trust Indenture Act. The amended declaration is filed as an exhibit to the registration statement of which this prospectus forms a part, or is incorporated by reference. The terms of the trust preferred securities will include those stated in the amended declaration and those made part of the amended declaration by the Trust Indenture Act.

     The amended declaration authorizes the Regular Trustees to issue, on behalf of Bank United Capital Trust, two classes of trust securities, trust preferred securities and trust common securities, each of which will have the terms described in the applicable prospectus supplement. The proceeds from the sale of the trust preferred securities will be used by Bank United Capital Trust to purchase our junior subordinated debt securities. These junior subordinated debt securities will be held in trust by the Property Trustee for the benefit of the holders of the trust securities.

     We will guarantee the payments of distributions and payments on redemption or liquidation with respect to the trust preferred securities, but only to the extent Bank United Capital Trust has funds available to make those payments and has not made the payments. See "Guarantees."

     The assets of Bank United Capital Trust available for distribution to the holders of trust preferred securities will be limited to payments from us under the junior subordinated debt securities held by Bank United Capital Trust. If we fail to make a payment on the junior subordinated debt securities, Bank United Capital Trust will not have sufficient funds to make related payments, including distributions, on its trust preferred securities.

     The trust preferred securities guarantee, when taken together with our obligations under the junior subordinated debt securities, the junior subordinated indenture related thereto and the amended declaration, will provide a full and unconditional guarantee of amounts due on the trust preferred securities issued by Bank United Capital Trust.

     The trust preferred securities will have the terms, including distributions, redemption, voting, liquidation rights and other preferred, deferred or other special rights or restrictions that are described in the amended declaration or made part of the amended declaration by the Trust Indenture Act or the Delaware Business Trust Act. The terms of the trust preferred securities will mirror the terms of the junior subordinated debt securities held by Bank United Capital Trust. In other words, the distribution rate and the distribution payment dates and other payment dates for the trust preferred securities will correspond to the interest rate and interest payment dates and other payment dates on the junior subordinated debt securities.

     The applicable prospectus supplement will set forth the principal terms of the trust preferred securities that will be offered, including:

       o  the name of the trust preferred securities;

       o the liquidation amount and number of trust preferred securities issued;

       o the annual distribution rate(s) or method of determining such rate(s), the payment date(s) and the record dates used to determine the holders who are to receive distributions;

       o  the date from which distributions will be cumulative;

       o the optional redemption provisions, if any, including the prices, time periods and other terms and conditions on which the trust preferred securities will be purchased or redeemed, in whole or in part;

       o the terms and conditions, if any, upon which the junior subordinated debt securities and the related trust preferred securities guarantee may be distributed to holders of those trust preferred securities;

       o any securities exchange on which the trust preferred securities will be listed;

       o whether the trust preferred securities are to be issued in book-entry form and represented by one or more global certificates, and if so, the depository for those global certificates and the specific terms of the depositary arrangements; and

       o any other relevant rights, preferences, privileges, limitations or restrictions of the trust preferred securities.

The applicable prospectus supplement will also describe certain U.S. federal income tax considerations applicable to the purchase, holding and disposition of such trust preferred securities.

     EXTENSIONS. We have the right under the junior subordinated indenture to defer payments of interest on the junior subordinated debt securities by extending the interest payment period from time to time on the junior subordinated debt securities. The Regular Trustees will give the holders of the trust preferred securities notice of any Extension Period upon their receipt of notice thereof from us. If distributions are deferred, the deferred distributions and accrued interest thereon will be paid to holders of record of the trust preferred securities as they appear on the books and records of Bank United Capital Trust on the record date next following the termination of such deferral period. See "Description of the Junior Subordinated Debt
Securities -- Interest" and "-- Option to Extend Interest Payment Period."

     Distributions on the trust preferred securities will be made on the dates payable to the extent that Bank United Capital Trust has funds available for the payment of distributions in the Property Account. Bank United Capital Trust's funds available for distribution to the holders of the trust securities will be limited to payments received from us on the junior subordinated debt securities. We have guaranteed the payment of distributions out of monies held by Bank United Capital Trust to the extent set forth under "-- Guarantees."

     Distributions on the trust preferred securities will be payable to the holders named on the securities register of Bank United Capital Trust at the close of business on the relevant record dates, which, as long as the trust preferred securities remain in book-entry only form, will be one business day prior to the relevant payment dates. Distributions will be paid through the Property Trustee who will hold amounts received in respect of the junior subordinated debt securities in the Property Account for the benefit of the holders of the trust securities. In the event that the trust preferred securities do not continue to remain in book-entry only form, the relevant record dates will conform to the rules of any securities exchange on which the trust preferred securities are listed and, if none, the Regular Trustees will have the right to select relevant record dates, which will be more than 14 days but less than 60 days prior to the relevant payment dates. In the event that any date on which distributions are to be made on the trust preferred securities is not a business day, then payment of the distributions payable on that date will be made on the next succeeding day which is a business day and without any interest or other payment in respect of that delay, except that, if that business day is in the next succeeding calendar year, the payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the record date.

     MANDATORY REDEMPTION OF TRUST PREFERRED SECURITIES. The trust preferred securities have no stated maturity date, but will be redeemed upon the maturity of the junior subordinated debt securities or to the extent the junior subordinated debt securities are redeemed prior to maturity. The junior subordinated debt securities will mature on the date specified in the applicable prospectus supplement and may be redeemed at any time, in whole but not in part, in certain circumstances upon the occurrence of a Tax Event, an Investment Company Event or a Regulatory Capital Event as described under "-- Special
Event Redemption."

     Upon the maturity of the junior subordinated debt securities, the proceeds of their repayment will simultaneously be applied to redeem all the outstanding trust securities at the Redemption Price. Upon the redemption of the junior subordinated debt securities, either at our option or as a result of a Tax Event, an Investment Company Event or a Regulatory Capital Event, the proceeds from the redemption will simultaneously be applied to redeem trust securities having a total liquidation amount equal to the total principal amount of the junior subordinated debt securities so redeemed at the redemption price; provided, that holders of trust securities will be given not less than 30 nor more than 60 days' notice of the redemption. In the event that fewer than all of the outstanding trust securities are to be redeemed, the trust securities will be redeemed proportionately.

     SPECIAL EVENT REDEMPTION. Subject to obtaining any required regulatory approval, if a Tax Event, an Investment Company Event or a Regulatory Capital Event (each, a "Special Event") occurs and is continuing, we will have the right, upon not less than 30 nor more than 60 days' notice, to redeem the junior subordinated debt securities, in whole but not in part, for cash within 90 days following the occurrence of that Special Event. Following the redemption, Bank United Capital Trust will use the proceeds to redeem all the outstanding trust securities. However, if at the time there is available to us or Bank United Capital Trust the opportunity to eliminate, within that 90-day period, the Special Event by taking some ministerial action, such as filing a form or making an election or pursuing some other similar reasonable measure that will have no adverse effect on us, Bank United Capital Trust, or the holders of the trust securities, then we or Bank United Capital Trust will pursue that measure in lieu of redemption.

     The following events constitute Special Events for purposes of the redemption provisions described in the preceding paragraph.

       o "TAX EVENT" means that the Regular Trustees have received an opinion of independent tax counsel experienced in those matters to the effect that, as a result of:

             1) any amendment to, change or announced proposed change in, the laws or regulations of the United States or any of its political subdivisions or taxing authorities, or

             2) any official administrative pronouncement, action or judicial decision interpreting or applying those laws or regulations, which amendment or change becomes effective or proposed change, pronouncement, action or decision is announced on or after the date the trust preferred securities are issued and sold there is more than an insubstantial risk that:

                 a) Bank United Capital Trust is or within 90 days would be subject to U.S. federal income tax with respect to income accrued or received on the junior subordinated debt securities,

                 b) interest payable to Bank United Capital Trust on the junior subordinated debt securities is not or within 90 days would not be deductible, in whole or in part, by us for U.S. federal income tax purposes, or

                 c) Bank United Capital Trust is or within 90 days would be subject to a material amount of other taxes, duties or other governmental charges.

       o "INVESTMENT COMPANY EVENT" means that the Regular Trustees have received an opinion of a nationally recognized independent counsel to the effect that, as a result of an amendment to or change in the Investment Company Act or regulations thereunder on or after the date the trust preferred securities are issued and sold, there is more than an insubstantial risk that Bank United Capital Trust is or will be considered an "investment company" and be required to be registered under the Investment Company Act.

       o "REGULATORY CAPITAL EVENT" means that we have received an opinion of independent bank regulatory counsel experienced in those matters to the effect that, as a result of

             1) any amendment to or change (including any announced prospective change) in the laws or any regulations thereunder of the United States or any rules, guidelines or policies of the applicable regulatory authorities having jurisdictions over us, or

             2) any official administrative pronouncement or judicial decision interpreting or applying those laws or regulations which is announced or becomes effective after the date of original issuance of the trust preferred securities, the trust preferred securities do not constitute, or within 90 days of the date of that event would not constitute, Tier 1 capital or its then equivalent applied as if we were a bank holding company, as that concept is used in the guidelines or regulations issued by the Board of Governors of the Federal Reserve System. However, the distribution of junior subordinated debt securities by Bank United Capital Trust in connection with its liquidation will not, in and of itself, be a "Regulatory Capital Event" unless the liquidation occurs in connection with a Tax Event or an Investment Company Event.

     DISTRIBUTION OF THE JUNIOR SUBORDINATED DEBT SECURITIES. We will have the right at any time to dissolve Bank United Capital Trust and, after satisfaction of the liabilities of creditors of Bank United Capital Trust as provided by applicable law, to cause junior subordinated debt securities to be distributed to the holders of the trust preferred securities in a total stated principal amount equal to the total stated liquidation amount of the trust preferred securities then outstanding. Prior to any such dissolution, we will obtain any required regulatory approvals. The right to dissolve the trust and distribute the junior subordinated debt securities will be conditioned on our receipt of an opinion rendered by an independent tax counsel that the distribution would not result in the recognition of gain or loss for federal income tax purposes by the holders.

     If the junior subordinated debt securities are distributed to the holders of the trust securities, we will use our best efforts to cause the junior subordinated debt securities to be listed on the NYSE or on any other exchange that the trust preferred securities are then listed.

     After the date for any distribution of junior subordinated debt securities upon dissolution of Bank United Capital Trust:

       o the trust preferred securities will no longer be deemed to be outstanding;

       o the securities depositary or its nominee, as the record holder of the trust preferred securities, will receive a registered global certificate or certificates representing the junior subordinated debt securities to be delivered upon such distribution; and

       o any certificates representing trust preferred securities not held by the depositary or its nominee will be deemed to represent junior subordinated debt securities having a total principal amount equal to the total stated liquidation amount of, with an interest rate identical to the distribution rate of, and with accrued and unpaid interest equal to accrued and unpaid distributions on, those trust preferred securities until those certificates are presented to us or our agent for transfer or reissuance.

     We cannot provide any assurance as to the market prices for either the trust preferred securities or the junior subordinated debt securities that may be distributed in exchange for the trust preferred securities if a dissolution and liquidation of Bank United Capital Trust were to occur. Accordingly, the trust preferred securities that an investor may purchase, whether as a result of the offer made through this prospectus or in the secondary market, or the junior subordinated debt securities that an investor may receive if a dissolution and liquidation of Bank United Capital Trust were to occur, may trade at a discount to the price that the investor paid to purchase the trust preferred securities offered through this prospectus.

     REDEMPTION PROCEDURES. Bank United Capital Trust may not redeem fewer than all the outstanding trust securities unless all accrued and unpaid distributions have been paid on all trust securities for all distribution periods terminating on or before the date of redemption. In the event that fewer than all of the outstanding trust securities are to be redeemed, the trust securities will be redeemed proportionately.

     If Bank United Capital Trust gives a notice of redemption in respect of the trust securities, which notice will be irrevocable, then, by 12:00 noon, New York City time, on the redemption date, and if we have paid to the Property Trustee a sufficient amount of cash in connection with the related redemption or maturity of the junior subordinated debt securities, the Property Trustee will irrevocably deposit with the depositary funds sufficient to pay the applicable Redemption Price and will give the depositary irrevocable instructions and authority to pay the Redemption Price to the holders of the trust preferred securities, and the paying agent will pay the applicable Redemption Price to the holders of the trust common securities by check. If notice of redemption has been given and funds deposited as required, then, immediately prior to the close of business on the date of the deposit, distributions will cease to accrue and all rights of holders of trust preferred securities so called for redemption will cease, except the right of the holders of the trust preferred securities to receive the Redemption Price but without interest on the Redemption Price. In the event that any date fixed for redemption of trust preferred securities is not a business day, then payment of the Redemption Price payable on that date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of any such delay, except that, if that business day falls in the next calendar year, payment will be made on the immediately preceding business day. In the event that payment of the Redemption Price in respect of trust preferred securities is improperly withheld or refused and not paid either by Bank United Capital Trust or by us under the trust preferred securities guarantee, distributions on the trust preferred securities will continue to accrue at the then applicable rate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.

     Subject to the foregoing and applicable law, including, without limitation, U.S. federal securities laws, we or our subsidiaries may at any time, and from time to time, purchase outstanding trust preferred securities by tender, in the open market or by private agreement.

     LIQUIDATION DISTRIBUTION UPON DISSOLUTION. The amended declaration states that Bank United Capital Trust will be dissolved:

       o  on the expiration of the term of Bank United Capital Trust;

       o  upon our bankruptcy;

       o upon the filing of a certificate of dissolution or its equivalent with respect to us;

       o upon the filing of a certificate of cancellation with respect to Bank United Capital Trust after obtaining the consent of at least a majority in liquidation amount of the trust preferred securities, voting together as a single class;

       o 90 days after the revocation of our charter, but only if the charter is not reinstated during that 90-day period;

       o upon the distribution of the related junior subordinated debt securities directly to the holders of the trust securities;

       o  upon the redemption of all of the trust securities; or

       o upon entry of a court order for the dissolution of us or Bank United Capital Trust.

     In the event of a dissolution, after Bank United Capital Trust pays all amounts owed to creditors, the holders of the trust preferred securities will be entitled to receive:

       o cash equal to the total liquidation amount of each trust preferred security specified in an accompanying prospectus supplement, plus accumulated and unpaid distributions to the date of payment, or

       o junior subordinated debt securities in a total principal amount equal to the total liquidation amount of the trust preferred securities.

     If Bank United Capital Trust cannot pay the full amount due on its trust securities because insufficient assets are available for payment, then the amounts payable by Bank United Capital Trust on its trust securities will be paid proportionately. However, if an event of default under the related amended declaration has occurred, the total amounts due on the trust preferred securities will be paid before any distribution on the trust common securities.

     DECLARATION EVENTS OF DEFAULT. An event of default under the junior subordinated indenture relating to the junior subordinated debt securities is an event of default under the amended declaration (a "Declaration Event of Default"). See "-- Junior Subordinated Debt Securities -- Events of Default Under the Junior Subordinated Indenture."

     In addition, the voluntary or involuntary dissolution, winding up or termination of Bank United Capital Trust is also a Declaration Event of Default, except in connection with:

       o the distribution of the junior subordinated debt securities to holders of the trust securities of Bank United Capital Trust,

       o the redemption of all of the trust securities of Bank United Capital Trust, and

       o mergers, consolidations or amalgamations permitted by the amended declaration of Bank United Capital Trust.

     Under the amended declaration, the holder of the trust common securities will be deemed to have waived any Declaration Event of Default with respect to the trust common securities until all Declaration Events of Default with respect to the trust preferred securities have been cured, waived or otherwise eliminated. Until all Declaration Events of Default with respect to the trust preferred securities have been so cured, waived, or otherwise eliminated, the Property Trustee will be deemed to be acting solely on behalf of the holders of the trust preferred securities and only the holders of the trust preferred securities will have the right to direct the Property Trustee with respect to certain matters under the amended declaration and the junior subordinated indenture. In the event that any Declaration Event of Default with respect to the trust preferred securities is waived by the holders of the trust preferred securities as provided in the amended declaration, under the amended declaration the holders of trust common securities have agreed that the waiver also constitutes a waiver of the Declaration Event of Default with respect to the trust common securities for all purposes under the amended declaration without any further act, vote or consent of the holders of trust common securities.

     We and the Regular Trustees must file annually with the Property Trustee a certificate evidencing compliance with all the applicable conditions and covenants under the amended declaration.

     Upon the occurrence of a Declaration Event of Default, the Property Trustee, as the sole holder of the junior subordinated debt securities, will have the right under the junior subordinated indenture to declare the principal of, premium, if any, and interest on the junior subordinated debt securities to be immediately due and payable.

     If a Property Trustee fails to enforce its rights under the amended declaration or the junior subordinated indenture to the fullest extent permitted by law and subject to the terms of the amended declaration and the junior subordinated indenture, any holder of trust preferred securities may sue us, or seek other remedies, to enforce the Property Trustee's rights under the amended declaration or the junior subordinated indenture without first instituting a legal proceeding against the Property Trustee or any other person. If a Declaration Event of Default occurs and is continuing as a result of our failure to pay principal of or premium, if any, or interest on the junior subordinated debt securities when payable, then a holder of the trust preferred securities may directly sue us or seek other remedies, to collect its proportionate share of payments owned. See "Relationship Among The Trust Preferred Securities, The Trust Preferred Securities Guarantee And The Junior Subordinated Notes Held By Bank United Capital Trust."

     REMOVAL AND REPLACEMENT OF TRUSTEES. Only the holders of trust common securities have the right to remove or replace the trustees of Bank United Capital Trust, except that while an event of default in respect of the junior subordinated debt securities has occurred or is continuing, the holders of a majority of the trust preferred securities will have this right. The resignation or removal of any trustee and the appointment of a successor trustee will be effective only on the acceptance of appointment by the successor trustee in accordance with the provisions of the amended declaration.

     CONVERSION OR EXCHANGE RIGHTS. The terms on which the trust preferred securities are convertible into or exchangeable for common stock or our other securities will be contained in the applicable prospectus supplement. Those terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option, and may include provisions under which the number of shares of common stock or our other securities to be received by the holders of trust preferred securities would be subject to adjustment.

     MERGERS, CONSOLIDATIONS OR AMALGAMATIONS OF BANK UNITED CAPITAL
TRUST. Bank United Capital Trust may not consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease their properties and assets substantially as an entirety to any other corporation or other body (each, a "Merger Event"), except as described below. Bank United Capital Trust may, with the consent of a majority of its Regular Trustees and without the consent of the holders of its trust securities, consolidate, amalgamate, merge with or into, or be replaced by another trust, provided that:

       o  the successor entity either

          1) assumes all of the obligations of Bank United Capital Trust relating to its trust securities, or

          2) substitutes other securities for the trust securities that are substantially similar to the trust securities, so long as the successor securities rank the same as the trust securities for distributions and payments upon liquidation, redemption and otherwise;

       o we acknowledge a trustee of the successor entity who has the same powers and duties as the Property Trustee of Bank United Capital Trust, as the holder of the junior subordinated debt securities;

       o the trust preferred securities are listed, or any successor securities will be listed, upon notice of issuance, on the same securities exchange or other organization that the trust preferred securities are then listed;

       o the Merger Event does not cause the trust preferred securities or successor securities to be downgraded by any nationally recognized rating agency;

       o the Merger Event does not adversely affect the rights, preferences and privileges of the holders of the trust securities or successor securities in any material way, other than with respect to any dilution of the holders' interest in the new entity;

       o the successor entity has a purpose identical to that of Bank United Capital Trust;

       o prior to the Merger Event, we have received an opinion of counsel from a nationally recognized law firm stating that

          1) the Merger Event does not adversely affect the rights of the holders of the trust preferred securities or any successor securities in any material way, other than with respect to any dilution of the holders' interest in the new entity, and

          2) following the Merger Event, neither Bank United Capital Trust nor the successor entity will be required to register as an investment company under the Investment Company Act; and

       o we guarantee the obligations of the successor entity under the successor securities in the same manner as in the trust preferred securities guarantee.

     In addition, unless all of the holders of the trust preferred securities and trust common securities approve otherwise, Bank United Capital Trust will not consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if, in the opinion of a nationally recognized tax counsel experienced in such matters, the transaction would cause Bank United Capital Trust or the successor entity to be classified other than as a grantor trust for U.S. federal income tax purposes.

     VOTING RIGHTS; AMENDMENT OF DECLARATION. The holders of trust preferred securities have no voting rights except as discussed under " -- Mergers, Consolidations or Amalgamations of Bank United Capital Trust" and
"Guarantees -- Amendments and Assignment," and as otherwise required by law and the amended declaration.

     The amended declaration may be amended if approved by a majority of the Regular Trustees of Bank United Capital Trust. However, if any proposed amendment provides for, or the Regular Trustees otherwise propose to effect,

        1) any action that would adversely affect the powers, preferences or special rights of the trust securities, whether by way of amendment to the amended declaration or otherwise, or

        2) the dissolution, winding-up or termination of Bank United Capital Trust other than under the terms of its amended declaration,

then the holders of the trust preferred securities as a single class will be entitled to vote on the amendment or proposal. In that case, the amendment or proposal will only be effective if approved by at least a majority in liquidation amount of the trust preferred securities affected by the amendment or proposal.

     No amendment may be made to an amended declaration if that amendment would:

       o cause Bank United Capital Trust to be characterized as other than a grantor trust for U.S. federal income tax purposes;

       o reduce or otherwise adversely affect the powers of the Property Trustee; or

       o cause Bank United Capital Trust to be deemed to be an "investment company" which is required to be registered under the Investment Company Act.

     The holders of a majority of the total liquidation amount of the trust preferred securities have the right to:

       o direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee; or

       o direct the exercise of any trust or power conferred upon the Property Trustee under the amended declaration, including the right to direct the Property Trustee, as the holder of the junior subordinated debt securities, to

          1) exercise the remedies available under the junior subordinated indenture with respect to the junior subordinated debt securities,

          2) waive any event of default under the junior subordinated indenture that is waivable, or

          3) cancel an acceleration of the principal of the junior subordinated debt securities.

     However, if the junior subordinated indenture requires the consent of the holders of a super-majority of the total principal amount of the junior subordinated debt securities, then the Property Trustee must get approval of the holders of a super-majority in liquidation amount of the trust preferred securities.

     In addition, before taking any of the foregoing actions, the Property Trustee must obtain an opinion of counsel stating that, as a result of that action, Bank United Capital Trust will continue to be classified as a grantor trust for U.S. federal income tax purposes.

     The Property Trustee will notify all trust preferred securities holders of any notice received from the Indenture Trustee with respect to the junior subordinated debt securities held by Bank United Capital Trust.

     As described in the amended declaration, the Property Trustee may hold a meeting to have holders of trust preferred securities vote on a change or have them approve a change by written consent.

     If a vote by the holders of trust preferred securities is taken or a consent is obtained, any trust preferred securities that are owned by us or any of our affiliates will, for purposes of the vote or consent, be treated as if they were not outstanding, which will have the following consequences:

       o we and any of our affiliates will not be able to vote on or consent to matters requiring the vote or consent of holders of trust preferred securities; and

       o any trust preferred securities owned by us or any of our affiliates will not be counted in determining whether the required percentage of votes or consents has been obtained.

     INFORMATION CONCERNING THE PROPERTY TRUSTEE. For matters relating to compliance with the Trust Indenture Act, the Property Trustee will have all of the duties and responsibilities of an indenture trustee under the Trust Indenture Act. The Property Trustee, other than during the occurrence and continuance of a Declaration Event of Default, undertakes to perform only the duties that are specifically described in the amended declaration and, upon a Declaration Event of Default, must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers given it by the applicable amended declaration at the request of any holder of trust preferred securities unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that it might incur. However, the holders of the trust preferred securities will not be required to offer such an indemnity where the holders, by exercising their voting rights, direct the Property Trustee to take any action following a Declaration Event of Default.

     MISCELLANEOUS. The Regular Trustees are authorized and directed to conduct the affairs of and to operate Bank United Capital Trust in a way that:

       o will not cause it to be deemed to be an "investment company" required to be registered under the Investment Company Act;

       o will cause it to be classified as a grantor trust for U.S. federal income tax purposes; and

       o will cause the junior subordinated debt securities it holds to be treated as our indebtedness for U.S. federal income tax purposes.

     We and the Regular Trustees are authorized to take any action, so long as it is consistent with applicable law or the certificate of trust or amended declaration, that we and the Regular Trustees determine to be necessary or desirable for those purposes.

     Holders of trust preferred securities have no preemptive or similar rights.

     Bank United Capital Trust may not borrow money, issue debt, execute mortgages or pledge any of its assets.

     GOVERNING LAW. The amended declaration and the related trust preferred securities will be governed by and construed in accordance with the laws of the State of Delaware.

GUARANTEES

     We will execute a trust preferred securities guarantee, for the benefit of the holders of trust preferred securities, at the time that Bank United Capital Trust issues the trust preferred securities. The trust preferred securities guarantee will be qualified as an indenture under the Trust Indenture Act. The Bank of New York will act as the trustee (the "Guarantee Trustee") under the trust preferred securities guarantee for the purposes of compliance with the Trust Indenture Act. The terms of the trust preferred securities guarantee will be those contained in the trust preferred securities guarantee and those made part of the trust preferred securities guarantee by the Trust Indenture Act. The following is a summary of the principal terms of the trust preferred securities guarantee. This summary is not complete and is qualified in its entirety by reference to the form of trust preferred securities guarantee, which is filed as an exhibit to the registration statement of which this prospectus forms a part or is incorporated by reference, and the Trust Indenture Act. The Guarantee Trustee will hold the trust preferred securities guarantee for the benefit of the holders of trust preferred securities.

     We will irrevocably agree, as described in the trust preferred securities guarantee, to pay in full, to the holders of the trust preferred securities issued by Bank United Capital Trust, the trust preferred securities guarantee payments, except to the extent previously paid, when and as due, regardless of any defense, right of set-off or counterclaim which Bank United Capital Trust may have or assert. The following payments, to the extent not paid by Bank United Capital Trust, will be covered by the trust preferred securities guarantee:

       o any accrued and unpaid distributions required to be paid on the trust preferred securities, to the extent that Bank United Capital Trust has funds available to make the payment;

       o the redemption price, to the extent that Bank United Capital Trust has funds available to make the payment; and

       o upon a voluntary or involuntary dissolution and liquidation of Bank United Capital Trust, other than in connection with a distribution of junior subordinated debt securities to holders of the trust preferred securities or the redemption of all the trust preferred securities, the lesser of

          1) the total of the liquidation amount specified in the prospectus supplement for each trust preferred security plus all accrued and unpaid distributions on the trust preferred securities to the date of payment, to the extent Bank United Capital Trust has funds available to make the payment, and

          2) amount of assets of Bank United Capital Trust remaining available for distribution to holders of its trust preferred securities upon a dissolution and liquidation of the trust.

     Our obligation to make a trust preferred securities guarantee payment may be satisfied by directly paying the required amounts to the holders of the trust preferred securities or by causing Bank United Capital Trust to pay the amounts to the holders.

     The trust preferred securities guarantee will be a guarantee on a subordinated basis with respect to the trust preferred securities from the time of issuance of the trust preferred securities, but will not apply to any payment of distributions or redemption price, or to payments upon the dissolution, winding-up or termination of Bank United Capital Trust, except to the extent Bank United Capital Trust has funds available therefor. If we do not make interest payments on the junior subordinated debt securities, Bank United Capital Trust will not pay distributions on the trust preferred securities and will not have funds available therefor. See "-- Junior Subordinated Debt Securities."

     No single document executed by us relating to the issuance of trust preferred securities will provide for our full, irrevocable and unconditional guarantee of the trust preferred securities. It is our obligations under the junior subordinated indenture, the trust preferred securities guarantee and amended declaration taken together that have the effect of providing a full, irrevocable and unconditional guarantee of the trust's obligations under its trust preferred securities.

     STATUS OF THE TRUST PREFERRED SECURITIES GUARANTEE. Our obligations under the trust preferred securities guarantee will rank junior in priority of payment to all of our senior indebtedness. This means that we cannot make any payments on the trust preferred securities guarantee if we default on a payment of senior indebtedness and do not cure the default within the applicable grace period, or if the senior indebtedness becomes immediately due because of a default and has not yet been paid in full. In addition, our obligations under the trust preferred securities guarantee will rank junior to all existing and future liabilities of our subsidiaries.

     The amended declaration will require that the holder of trust preferred securities accept the subordination provisions and other terms of the trust preferred securities guarantee. The trust preferred securities guarantee will constitute a guarantee of payment and not of collection. In other words, the holder of the guaranteed security may sue us, or seek other remedies, to enforce its rights under the trust preferred securities guarantee without first suing any other person or entity. A trust preferred securities guarantee will not be discharged except by payment of the trust preferred securities guarantee payments in full to the extent not previously paid or upon distribution of the junior subordinated debt securities to the holders of trust preferred securities under the amended declaration.

     MATERIAL COVENANTS RELATED TO THE TRUST PREFERRED SECURITIES GUARANTEE. In the trust preferred securities guarantee, we will covenant that, so long as any trust preferred securities remain outstanding, if there is an event of default under the trust preferred securities guarantee or the amended declaration:

       o we will not make distributions related to our debt securities that rank equally with or junior to the junior subordinated debt securities, including any payment of interest, principal or premium, or repayments, repurchases or redemptions; and

       o we will not make distributions related to our capital stock, including dividends, redemptions, repurchases, liquidation payments, or guarantee payments. We may, however, make distributions in connection with any of the following:

          1) repurchases, redemptions or other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants,

          2) an exchange or conversion of any class or series of our capital stock for any other class or series of our capital stock, or

          3) the purchase of fractional interests in shares of our capital stock under the conversion or exchange provisions of such capital stock or the security being converted or exchanged.

The trust preferred securities guarantee, however, will except from the above any stock dividends paid by us where the dividend stock is the same stock as that on which the dividend is being paid.

     AMENDMENTS AND ASSIGNMENT. Except with respect to any changes which do not adversely affect the rights of holders of trust preferred securities in any material respect, in which case no consent of those holders will be required, a trust preferred securities guarantee may only be amended with the prior approval of the holders of at least a majority of the total liquidation amount of the trust preferred securities, excluding any such trust preferred securities held by us or any of our affiliates. A description of the requirements for obtaining any approval is described under "Trust Preferred Securities -- Voting Rights; Amendment of Declaration." All guarantees and agreements contained in the trust preferred securities guarantee will be binding on our successors, assigns, receivers, trustees and representatives and are for the benefit of the holders of the applicable trust preferred securities.

     TRUST PREFERRED SECURITIES GUARANTEE EVENTS OF DEFAULT. An event of default under the trust preferred securities guarantee will occur if we fail to make any of our required payments or perform our obligations under the trust preferred securities guarantee.

     The holders of at least a majority of the total liquidation amount of the trust preferred securities, excluding any trust preferred securities held by us or any of our affiliates, will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee or to direct the exercise of any trust or power given to the Guarantee Trustee under the trust preferred securities guarantee.

     INFORMATION CONCERNING THE GUARANTEE TRUSTEE. The Guarantee Trustee under the trust preferred securities guarantee, other than during the occurrence and continuance of an event of default under the trust preferred securities guarantee, will only perform the duties that are specifically described in such trust preferred securities guarantee. After such a default, the Guarantee Trustee will exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of its powers as described in the trust preferred securities guarantee at the request of any holder of covered trust preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur.

     TERMINATION OF THE TRUST PREFERRED SECURITIES GUARANTEE. The trust preferred securities guarantee will terminate once the trust preferred securities are paid in full or upon distribution of the junior subordinated debt securities to the holders of the trust preferred securities. The trust preferred securities guarantee will continue to be effective or will be reinstated if at any time any holder of trust preferred securities must restore payment of any sums paid under the trust preferred securities or the trust preferred securities guarantee.

     GOVERNING LAW. The trust preferred securities guarantee will be governed by and construed in accordance with the laws of the State of New York.

STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

     We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and we to sell to the holders, a specified number of shares of common stock at a future date or dates. The consideration per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula described in the stock purchase contracts. We may issue the stock purchase contracts separately or as a part of stock purchase units consisting of a stock purchase contract and one or more shares of our preferred stock or fractions thereof or a debt security or a debt obligation of us or a third party, including a U.S. Treasury security. Our preferred stock or our debt security or the debt obligation of a third party may serve as collateral to secure the holders' obligations to purchase the shares of common stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of stock purchase contracts. These payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner. The applicable prospectus supplement will describe the specific terms of any stock purchase contracts or stock purchase units.

               RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES,
                    THE TRUST PREFERRED SECURITIES GUARANTEE
      AND THE JUNIOR SUBORDINATED NOTES HELD BY BANK UNITED CAPITAL TRUST

     We will guarantee payments of distributions and redemption and liquidation payments due on the trust preferred securities, to the extent the trust has funds available for the payments, to the extent described under "Description of Offered Securities -- Guarantees." No single document executed by us in connection with the issuance of the trust preferred securities will provide for our full, irrevocable and unconditional guarantee of the trust preferred securities. It is only the combined operation of our obligations under the trust preferred securities guarantee, the amended declaration and the junior subordinated indenture that has the effect of providing a full, irrevocable and unconditional guarantee of Bank United Capital Trust's obligations under the trust preferred securities.

     As long as we make payments of interest and other payments when due on the junior subordinated debt securities held by Bank United Capital Trust, those payments will be sufficient to cover the payment of distributions and redemption and liquidation payments due on the trust preferred securities issued by Bank United Capital Trust, primarily because:

       o the total principal amount of the junior subordinated debt securities will be equal to the sum of the total liquidation amount of the trust securities;

       o the interest rate and interest and other payment dates on the junior subordinated debt securities will match the distribution rate and distribution and other payment dates for the trust preferred securities;

            o we will pay for any and all costs, expenses and liabilities of Bank United Capital Trust except its obligations under its trust preferred securities; and

            o each amended declaration provides that Bank United Capital Trust will not engage in any activity that is not consistent with the limited purposes of Bank United Capital Trust.

     If and to the extent that we do not make payments on the junior subordinated debt securities, Bank United Capital Trust will not have funds available to make payments of distributions or other amounts due on its trust preferred securities. In those circumstances, you will not be able to rely upon the trust preferred securities guarantee for payment of these amounts. Instead, you may directly sue us or seek other remedies to collect your proportionate share of payments owed. If you sue us to collect payment, then we will assume your rights as a holder of trust preferred securities under the amended declaration to the extent we make a payment to you in any such legal action.

                              SELLING STOCKHOLDERS

     The selling stockholders are the general partners and some of the limited partners of Hyperion Partners L.P., a Delaware limited partnership, and three other entities with which an affiliate of Hyperion Partners has a fiduciary relationship. The applicable prospectus supplement for any offering of Class A common stock by selling stockholders will include the following information:

       o  the name of the selling stockholders;

       o  the number of shares held by each of the selling stockholders;

       o the percentage of the class of shares held by each of the selling stockholders; and

       o the number of shares of Class A common stock offered by each of the selling stockholders.

SELLING STOCKHOLDER LETTER AGREEMENT

     The following summary of the material provisions of the letter agreement that affects the selling stockholders is qualified in its entirety by reference to the letter agreement that we filed as an exhibit to the registration statement on Form S-1 (File No. 333-06229), which we filed with the Commission on August 7, 1996 in connection with our IPO. Please review the exhibit for further details not described in the summary in this section.

     In connection with our IPO in August, 1996, some of the holders of our common stock, including all of the selling stockholders with the exception of the FDIC, entered into a letter agreement with us. This letter agreement restricts the holders' ability to sell our common stock, other than the shares sold in the IPO, for a specific period of time. Under the terms of the letter agreement, each selling stockholder who retained shares of common stock following the IPO was not permitted to sell such shares for (1) one year after the IPO, if the stock was received in respect of general partnership interests in Hyperion Partners, or (2) six months after the IPO, if the stock was received in respect of limited partnership interests in Hyperion Partners (although a regulated New Jersey insurance company was permitted to sell shares in a private off-market transaction subject to Rule 144 limits and reasonable representations requested by the underwriters). Each holder of 5% or more of our common stock was permitted to sell up to 45% of such holder's shares of common stock in the IPO, except for certain affiliates of Lehman Brothers Inc., which were prohibited from selling any shares until August 8, 1998. Any other selling stockholder was permitted to sell up to 16% of its shares in the IPO. Each selling stockholder acknowledged that, except for shares that could have been sold under the IPO but were not sold at the election of a 5% stockholder, no 5% stockholder is permitted by our by-laws to acquire or transfer any shares of our capital stock for three years following the IPO (or upon termination of the letter agreement, if earlier) unless as of an earlier date our Board determines that such acquisition or transfer would not be reasonably likely to have a material adverse effect on our tax position.

     At March 31, 1999, 8,205,778 shares of our common stock were still subject to the restrictions of the letter agreement. The letter agreement was terminated for 7,887,436 shares on June 4, 1999 and will terminate for the remaining 318,342 shares on July 28, 1999.

     Under the letter agreement, we filed registration statements under the Securities Act with respect to 19,520,596 shares of Class A common stock held by the selling stockholders. We are obligated to take action to keep such registration statements effective, subject to occasional periods of suspension of effectiveness as necessary, until the first to occur of:

       o the date on which all shares of common stock registered under the registration statements have been sold;

       o  December 31, 1999; and

       o the date on which such registration under the Securities Act is no longer required to sell such shares without restriction.

     These registration statements, of which this prospectus forms a part, which register 8,205,778 shares still restricted under the letter agreement and the 966,037 shares that have not been registered is being filed in order to register the remaining common shares subject to our registration obligation under the letter agreement.

                              PLAN OF DISTRIBUTION

     We may sell Class A common stock, preferred stock, depositary shares, junior subordinated debt securities, Guarantees, stock purchase contracts or stock purchase units. Bank United Capital Trust may sell trust preferred securities; and the selling stockholders may sell Class A common stock. All of these securities may be offered in one or more of the following ways from time to time:

       o  to underwriters for resale to the public or to investors;

       o  directly to investors; or

       o  through agents to the public or to investors.

     The applicable prospectus supplements will contain the terms of the offering of the securities, including the name or names of any underwriters or agents, the initial public offering price of the securities and the proceeds to us, Bank United Capital Trust, or the selling stockholders, as the case may be, from the sale, any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed.

     If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

     Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase any series of securities will be subject to certain conditions and the underwriters will be obligated to purchase all the securities of the series, if any are purchased.

     Underwriters and agents may be entitled under agreements entered into with us and/or Bank United Capital Trust and/or the selling stockholders to indemnification by us and/or Bank United Capital Trust and/or the selling stockholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof. Underwriters and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

     Each series of offered securities will be a new issue of securities and will have no established trading market other than the Class A common stock, which is listed on the Nasdaq, Any Class A common stock sold under a prospectus supplement will be listed on the Nasdaq, subject to official notice of issuance. Any underwriters to whom securities are sold by us, by Bank United Capital Trust or the selling stockholders for public offering and sale may make a market in the securities, but those underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities may or may not be listed on a national securities exchange.

     We cannot assure you that we, Bank United Capital Trust or the selling stockholders will offer or sell any securities under this prospectus.

     Neither we nor Bank United Capital Trust will receive any proceeds from the sales of shares of Class A common stock by the selling stockholders. We will, however, bear certain expenses in connection with the registration of the securities being offered under this prospectus by Bank United Capital Trust and the selling stockholders, including all costs incident to the offering and sale of the securities to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes.

     The selling stockholders, and any broker-dealer who acts in connection with the sale of the offered securities may be deemed to be an "underwriter" as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the offered securities as principal may be deemed to be underwriting discounts and commissions under the Securities Act.

     We have not authorized anyone, including any salesman or broker, to give oral or written information about this offering that is different from the information included in this prospectus or that is not included in this prospectus.

                                 LEGAL MATTERS

     Wachtell, Lipton, Rosen & Katz, New York, New York will pass upon the validity of the Class A common stock, the preferred stock, the depositary shares, the trust preferred securities, the junior subordinated debt securities, the trust preferred securities guarantee, the stock purchase contracts, the stock purchase units and certain related matters and certain U.S. federal income tax matters for us, the selling stockholders and Bank United Capital Trust. Simpson Thacher & Bartlett, New York, New York will pass upon certain legal matters relating to the offered securities for the underwriters, as described in the applicable prospectus supplement.

                                    EXPERTS

     The financial statements and the related financial statement schedules incorporated in this prospectus by reference from Bank United Corp.'s Annual Report on Form 10-K for the year ended September 30, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference in this prospectus, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     With respect to the unaudited interim financial information for the periods ended December 31, 1998 and March 31, 1999 which are incorporated herein by reference, Deloitte & Touche have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in Bank United Corp.'s Quarterly Report on Form 10-Q for the quarters ended December 31, 1998 and March 31, 1999 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

                          FORWARD-LOOKING INFORMATION

     Statements and financial discussion and analysis contained in this prospectus that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties. The important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation:

INTEREST RATES AND ECONOMY

       o  changes in interest rates and economic conditions;

       o changes in the levels of loan prepayments and the resulting effects on the value of our loan and servicing portfolios and the related hedging instruments;

       o changes in local economic and business conditions adversely affecting our borrowers and their ability to repay their loans according to their terms or impacting the value of the related collateral; and

       o changes in local economic and business conditions adversely affecting our customers other than borrowers and their ability to transact profitable business with us.

COMPETITION AND PRODUCT AVAILABILITY

       o Increased competition for deposits and loans adversely affecting rates and terms;

       o changes in availability of loans originated by other financial institutions or our ability to purchase such loans on favorable terms;

       o changes in availability of single family servicing rights in the marketplace and our ability to purchase such assets on favorable terms; and

       o various strategic alternatives that we consider from time to time, including acquisitions of other depository institutions, their assets or their liabilities on terms favorable to us, and our successful integration of any such acquisitions.

CHANGE IN OUR ASSET MIX

       o Increased credit risk in our assets and increased operating risk caused by an increase in commercial and consumer loans and a decrease in single family mortgage loans as a percentage of the total loan portfolio.

LIQUIDITY AND CAPITAL

       o Changes in the availability of funds resulting in increased costs or reduced liquidity;

       o  changes in our ability to pay dividends on our common stock; and

       o increased asset levels and changes in the composition of assets and the resulting impact on the Bank's capital levels and regulatory capital ratios.

SYSTEMS

       o Our ability to acquire, operate and maintain cost effective and efficient systems; and

       o our ability to complete our project to assess and resolve any Year 2000 problems on time.

PERSONNEL

       o The loss of senior management or operating personnel and the potential inability to hire qualified personnel at reasonable compensation levels.

REGULATORY, COMPLIANCE AND LEGAL

       o Changes in applicable statutes and government regulations or their interpretations;

       o claims of our noncompliance with statutory and regulatory requirements;

       o claims with respect to representations and warranties made by us to purchasers and insurers of mortgage loans and to purchasers of mortgage servicing rights; and

       o  changes in the status of litigation to which we are a party.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of registration statements that we filed with the Commission utilizing a "shelf" registration procedure. Under this shelf procedure, we, the selling stockholders and Bank United Capital Trust may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total offering price of $830 million.

     This prospectus provides you with a general description of the securities that we, the selling stockholders or Bank United Capital Trust may offer. We will provide a prospectus supplement that will contain specific information about the terms of each offering of securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information" below.

     You should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of these documents.

     We are not offering the securities in any state where the offer is not permitted.

                      WHERE YOU CAN FIND MORE INFORMATION

     The rules and regulations of the Commission allow us to omit some of the information included in the registration statement from this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our securities.

     In addition, we file reports, proxy statements and other information with the Commission under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the Commission:

  Public Reference Room    New York Regional Office    Chicago Regional Office
 450 Fifth Street, N.W.      7 World Trade Center          Citicorp Center
        Room 1024                 Suite 1300           500 West Madison Street
 Washington, D.C. 20549    New York, New York 10048          Suite 1400
                                                          Chicago, Illinois
                                                             60661-2511

     You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the Commission. The address of that site is http://www.sec.gov.

     The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to the other information we have filed with the Commission. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede the information we've included in this prospectus. We incorporate by reference the documents listed below:

       o  Our Annual Report on Form 10-K for the year ended September 30, 1998.

       o Our Quarterly Reports on Form 10-Q for the quarters ended December 31, 1998 and March 31, 1999.

       o Our Current Reports on Form 8-K filed on March 24, 1999, April 2, 1999 and June 9, 1999, as amended by current report on Form 8-K/A filed on June 23, 1999.

       o The description of our Class A common stock contained in our Form 8-A dated July 12, 1996.

       o Our Proxy Statement for the Annual Meeting of Stockholders dated February 10, 1999.

     We also incorporate by reference any future filings we will make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the end of the offering of the securities described in this prospectus.

     You may request a free copy of these filings by writing or calling us at the following address:

                               INVESTOR RELATIONS
                               BANK UNITED CORP.
                             3200 SOUTHWEST FREEWAY
                                   SUITE 3100
                               HOUSTON, TX 77027
                                 (713) 543-6926

     This prospectus does not contain or incorporate by reference any separate financial statements of Bank United Capital Trust. We do not believe that these financial statements are material to prospective holders of the trust preferred securities because:

       o all of the voting securities of Bank United Capital Trust will be owned, directly or indirectly, by us, and we are a reporting company under the Exchange Act;

       o Bank United Capital Trust has no independent operations but exists for the sole purpose of issuing securities representing undivided beneficial ownership interests in its assets and investing these proceeds in the junior subordinated debt securities issued by us; and

       o the obligations of Bank United Capital Trust under the trust preferred securities are guaranteed by us to the extent described in this prospectus.

     Bank United Capital Trust is not currently subject to the informational reporting requirements of the Exchange Act. Bank United Capital Trust will become subject to those requirements upon the effectiveness of the registration statement of which this prospectus is a part, although we and Bank United Capital Trust intend to seek and expect to receive exemptions from those reporting requirements from the Commission.

           2,000,000 PREMIUM INCOME EQUITY SECURITIESSM ("PIESSM")
                     CONSISTING OF 2,000,000 CORPORATE PIES

                            [BANK UNITED CORP. LOGO]

                          ---------------------------
                             PROSPECTUS SUPPLEMENT
                                 August 4, 1999
                          ---------------------------

                                LEHMAN BROTHERS
      "Premium Income Equity Securities" and "PIES" are service marks owned by Lehman Brothers Inc.